SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. 1)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                       International American Homes, Inc.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.  N/A
         (1)  Title of each class of securities to which transaction applies:
              N/A
         (2)  Aggregate number of securities to which transaction applies:  N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              N/A
         (4)  Proposed maximum aggregate value of transaction:  N/A
         (5)  Total fee paid:  N/A

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)  Amount Previously Paid:
         (2)  Form, Schedule or Registration Statement No.:
         (3)  Filing Party:
         (4)  Date Filed:

Note: The Registrant is filing a Rule 13e-3 Transaction Statement concurrently with the Preliminary Proxy Statement.

                           Notice of Annual Meeting of


                                  Stockholders


                                       and


                                 Proxy Statement


                                       of


                       International American Homes, Inc.


         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         ---------------------------------------------------------------


                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                                   to be held

                               September __, 1999

         ---------------------------------------------------------------

To our Stockholders:

    Notice is hereby given that the Annual Meeting of Stockholders of International American Homes, Inc., a Delaware corporation (the "Company" or "IAH")), will be held at 10:00 A.M. on September __, 1999 at the Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida, for the purpose of considering and acting upon the following matters as set forth in the accompanying Proxy
Statement:


    1. To elect two Class I Directors to hold office for three-year terms as specified in the accompanying Proxy Statement.

    2. To act on a proposal (the "Reverse Stock-Split Proposal") to amend the Company's Restated Certificate of Incorporation to effect a 1 for 500 reverse stock split and to provide that the price to be paid in lieu of issuing fractional shares to any IAH stockholder, who, following the reverse stock split, would hold less than one share of IAH Common Stock of record in any discrete account, shall be an amount equal to the product obtained by multiplying (a) 500 times the weighted average trading price per share of all IAH Common Stock sold during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of this Notice of Annual Meeting, as reported or expected to be reported by the BLOOMBERG(R)service, by (b) a fraction, the numerator of which shall be the number of shares of IAH Common Stock owned by such stockholder of record in such stockholder's account immediately prior to the reverse stock split and the denominator of which shall be 500.


    3. If the Reverse Stock-Split Proposal is approved, to act on a proposal to amend the Company's Restated Certificate of Incorporation to reduce the total number of shares of capital stock which the Company shall have authority to issue to eleven thousand (11,000), of which ten thousand (10,000) shall be shares of Common Stock with a par value of $.01 per share and one thousand (1,000) shall be shares of Preferred Stock with a par value of $.01 per share.


    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


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

    Only stockholders of record at the close of business on August , 1999 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the meeting. Please vote your shares.


By Order of the Board of Directors,


Robert I. Antle
Executive Vice President, Secretary and Chief Financial Officer

August __, 1999


    Whether or not you intend to be present at the meeting, please mark, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid, addressed envelope. You may nevertheless vote in person if you attend the meeting.

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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
GENERAL INFORMATION............................................................1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................4

SPECIAL FACTORS................................................................5
  Background of the Proposed Reverse Stock Split Proposal......................5
  The Effects of the Reverse Stock Split and Reduction in Authorized Stock.....8
  Potential Detriments of the Reverse Stock Split Proposal to Stockholders;
    Accretion in Ownership and Control of Certain Stockholders................10
  Financial Effect of the Reverse Stock Split.................................10
  Recommendation of the Board of Directors; Fairness of the Reverse Stock
    Split.....................................................................16
  Conduct of the Company's Business after the Reverse Stock Split.............22

STOCK OWNERSHIP...............................................................24

PROPOSAL 1
  ELECTION OF TWO CLASS I DIRECTORS...........................................26

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.......................29

EXECUTIVE COMPENSATION........................................................31

PROPOSAL 2
  DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S
  RESTATED CERTIFICATE OF INCORPORATION TO
  EFFECT A REVERSE STOCK SPLIT................................................34
         Summary..............................................................34
         Structure of the Reverse Stock Split.................................36
         Purpose of the Reverse Stock Split...................................39
         Effect of the Reverse Stock Split Proposal on IAH Stockholders.......41
         Fractional Share Cash-Out Amount.....................................42
         Effect of the Reverse Stock Split Proposal on IAH....................43
         Stock Certificates...................................................44
         Certain Material Federal Income Tax Consequences.....................45

PROPOSAL 3
  DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S
  RESTATED CERTIFICATE OF INCORPORATION TO
  REDUCE THE NUMBER OF AUTHORIZED SHARES
  OF THE COMPANY..............................................................49

PERFORMANCE GRAPH.............................................................50

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................51

PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME........................51

OTHER MATTERS.................................................................53

ADDITIONAL INFORMATION........................................................53
  Financial Information.......................................................53
  Cost of Proxy Solicitation and the Reverse Stock Split......................54
  Independent Public Accountants..............................................54
  Stockholder Proposals for 2000 Annual Meeting...............................54
  Available Information.......................................................55
  The Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q..55
  Incorporation of Certain Documents by Reference.............................55

EXHIBIT A
  CERTIFICATE OF AMENDMENT OF THE
  RESTATED CERTIFICATE OF INCORPORATION
  OF INTERNATIONAL AMERICAN HOMES, INC.......................................A-1

International American Homes, Inc.
9950 Princess Palm Avenue
Suite 112
Tampa, Florida 33619
(813) 664-1100

                                 PROXY STATEMENT
--------------------------------------------------------------------------------

GENERAL INFORMATION

         We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of International American Homes, Inc. (which we refer to as "IAH," the "Company," "we," or "us"), for the 1999 Annual Meeting of Stockholders, including any adjournment or postponement (the "Annual Meeting"). The meeting will be held on September , 1999, in Tampa, Florida.

         Among the matters to be considered at the Annual Meeting are two proposals for amendment of the Company's Restated Certificate of Incorporation. One is a proposal for a 1 for 500 reverse stock split, which is intended to enable, and, if approved will enable, the Company to "go private" and thus end its obligations to file annual and periodic reports and make other filings with the Securities and Exchange Commission. The other, which is being proposed contingent upon adoption of the reverse stock split, would effect a major reduction in the number of shares that the Company is authorized to issue. If approved, and implemented, the latter proposal will effect a significant reduction in the annual Delaware franchise taxes payable by the Company.


         We are mailing this proxy statement, together with a form of proxy and the Company's Form 10-K/A Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Fiscal Year ended March 31, 1999, as amended (the "1999 10-K/A Annual Report") and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (the "10-Q Report"), starting on or about August , 1999, to stockholders entitled to vote at the meeting.


Stockholders Entitled to Vote at the Meeting


    If you are a registered stockholder at the close of business on the record date, August , 1999, you are entitled to receive this notice and to vote at the meeting. There were 870,880 shares of common stock, par value $.01, of the Company (the "Common Stock") outstanding on the record date. You will have one vote for each share of Common Stock you own on each matter properly brought before the meeting.


How to Vote Your Shares

     Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote. If you own your shares in record name, you may cast your vote in the following way:

     o Simply mark your proxy card, and then date, sign, and return it in the postage-paid envelope provided.

         Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

         You may revoke your proxy at any time before it is voted at the meeting by:

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

     o   properly executing and delivering a later-dated proxy;

     o   voting by ballot at the meeting; or

     o sending a written notice of revocation to the inspectors of election in care of the Secretary of the Company at the address listed above.

Voting at the Annual Meeting

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

     Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting, and (4) you did not revoke your proxy prior to the meeting.

The Board's Recommendations

     If you send a properly executed proxy card without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

     o FOR the election of the nominated slate of directors (see pages 26 to 33); and


     o FOR the approval of an amendment (the "Amendment") to IAH's Restated Certificate of Incorporation (the "Charter") to effect a 1 for 500 reverse stock split of IAH's Common Stock and to provide that the price to be paid in lieu of issuing fractional shares to any IAH stockholder, who, following the reverse stock split, would own less than one share of IAH Common Stock of record in any discrete account, shall be an amount equal to the product obtained by multiplying (a) 500 times the weighted average trading price per share of all IAH Common Stock sold during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of this Notice of Annual Meeting, as reported or expected to be reported by the BLOOMBERG(R)service by
         (b) a fraction, the numerator of which shall be the number of shares of IAH Common Stock owned by such stockholder in such account immediately prior to the reverse stock split and the denominator of which shall be 500 (the "Reverse Stock Split Proposal"). The Company intends to issue a press release announcing the actual amount of cash per share calculated to be paid to holders of fewer than 500 shares in any discrete account (in lieu of fractional shares) promptly after such amount is determined. In addition stockholders may inquire about the actual cash out amount by calling the Company's transfer agent, First Union National Bank, at 1-800-829-8432 after September __, 1999. (See pages 5 to 25 and 34 to 48).


     o FOR the approval of an amendment (the "Share Reduction Amendment") to IAH's Charter to reduce the total number of shares of capital stock which the Company shall have authority to issue to eleven thousand (11,000), of which ten thousand (10,000) shall be shares of Common Stock with a par value of $.01 per share and one thousand (1,000) shall be shares of Preferred Stock with a par value of $.01 per share. (See page 49).


Votes Required to Approve Each Item

     The presence at the meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, August , 1999, is necessary to have a quorum allowing us to conduct business at the meeting.


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

     The following votes are required to approve each item of business at the meeting:

     o Election of Directors: A plurality of the votes cast at the meeting (in person or by proxy) is required to approve the election of directors (Proposal 1).

     o Reverse Stock Split Proposal; Approval of the proposed amendment to the Company's Charter to effect the 1 for 500 reverse stock split and to set forth the formula for computing the price to be paid in lieu of issuing fractional shares to stockholders who, following the reverse stock split, would hold of record in any discrete account, less than one share of IAH Common Stock, requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the meeting (Proposal 2).


     o Reduction in Number of Authorized Shares: Approval of the proposed amendment to the Company's Charter to reduce the number of authorized shares of capital stock of the Company requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the meeting (Proposal 3).

     o Other Items: A majority of the votes cast at the meeting (in person or by proxy) is required to approve any other items of business that may properly come before the meeting.

     Broker "no-votes" and abstentions have no effect on the outcome of the vote for the election of directors or any other items, except that they will have the effect of a negative vote on the proposals to amend IAH's Charter
(Proposals 2 and 3). Broker "no-votes" occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.


     NOTE that the proposal to reduce the number of shares that IAH is authorized to issue is contingent upon stockholder approval of the reverse stock split. If the reverse stock split is not approved, the proposal to reduce the number of authorized shares will not be submitted to a vote at the Annual Meeting.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


         This Proxy Statement and the 1999 10-K/A Annual Report and the 10-Q Report that accompany it contain statements which constitute "forward-looking statements" including, those preceded by, followed by or that include the words "may," "believes," "expects," and "anticipates" or the negation thereof, or similar expressions. The achievement of the outcomes described in such forward-looking statements is subject to both known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the industry or locality in which the Company operates generally, and of the Company in particular, to be materially different from any outcomes expressed or implied by such forward-looking statements. Such forward-looking statements include discussions of expectations concerning future operations, margins, profitability, liquidity and capital resources and the expected effects on the Company and its stockholders if the Reverse Stock Split Proposal is adopted. For those statements, the Company claims protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), except for those statements set forth under "Proposal 2" and "Proposal 3" and other statements related to the Company's "going private" transaction since the Reform Act specifically provides that such protection is not available for forward-looking statements made in connection with a going private transaction. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that any forward-looking statements will prove to be correct. Such factors include, among others, the demographic trends and other conditions (including weather) impacting the housing market in the areas in which the Company operates, competition in such areas, the availability of financing, litigation outcomes and general economic and business conditions which may impact levels of disposable income of potential home buyers.


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

                                 SPECIAL FACTORS

Background of the Proposed Reverse Stock Split Proposal

         International American Homes, Inc. was incorporated under the laws of the State of Delaware on April 27, 1983. The Company, through its subsidiary, designs, builds, and sells single-family homes and villas and develops finished building lots, primarily in middle income communities in suburban residential areas in Greater Tampa, Florida.

         On April 16, 1990, the Company and certain of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. On August 12, 1992, the Bankruptcy Court entered an order confirming the Company's Plan of Reorganization (the "Plan").

         The Plan provided for distributions to creditors equal to 50 percent of future cash flows (as defined in the Plan), if any, for the periods ending June 30, 1993 through June 30, 1998. The Plan also requires that before the Company can pay any dividends to stockholders it must first pay to holders of certain creditors' claims $1,250,000 (the "Dividend Restriction"). The payments to such creditors required to release the Dividend Restriction have not been made. The Plan also contained other restrictive covenants regulating various aspects of the Company's operations. With the exception of the Dividend Restriction which continues, all other restrictive covenants expired on August 12, 1998.

         Of the Company's approximately 2,319 current record stockholders, approximately 2,057 hold fewer than 100 shares, representing less than 4.6% of the outstanding Common Stock and 171 hold between 100 and 499 shares representing less than 4.6% of the outstanding Common Stock. Collectively, the 2,228 record holders of Common Stock holding fewer than 500 shares of Common Stock (approximately 96% of all record holders) own an aggregate of 72,473 shares representing less than 9.1% of the outstanding Common Stock. The Company does not have direct knowledge of the number of shares of its Common Stock that are owned beneficially (but not of record) by persons who own fewer than 500 shares of its Common Stock in nominee name, but based on the number of sets of proxy materials that the Company is requested to provide annually to brokers, dealers, etc., the Company estimates that there are at least 500 such holders owning beneficially approximately 75,000 shares of its Common Stock. Accordingly, the Company estimates that there are at least 150,000 shares of its Common Stock being held by stockholders of record or beneficially in discrete accounts of fewer than 500 shares. In making the computations presented elsewhere in this Proxy Statement (including the preparation of the pro forma financial statements included herein), the Company has assumed that substantially all beneficial owners of fewer than 500 shares will convert their holdings to record ownership prior to the effective date of the reverse stock split. The Board and the Company's management are of the view that the recurring expense and burden of maintaining so many small stockholder accounts coupled with the costs associated with maintaining registration of the Company's Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") is not cost efficient for an enterprise the size of the Company.


         Twice previously the Company effected reverse stock splits in an effort to attain an acceptable per share price and encourage development of an active market for the Common Stock. At the Annual Meeting of Stockholders held on September 13, 1994, the stockholders approved a proposal to amend the Company's Restated Certificate of Incorporation (i) to effect a 1-for-10 reverse stock split of the Company's issued and outstanding Common Stock and (ii) to reduce the number of authorized shares of Common Stock from 30 million to 10 million. The amendments did not change the par value of the

Common Stock which remained at $.01 per share. The stated purpose of that reverse stock split was to decrease the number of shares outstanding and presumably increase the per share market price of the Common Stock. At the time, the Company's Common Stock was considered to be a "penny stock" and as such was more difficult to trade through stockbrokers. The Company also then intended that if the market price per share of Common Stock increased sufficiently, and if the other requirements for listing were satisfied, it would apply for listing on NASDAQ or the American Stock Exchange. The Company also recognized at that time the benefits of eliminating the cost of maintaining certain of its smaller stockholder accounts and the ability of the reverse stock split to enable stockholders owning of record fewer than ten shares to dispose of their investment without brokerage charges. The amendments became effective on May 31, 1995 with the filing of a Certificate of Amendment with the Secretary of State of Delaware.

         Subsequently, at the 1998 Annual Meeting of Stockholders, which was held on September 17, 1998, the stockholders approved a proposal to adopt an amendment to the Company's Restated Certificate of Incorporation to effect a 1-for-3 reverse stock split of the Company's issued and outstanding Common Stock. This amendment did not change the par value of the Common Stock which remained at $.01 per share or the number of authorized shares which remained at 10 million. The stated purpose of that reverse stock split was to decrease the number of shares outstanding and to increase the per share market price of the Common Stock. At the time, the Company's Common Stock was considered to be a "penny stock" and as such was more difficult to trade through stockbrokers and would not qualify for margin accounts at most brokerage firms. The amendment became effective on December 1, 1998 with the filing of a Certificate of Amendment with the Secretary of State of Delaware.

         In addition, promptly following the 1998 Annual Meeting of Stockholders, on September 17, 1998 the Company's Board of Directors authorized the repurchase by the Company of up to 15% of the Company's outstanding Common Stock, at such prices and at such times as the Company's officers concluded that it were to be in the best interests of the Company and its stockholders to do so. The repurchases were to be made in market transactions as well as in block and other negotiated transactions at prices that might be at, above or below then current market prices for the Company's Common Stock.

         Since the institution of the stock repurchase program, the Company has purchased an aggregate of 36,769 shares of Common Stock from four different stockholders, each of whom then held in excess of five hundred shares. The total cost to the Company for such shares was $189,391, or approximately $5.15 per share. The Company was not able to purchase shares from any stockholder holding fewer than 500 shares of Common Stock.


         At present, the Company has approximately 2,057 stockholders of record with fewer than 100 shares of Common Stock (not including beneficial owners whose shares may be registered in "street" names), 1,278 of whom have not made the exchange of stock certificates provided for in connection with the 1995 reverse stock split, and an additional 318 of whom have not made the exchange of stock certificates provided for in connection with the 1998 reverse stock split. Furthermore, of the 171 stockholders owning of record between 100-499 shares of Common Stock, 86 have not made the exchange of stock certificates provided for in the 1995 reverse stock split and another 39 have not made the exchange of stock certificates provided for in the 1998 reverse stock split. In sum, of the Company's 2,228 stockholders with fewer than 500 shares of record, the Company may have lost effective contact with all but 507 of them.


         The Company is concerned about its apparent loss of effective contact with many of its stockholders. The Company is also sensitive to the fact that some stockholders' may believe (wrongly) that their Common Stock in the Company is of so little value that brokerage commissions and administrative inconvenience deter them from selling or exchanging shares. Prior to 1999 the Board sought to maintain the public status of the Company in part to help encourage the development of an active public market for such shares and make them more liquid. However, that market has not proved to be as active or liquid as the Board had hoped. Moreover, there has been a change in the Company's focus. With its withdrawal from the Metropolitan Washington, D.C. real estate market (completed earlier this year), the Company has become just one of many home builders serving Greater Tampa and surrounding Florida communities. Consequently, the Board has come to believe that the Company, as such, derives little benefit from the continued registration of its Common Stock under the 1934 Act. Accordingly, the Board has decided to present the Reverse Stock Split Proposal to its stockholders for their consideration and approval as a means of providing liquidity for the holdings of those stockholders who own fewer than 500 shares of record in any discrete account and, incident thereto and as the primary purposes thereof, to deregister the Company's Common Stock under the 1934 Act and reduce the recurring expenses resulting from the Company's public status.


         In making this determination, the Board of Directors considered other means of achieving this result, but rejected these alternatives because the Board of Directors believed that the Reverse Stock Split Proposal would be simpler and less costly. These alternatives were:

         (a) A tender offer at a similar price per share, but the Board believed it would not result in shares being tendered by a sufficient number of record stockholders so as to accomplish the going private objective and reducing recurring costs. In addition to the apparent loss of effective contact with many of the record holders, it was thought unlikely that many holders of small numbers of shares would make the effort to tender their shares;

         (b) A purchase of shares in the open market. There has been modest trading activity in the Company's shares and the Company's existing stock repurchase program has not been met with high stockholder response; therefore, it would be highly unlikely that shares could be acquired by the Company from a sufficient number of holders to accomplish the Board's objectives; and


         (c) A statutory merger into a new company, but this procedure would not only involve the same issues as the Reverse Stock Split Proposal, but also the possibility of multiple costly appraisal proceedings which the Board felt would be disruptive and unpredictable as to outcomes. Moreover, these added costs would only reduce further the amount of Company assets available to be paid to the stockholders.

         The Reverse Stock Split Proposal is being made at this time because the sooner the proposal can be implemented, the sooner the Company will cease to incur the expenses and burdens and the sooner stockholders who are to receive cash in lieu of fractional shares of Common Stock will receive and be able to reinvest or otherwise make use of such cash payments. Moreover, because [^] the Reverse Stock Split Proposal will be considered and voted upon at the Company's Annual Meeting of Stockholders, the expense to be incurred by the Company in connection with the proposal is expected to be less than it would be if the proposal were to be made at a different time.

         As management continued to consider the Company's options, it became apparent that the Reverse Stock Split Proposal was the best choice for the stockholders and the Company. The Board deemed a tender offer to all holders to be imprudent due to potential expenditures associated with it and the lack of assurance that an adequate number of stockholders with fewer than 500 shares would tender their shares in a tender offer, thus thwarting the Company's intended purpose of reducing costs and terminating the registration of the Company's Common Stock under the 1934 Act. Significantly, by setting the reverse stock split ratio at 500-to-1, the Company estimates that following the proposed reverse stock split

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

fewer than 100 stockholders of record will remain, comfortably below the maximum of 300 stockholders of record necessary to terminate registration under the 1934 Act.


         On June 24, 1999, the Board having heard proposals from members of management determined to proceed with the transaction and to submit the Reverse Stock Split Proposal to the stockholders for approval.

The Effects of the Reverse Stock Split and Reduction in Authorized Stock


         (1) Reduction in the Number of Stockholders and the Number of Outstanding Shares. The Company believes that the reverse stock split will reduce the number of record stockholders from approximately 2,319 to fewer than
100. As noted earlier, in addition to the approximately 72,473 shares held by stockholders of record with fewer than 500 shares in their account, the Company assumes that beneficial owners of approximately 75,000 shares will transfer such shares into record accounts containing fewer than 500 shares prior to the Effective Date. Accordingly, the number of outstanding shares of present Common Stock will change from 870,880 to approximately 720,880 (or approximately 1,442 post-reverse stock split shares). The Company also believes that completion of the reverse stock split will cause the public market for shares of Common Stock to be eliminated.


         (2) Transfer of Book Value. Because (i) the Company expects that the price to be paid to holders of record of fewer than 500 shares of present Common Stock will approximate $5.40 per share of present Common Stock, subject to upward or downward adjustment depending upon fluctuation in the weighted average price per share, (ii) the number of shares of present Common Stock expected to be cashed out as a result of adoption of the Reverse Stock Split Proposal is estimated to approximate 150,000, (iii) the costs to the Company (including expenses) of effecting the reverse stock split and making payments in lieu of fractional shares is expected to approximate $1,050,000, (iv) at March 31, 1999, aggregate stockholders' equity in the Company approximated $8,546,000, or $9.97 per share, and (v) at June 30, 1999, aggregate stockholders' equity in the Company approximated $8,918,000, or $10.26 per share, it is expected that


         o aggregate stockholders' equity in the Company will be reduced from approximately $8,918,000 (at June 30, 1999) to approximately $7,868,000;


         o The book value per share of present Common Stock that is not being cashed out in the reverse stock split (720,880 shares) will increase from $10.26 per share of present Common Stock to approximately $10.91 per share ($5,456 per post reverse stock split share);


         o Net annual income per share of present Common Stock (including non-recurring income) will increase from $2.47 to $2.98
                  ($2.45 to $2.95 on a fully diluted basis) in each case assuming that the Company's future annual net income (including non-recurring income) will be the same as in fiscal 1999; and


         o Net annual income per share of present Common Stock (excluding non-recurring income) will increase from $1.02 to $1.24
                  ($1.01 to $1.22 on a fully diluted basis) in each case assuming that the Company's future annual net income (excluding non-recurring income) will be the same as in fiscal 1999.


         The Company currently estimates that the price per share to be paid to holders of record of fewer than 500 shares of present Common Stock will be approximately $5.40. The actual price may be higher or lower based on the weighted average trading price of the Common Stock during the twelve business days following the date of this Proxy Statement. The Company intends to issue a press release announcing the actual amount of cash per share calculated to be paid to holders of fewer than 500 shares in any discrete account (in lieu of fractional shares) promptly after such amount is determined. In addition stockholders may inquire about the actual cash out amount by calling the Company's transfer agent, First Union National Bank, at 1-800-829-8432 after September __, 1999. Nevertheless, for the purpose of all calculations contained in this Proxy Statement, the Company has assumed a $5.40 per share cash-out price.


         (3) Termination of Exchange Act Registration. The Common Stock is currently registered under the 1934 Act. Such registration may be terminated by the Company if the Common Stock is no longer held by 300 or more stockholders of record. Termination of registration of the Common Stock under the 1934 Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b) of the 1934 Act, proxy statement disclosure in connection with stockholders meetings and the related requirement of an annual report to stockholders, no longer applicable to the Company. Accordingly, for a total expenditure by the Company of approximately $1,050,000 (including amounts payable to cashed-out stockholders) the Company estimates it will eliminate costs and expenses associated with continuance of the 1934 Act registration, which the Company estimates approximate $110,000 on an annual basis. The Company intends to apply for such termination as soon as practicable following completion of the Reverse Stock Split.

         One related benefit from the termination of registration of the Common Stock under the 1934 Act will be the retention of certain proprietary information of the Company. While historically the Company conducted activities in a number of metropolitan markets, it currently operates only in the greater Tampa market. Accordingly, the disclosure mandated in the Company's 1934 Act filings can be readily analyzed by the Company's competitors, rendering IAH at a competitive disadvantage since it does not have access to similar information of its rivals who operate in more than one market.

         With respect to the executive officers and directors of the Company, in the event the registration of the Common Stock is terminated under the 1934 Act:
(a) executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the 1934 Act, including without limitation the reporting and short-swing profit provisions of
Section 16, and (b) executive officers and directors of the Company may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended under the Securities Act of 1933.

         (4) Effect on Market for Shares. The Company's Common Stock is currently traded in the over-the-counter market, and last sales prices are reported on the OTC Bulletin Board(R) ("OTCBB") which is a regulated quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. There are presently four (4) known market makers in the Company's Common Stock. It is unlikely that the market makers in the Common Stock will continue to act in that capacity after the reverse stock split and termination of the registration of the Company's Common Stock. Upon termination of the registration of the Common Stock under the 1934 Act, the reduction in public information concerning the Company and the termination of the Company's status as a reporting company may adversely affect the liquidity and market value of the Common Stock. In addition, the increase in the per share price of the Common Stock and the decrease in the number of shares of Common Stock outstanding as a result of the reverse stock split may also adversely affect the liquidity and market value of the Common Stock.

         (5) Reduction in Number of Authorized Shares. The amendment to the Company's Restated Certificate of Incorporation will reduce the number of authorized shares of Common Stock from 10,000,000 shares to 10,000 shares and the number of authorized shares of Preferred Stock from 4,000,000 to 1,000 shares. With the exception of the number of authorized shares, the terms of the preferred stock and Common Stock before and after the reverse stock split will remain the same. The reduction in the number of authorized shares is expected to result in a substantial reduction in the annual franchise taxes payable by the Company.

         The par value of the Common Stock and Preferred Stock will remain $.01 per share following consummation of the reverse stock split.

         If the Reverse Stock Split Proposal is effected, the Compensation Committee of the Board of Directors will take such action as it deems necessary to make equitable adjustments to any outstanding employee stock options.

Potential Detriments of the Reverse Stock Split Proposal to Stockholders; Accretion in Ownership and Control of Certain Stockholders

         Stockholders owning fewer than 500 shares of record in any discrete account immediately prior to the Effective Date of the reverse stock split will, after the reverse stock split takes place, no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders. Transfers by the remaining stockholders of their shares to third parties are not anticipated.

         Potential detriments to Company stockholders who remain as stockholders if the reverse stock split is effected include decreased access to information and decreased liquidity. If the Reverse Stock Split Proposal is effected, the Company intends to terminate the registration of its Common Stock under the 1934 Act. As a result of such termination, the Company will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. The liquidity and market value of the shares of Common Stock held by unaffiliated stockholders may be adversely affected by the reverse stock split and by termination of the registration of the Common Stock under the 1934 Act.

         As a result of the reverse stock split, all stockholders who are not cashed out stockholders will benefit from the resulting increase in the book value of their shares. It is expected that (a) the percentage of ownership of Common Stock of the Company held by officers and directors of the Company as a group (including, those shares held by Mrs. Ina J. Davis) will increase from 47.39% to 57.25%, and (b) the collective book value of the shares of Common Stock held by officers and directors as a group will increase from $4,231,000 to $4,510,000.


         The Board of Directors did not retain either an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the Reverse Stock Split Proposal to the Company or its stockholders or an unaffiliated representative to represent the unaffiliated stockholders of the Company in negotiating the terms of the Reverse Stock Split Proposal.

Financial Effect of the Reverse Stock Split

         The reverse stock split and the use of approximately $1,050,000 cash to complete the reverse stock split, which includes professional fees and other expenses related to the transaction and payments to be made in lieu of issuing fractional shares, are not expected to have any material adverse effect on the Company's capitalization, liquidity, results of operations or cash flow. Because the actual number of fractional shares which will be purchased by the Company and the price to be paid in lieu of fractional shares to stockholders who, following the reverse stock split, would hold of record in any discrete account less than one share of Common Stock, are unknown at this time, the total cash to be paid to holders by the Company is unknown, but is estimated to be $810,000.


         The Company expects to be able to finance the Reverse Stock Split Proposal through draws upon its existing revolving line of credit with NationsBank of Florida, N.A. The Company is generally entitled to finance its home construction costs up to 75% of the value of each particular home unit but has recently been borrowing significantly less and instead funding out of its working capital. Accordingly, the Company has a reserve in its construction line of credit which can be drawn down prior to the reverse stock split, increasing the amount of cash from which it will fund the reverse stock split. The Company expects to utilize this revolving line of credit to fund the entire $1,050,000 anticipated to be necessary to complete the reverse stock split. As of August [9], 1999 the amount available under the line of credit was $[2,962,000]. Amounts borrowed under the line of credit have an interest rate of prime plus 1/4%, and are secured by the Company's work-in-progress. No specific plans or arrangements have been made concerning the repayment of amounts to be drawn upon.


         The following pro forma financial information presents the effect on the Company's historical financial position of the reverse stock split, including expenses of the transactions described herein and the cash payments to Cashed Out Stockholders estimated to aggregate $1,050,000. The unaudited pro forma balance sheets reflect the transaction as if it occurred on the balance sheet dates. The unaudited pro forma statements of operations reflect the transaction as if it had occurred at the beginning of the periods presented.

         The unaudited pro forma balance sheets are not necessarily indicative of what the Company's financial position would have been if the reverse stock split had been effected on the dates indicated, or will be in the future. The information shown on the unaudited pro forma statements of operations is not necessarily indicative of the results of future operations.

         The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of the Company which are incorporated by reference into this Proxy Statement. See "Incorporation of Certain Documents by Reference."

               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)
                                 MARCH 31, 1999



                                                                                   Pro forma
                                                                   Historical     Adjustments     Pro forma
                                                                   ----------     -----------     ---------


Receivables                                                          $  1,626                      $  1,626
Collateral for bonds payable                                            3,199                         3,199
Real estate inventory                                                  18,247                        18,247
Total assets                                                           24,768                        24,768
Mortgage notes and loans payable                                        8,571       1,050  (1)        9,621
Bonds payable                                                           3,068                         3,068
Total liabilities                                                      16,222       1,050  (1)       17,272
Stockholders' equity                                                    8,546      (1,050) (2)        7,496


Book Value Per Share                                                     9.97                         10.60

(1) To record the increase in mortgage notes and loans payable and total liabilities for the additional indebtedness incurred for the cash payments to cashed out stockholders and expenses of the reverse stock split. As of August [9], 1999, the Company had unused borrowing capacity of $[2,962,000], substantially more than the amount needed for such purposes. See "-Financial Effect of the Reverse Stock Split."


(2) To record the reduction in stockholders' equity for the total costs (including payments to cashed out stockholders) of effecting the proposed reverse stock split.

               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)
                                 MARCH 31, 1999

                                                                                      Pro forma
                                                                      Historical     Adjustments       Pro forma
                                                                      ----------     -----------       ---------
Revenues:                                                               $49,992                          $49,992
   Home sales                                                               335                              335
                                                                      ----------                       ---------
   Interest and other income                                             50,347                           50,347
                                                                      ----------                       ---------
Costs and expenses:
   Cost of home sales                                                    42,236                           42,236
   Selling, general and administrative                                    6,144          (110) (1)         6,034
   Interest                                                                 373            87  (2)           460
   Depreciation                                                              88                               88
   Reversal of creditor liability                                       (1,322)                          (1,322)
                                                                      ----------     -----------       ---------
                                                                         47,519           (23) (3)        47,496
                                                                      ----------     -----------       ---------
Income before income taxes                                                2,828           (23) (4)         2,851
Provision for income taxes                                                  583             7  (5)           590
                                                                      ----------     -----------       ---------
Net income                                                               $2,245            16  (6)         2,261
                                                                      ----------     -----------       ---------

Per Common Share: (7)
   Basic net income                                                       $2.47                            $2.98
                                                                      ----------                       ---------
   Weighted average number of shares used in basic net income per
      share data, as adjusted for the Reverse Stock Splits              908,550                          758,550
                                                                      ----------                       ---------
   Diluted net income                                                     $2.45                            $2.95
                                                                      ----------                       ---------
   Weighted average number of common and common equivalent
      shares                                                            917,350                          767,350
                                                                      ----------                       ---------

Ratio of Earnings to Fixed Charges                                       3.25:1                           3.12:1

(1) To record annual savings in general and administrative expenses - See "Proposal 2 - Purpose of the Reverse Stock Split."
(2)   To record annual interest on the additional borrowings.
(3)   Total reduction in expenses.
(4)   Increase in income before income taxes.
(5)   Additional income taxes.
(6)   Increase in net income.
(7) For ease of comparison, the per common share data set forth below in the Pro forma column is presented as if the number of shares that are not being cashed out continued to remain unchanged. Giving effect to the 1 for 500 reverse stock split of such shares (a) basic net income would be $1,490, (b) the weighted average number of shares used in basic net income per share data would be 1,517.10, (c) diluted net income would be $1,473, and (d) the weighted average number of common and common equivalent shares would be 1,534.70.

               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)
                                  JUNE 30, 1999

                                                                                      Pro forma
                                                                        Historical   Adjustments      Pro forma
                                                                        ----------   -----------      ---------
Receivables                                                            $     1,306                 $      1,306
Collateral for bonds payable                                                 2,926                        2,926
Real estate inventory                                                       17,640                       17,640
Total assets                                                                23,994                       23,994
Mortgage notes and loans payable                                             8,318      1,050  (1)        9,368
Bonds payable                                                                2,808                        2,808
Total liabilities                                                           15,076      1,050  (1)       16,126
Stockholders' equity                                                         8,918     (1,050) (2)        7,868

Book Value Per Share                                                         10.26                        10.94

(1) To record the increase in mortgage notes and loans payable and total liabilities for the additional indebtedness incurred for the cash payments to cashed out stockholders and expenses of the proposed reverse stock split. As of August [9], 1999, the Company had unused borrowing capacity of $[2,962,000], substantially more than the amount needed for such purposes. See "-Financial Effect of the Reverse Stock Split."

(2) To record the reduction in stockholders equity for the total costs (including payments to cashed out stockholders) of effecting the proposed reverse stock split.

               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)
                                  JUNE 30, 1999

                                                                                       Pro forma
                                                                         Historical   Adjustments      Pro forma
                                                                         ----------   -----------      ---------
Revenues:                                                                   $14,109                      $14,109
   Home sales                                                                    79                           79
                                                                         ----------                    ---------
   Interest and other income                                                 14,109                       14,109
                                                                         ----------                    ---------

Costs and expenses:
   Cost of home sales                                                        11,792                       11,792
   Selling, general and administrative                                        1,679       (28) (1)         1,651
   Interest                                                                      70         22 (2)            92
   Depreciation                                                                  30                           30
   Restructuring Provision                                                       50                           50
                                                                         ----------   -----------      ---------
                                                                             13,621        (6) (3)        13,615
                                                                         ----------   -----------      ---------
Income before income taxes                                                      488        (6) (4)           494
Provision for income taxes                                                      172        (2) (5)           174
                                                                         ----------   -----------      ---------
Net income                                                                     $316         4  (6)           320
                                                                         ----------   -----------      ---------
Per Common Share: (7)
   Basic net income                                                            $.37                         $.45
                                                                         ----------                    ---------
   Weighted average number of shares used in basic net income per
      share data, as adjusted for the Reverse Stock Splits                  858,355                      708,355
                                                                         ----------                    ---------
   Diluted net income                                                          $.36                         $.44
                                                                         ----------                    ---------
   Weighted average number of common and common equivalent shares           875,708                      725,708
                                                                         ----------                    ---------
Ratio of Earnings to Fixed Charges                                           2.07:1                       2.03:1

(1)   To record quarterly savings in general and administrative expenses.
      See "Proposal 2 - Purpose of the Reverse Stock Split"
(2)   To record quarterly interest on the additional borrowings.
(3)   Total reduction in expenses.
(4)   Increase in income before income taxes.
(5)   Additional income taxes.
(6)   Increase in net income
(7) For ease of comparison, the per common share data set forth below in the Pro forma column is presented as if the number of shares that are not being cashed out continued to remain unchanged. Giving effect to the 1 for 500 reverse stock split of such shares (a) basic net income would be $226,
      (b) the weighted average number of shares used in basic net income per share data would be 1,416.71, (c) diluted net income would be $220, and
      (d) the weighted average number of common and common equivalent shares would be 1,451.42.

Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal

        The Board believes that the Reverse Stock Split Proposal, taken as a whole, is fair to, and in the best interests of the Company and its stockholders, including those who will receive cash in lieu of fractional shares, those who will receive shares of new Common Stock and those who will receive both cash and shares. The Board also believes that the process by which the transaction is to be approved is fair. The Board recommends that the stockholders vote for approval and adoption of the Reverse Stock Split Proposal and the reduction in the number of shares that the Company is authorized to issue as described above. Each member of the Board and each officer of the Company who owns shares of Common Stock has advised the Company that he intends to vote his shares in favor of the Reverse Stock Split Proposal and the reduction in the number of shares that the Company is authorized to issue.


        The Board has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split Proposal (even after approval thereof) if it determines subsequently that the Reverse Stock Split Proposal is not then in the best interests of the Company and its stockholders. If the Reverse Stock Split Proposal is not approved, or, if approved, is not implemented, the proposed reduction in the number of shares that the Company is authorized to issue will not be implemented.

        The Company did not obtain an independent fairness opinion in connection with the proposed Reverse Stock Split Proposal. The Board unanimously approved the Reverse Stock Split Proposal.

        The Board considered a number of factors in determining whether it was in the best interests of the Company and its stockholders to undertake a transaction to reduce the number of stockholders to fewer than 300 persons in order to terminate the registration of its Common Stock under the 1934 Act. The Board of Directors reviewed and discussed with management of the Company materials which had been prepared by management and distributed to the Board relating to cost savings to be achieved by terminating the registration of the Common Stock. The Board of Directors determined that cost savings of approximately $110,000 per year could be achieved if the Company terminated the registration. The Board of Directors also considered the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the Common Stock under the 1934 Act. The Board of Directors considered the effect that terminating the registration of the Common Stock might have on the market for the Common Stock and the ability of stockholders to buy and sell shares. The Board also considered the competitive disadvantage the Company currently faces since the mandated disclosure under the 1934 Act filings can be easily analyzed by competitors as being derived from operations in a single housing market. The Board of Directors determined that the cost savings, reduced burden on management and increased confidentiality of proprietary information to be achieved by terminating registration of the Common Stock under the 1934 Act outweighed any potential detriment from termination of registration.


        The Board of Directors considered several alternative transactions to accomplish the reduction in the number of stockholders to fewer than 300 persons but, ultimately determined the Reverse Stock Split Proposal was the preferred method. See "--Background of the Proposed Reverse Stock Split Proposal."

        The Board considered numerous factors, discussed below, in reaching its conclusion as to fairness of the Reverse Stock Split Proposal to those stockholders whose shares of Common Stock would be purchased for cash because they did not own at least 500 shares of Common Stock. The Board did not assign any specific weights to the factors listed below but, in reaching its conclusion as to the fairness of the Reverse Stock Split Proposal to holders of record of fewer than 500 shares of Common Stock, more emphasis was placed on "Current and historical prices of the Company's Common Stock" and the

"Purchase Price paid in Previous Purchases" than on any other factors. Moreover, in their considerations individual directors may have given differing weights to different factors.

        (1) Current and historical market prices of the Company's Common Stock. The Company's Common Stock is not listed on any stock exchange or quoted in the National Association of Securities Dealers Automated Quotation (NASDAQ) system; rather, it is traded on the over-the-counter market and actual transactions are reported on the OTCBB. The Company knows of only four (4) market makers with respect to its Common Stock. The Common Stock is thinly traded: according to the records of the BLOOMBERG service, on average only approximately 7,950 shares have been traded monthly from January 1, 1999 through July 31, 1999. The cumulative weighted average reported price of such shares traded was $5.40 according to the BLOOMBERG service.


        The Board also reviewed high and low bid prices for the Common Stock (as adjusted for prior reverse stock splits) from April 1, 1997 to July 31, 1999, which ranged from $2.63 to $8.00 per share. See "Price Range of Common Stock; Dividends; Trading Volume." The price as quoted by the BLOOMBERG service in the Company's Common Stock on August , 1999, was $___ bid and $___ asked.

        The Board noted, however, the historical illiquidity of the shares, which it believes results from the traditionally extreme spread between the bid and asked price, which it attributes to control by a limited number of market makers on the bid side.

        (2) Net Book Value. As of March 31, 1999, the net book value per share of outstanding Common Stock was approximately $9.97, and as of June 30, 1999, the net book value per share of outstanding Common Stock was approximately $10.26. Although the weighted average trading price per share of Common Stock during the seven months ended July 31, 1999 ($5.40) is subject to further change during the period ending twelve business days after the date of this Proxy Statement, the final cash out price is unknown and may be higher or lower than $5.40 per share; the Board has assumed that the projected cash out price per share will range between 54% and 53% of book value per share of Common Stock outstanding as of June 30, 1999 (or 63% and 61% of book value as adjusted in the manner provided below). The Board considered whether the difference between the net book value per share and the projected cash out price of $5.40 per share ought to be considered as a factor inconsistent with its determination that the cash out price should be based solely on the weighted average price of the Company's Common Stock. For a number of reasons, it concluded that it should not. First, the Board believes that stated book value must be adjusted downward to reflect appropriately the fact that the Plan requires that before the Company can pay any dividends to stockholders it must first pay $1,250,000 to holders of certain creditors' claims that are not recorded as liabilities on the Company's balance sheet. Assuming such adjustment were recorded as a liability, the net book value per share as of March 31, 1999 and June 30, 1999 would have been $8.51 and $8.82, respectively. The Company believes that such adjustment is appropriate because absent the reverse stock split or a sale of a stockholder's shares to a third party, there is no way that a stockholder can realize any return on his or her shares until the $1,250,000 has been paid. Second, the Company's assets consist primarily of construction-in-progress, finished building lots, undeveloped land and deposits on lot purchase commitments. The Company has financed substantially all of its acquisitions of real estate assets with loan commitments. All of the Company's financing arrangements are secured by the related real estate inventory. Homebuilding is a cyclical industry with economic conditions (in addition to weather) having a substantial impact on operating performance. Accordingly, external factors which could cause the Company to default on its loan commitments could result in the forfeiture of certain underlying real estate assets, and other factors which interfere with the Company's ability to satisfy its commitments to purchase finished building lots may result in the

Company's forfeiture of substantial deposits related to the purchase thereof. Moreover, the Board was acutely conscious of the Company's experience in the recent shutdown of its operations in the Metropolitan Washington, D.C. area which resulted in a 75% decline in the net book value of its Porten Sullivan subsidiary which conducted the Company's operations in that area. Third, it is the Board's view that net book value is not necessarily a true measure of value but rather is an accounting concept based upon the historical prices paid for assets of the Company, and that the Company may be more or less valuable as a going concern. Although book value was a factor that was considered by the Board among others in determining a cash-out price, the Board determined that it was not directly relevant.


       (3) Going Concern Value. While the Board fully anticipates the Company to continue as a going concern, the experience of the Company during the previous ten (10) years has educated the Company's management as to the fragility of the Company's business. In particular, the bankruptcy of the Company in 1990 and the need in fiscal 1998 to abandon operations in the Metropolitan Washington, D.C. housing market (with a consequent loss of 75% of the net book value of the Company's subsidiary that conducted such operations) have taught management and the Board not to be overly confident concerning the future viability of the Company, notwithstanding its relative current health and other positive financial indicia. The cyclical nature of the homebuilding industry and other factors which may interfere with the Company's financing commitments could quickly cause the Company's financial health to shift precariously and, as a consequence, makes it difficult in the Board's view to assess the going concern value of the Company. To test the Board's view that it is difficult to assess the going concern value of the Company, the Board engaged in an analysis of publicly available data concerning 8 selected companies in the home building industry. The companies whose data were analyzed were selected as follows: Annually, Builder Magazine, the magazine of the National Association of Home Builders, provides a survey of the 100 largest home building companies in the United States. Information provided is: units delivered, gross revenue, regional operations, types of construction activities and whether public or private. This became a primary source to identify the eight smallest public residential home building companies. Additionally, investment websites such as PC Quote On-Line and Stockpoint provide listings by SIC classification of public companies in construction with market data and relevant balance sheet and income information along with a description of the nature of their building activities. By searching through the above sources and limiting the universe to those companies that had principally residential home building activities a data base of 8 companies ("Selected Companies") was developed.


                 The categories compared included the following: revenues, multiple of book value, market capitalization, stockholders' equity, share price as a percentage of equity, return on average equity, return on average assets, net margin and units delivered. From such analyses emerged the following comparisons, which, in the opinion of the Board, demonstrate that none of the Selected Companies analyzed in the Company's industry is truly comparable to the Company.


                 o IAH reported revenues of $50,347,000 for the fiscal year ended March 31, 1999. Average revenue for the Selected Companies was $257,000,000, with a range of $109,000,000 to $406,000,000.


                 o Total stockholders' equity of IAH at June 30, 1999 was $8,918,000. Book value per share based on actual shares outstanding at June 30, 1999 was $10.26. At the average share price of $5.40, IAH Common Stock traded at .53 times book. The Selected Companies traded at an average multiple of .79 times book.

                 o Market capitalization of IAH based on an average price of $5.40 for shares outstanding at July 31, 1999 was $4,703,000. The Selected companies had an average market capitalization of $57,000,000.


                 o IAH had a return on average equity for the fiscal year ended March 31, 1999 of 12.3% after eliminating non-recurring income. The Selected Companies had an average return on equity of 16.7%.


                 o IAH had a return on average assets of 3.5% for the fiscal year ended March 31, 1999 after eliminating non-recurring income. The Selected Companies had an average return on assets of 5.6%.


                 o IAH had a net margin of 3.0% for the fiscal year ended March 31, 1999 after eliminating non recurring income. The Selected Companies had an average net margin of 5.0%.


                 o IAH delivered 354 homes in the fiscal year ended March 31, 1999. Average homes delivered for the Selected Companies were 1,375 with range of 589 to 1,874.


         There are a number of other reasons the Board reached this conclusion. First, most of the Selected Companies are substantially larger, have greater net worth and have better operating performance than the Company. Second, most of the Selected Companies are geographically diverse, which shields them from local economic fluctuation, as distinguished from the Company, whose activity is only in the greater Tampa area. Relatedly, the Tampa housing market has historically been a low margin market as compared to other geographic areas. Third, while IAH trades over-the-counter, most of the Selected Companies are listed on the New York Stock Exchange or on NASDAQ, each of which promotes an orderly and liquid trading market with much higher volume than the Company's shares normally experience. And fourth, the Company's lenders have historically required and currently require the president of the Company personally to guarantee certain indebtedness of the Company. See "Certain Relationships and Related Transactions." Based upon the difficulty in assessing the going concern value of the Company, the Board concluded that it would be inappropriate to consider such value in evaluating the fairness of the transaction.


        (4) Earnings. The Board reviewed the earnings of the Company for the previous three fiscal years, although ultimately it did not place much weight on this factor due to the existence of non-recurring charges and credits which make it difficult to predict future results with any degree of certainty. For the three years ended March 31, 1999 the Company reported net income (loss) of $2,245,000, ($704,000) and $650,000, respectively. During the fiscal year ended March 31, 1999 income of $1,322,000 resulting from the reversal of a creditor liability was realized. During the fiscal year ended March 31, 1998 a charge of $1,840,000 associated with the termination of operations in Metropolitan Washington D.C. was recorded. Both the income and the charge are considered to be non-recurring. Adjusted net income eliminating the above two non-recurring items for the three fiscal years ended March 31, 1999 would be $923,000, $510,000 and $650,000, respectively. The average adjusted net income for the three fiscal years ended March 31, 1999, excluding non-recurring items, was $694,000 or $0.81 per share based on the number of shares outstanding on March 31, 1999. Because of the wide swings in the Company's earnings in recent years, the Board concluded that it would be inappropriate to attach much weight thereto in determining the fairness of the transaction.

         (5) Liquidation Value. The Company has no current plan to effect any liquidation of the Company. See "--Conduct of the Company's Business after the Reverse Stock Split." As described above under the caption "Book Value," the Company's primary assets are construction in progress, finished building lots and undeveloped land. The Board believes that the Company would not be able to realize the full value of these assets upon liquidation because (a) the Company would incur wind-down expenses, (b) operating costs and construction and administrative overheads would be disproportionate to the revenue stream, (c) deposits on land purchase agreements would be forfeited, (d) inventory of finished building lots would have to be disposed of, (e) a percentage of contracts for the purchase of new homes would probably be canceled by customers, while others would be subject to additional price incentives as an inducement to close, (f) continuing obligations to provide warranty service would extend the Company's obligations well into the future and (g) cancellation of lease agreements would obligate the Company to additional costs. The Board believed that a liquidation would not result in any increased value over book value, and likely a lower amount for the reasons noted above. The Board estimated that if there were to be an orderly liquidation of the Company carried out over a reasonable period of time, stockholders could expect to receive between $6.00 and $7.00 per share upon completion of such liquidation. The Board considered whether the difference between its estimate of the liquidation value per share should outweigh the projected average trading price per share in fixing the cash out price. The Board determined that it should not for the following reasons:
(1) It felt that the stockholders of the Company would not support its liquidation by the necessary vote required by Delaware law; (2) liquidation results are uncertain, as evidenced by the results of its Washington, D.C. area liquidation (where 75% of the book value of the relevant subsidiary was lost);
(3) cashed-out stockholders would realize cash for their investment now versus at some future undetermined date; and (4) cashed-out stockholders would not be subject to the risks of their investment.


        (6) Purchase Prices Paid in Previous Purchases. Between April 1, 1997 and July 31, 1999 the Company purchased an aggregate of 40,102 shares (adjusted for previous reverse stock splits) of Common Stock of the Company at prices (similarly adjusted) ranging from $4.56 to $5.25 per share, and affiliates of the Company purchased an aggregate of 39,317 shares (adjusted for previous reverse stock splits) of Common Stock of the Company at prices (similarly adjusted) ranging from $1.50 to $5.44 per share. The average purchase price (adjusted for previous stock splits) paid by the Company and the Affiliates, respectively, during such each quarter during such period was as follows:


                                              No. of Shares (adjusted)                Average Purchase Price Paid
                                                                                               (adjusted)
            Quarter Ended                  By Company         By Affiliates         By Company          By Affiliates
            -------------                  ----------         -------------         ----------          -------------
1997
June 30                                            0                   0                   $0                   $0
September 30                                       0                   0                    0                    0
December 31                                        0              13,998                    0                 3.95
1998
March 31                                           0               5,323                    0                 3.76
June 30                                        3,333               4,999                 4.56                 4.65
September 30                                       0                   0                    0                    0
December 31                                        0                   0                    0                    0


1999
March 31                                      33,601                   0                 5.17                    0
June 30                                        3,168          13,331 (1)                 5.00                 3.89
Month of July 1999 only                            0           1,666 (1)                    0                 5.44


 (1) Represents purchase of shares upon exercise of stock options.


        Furthermore, in the nine months since the institution of the stock repurchase program, the Company has been able to purchase only 36,769 shares of Common Stock in negotiated transactions with four different stockholders, each holding more than 500 shares of Common Stock. The total cost to the company for these shares of stock was $189,391, equal to $5.15 per share.

        (7) Absence of Offers for Alternative Transactions. The Company has not sought, and has not received, any proposals from any unaffiliated persons during the preceding eighteen months for the merger or consolidation of the Company with such person, or for the sale or other transfer of all or any substantial portion of the Company's assets, or for securities of the Company that would enable the holder thereof to exercise control of the Company.

        (8) Opportunity to Liquidate Shares of Common Stock. In addition to that discussed above, the Board considered the opportunity presented by the Reverse Stock Split Proposal for stockholders owning fewer than 500 shares of record to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of the Company's Common Stock.

        The Board decided that a market-based valuation was more appropriate in setting the price because net book value, liquidation value, and going concern value were of limited relevance to such a valuation. After consideration of all this information, the Board of Directors determined that a fair price to be paid in lieu of issuing fractional shares to any IAH stockholder, who, following the reverse stock split, would hold less than one share of IAH Common Stock of record in any discrete account, shall be an amount equal to the product obtained by multiplying (i) 500 times the weighted average trading price per share of all IAH Common Stock traded during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of this Notice of Annual Meeting and Proxy Statement, as reported by the BLOOMBERG service, by (ii) a fraction, the numerator of which shall be the number of shares of present IAH Common Stock owned by such stockholder of record in such stockholder's account immediately prior to the reverse stock split and the denominator of which shall be 500 (the "Fractional Share Cash-Out Amount").

        The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. No independent committee of the Board of Directors has reviewed the fairness of the Reverse Stock Split Proposal. No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Reverse Stock Split Proposal or preparing a report covering the fairness of the Reverse Stock Split Proposal was retained by the Company or by a majority of directors who are not employees of the Company. The Company did not obtain any report, opinion or appraisal from an outside party relating to the consideration or the fairness of the consideration to be paid to stockholders holding fewer than 500 shares of Common Stock of record in any one account or the fairness of the Reverse Stock Split Proposal to the Company and its remaining unaffiliated stockholders. The Board determined that the cost of obtaining a fairness opinion would be prohibitively high given the small number of shares involved in the transaction. The Reverse Stock Split Proposal is expected to result in the cash-out of approximately 150,000 shares of Common Stock at the Fractional Share Cash-Out Amount (currently estimated to be approximately $5.40 per share), for a total purchase price approximating $810,000. The Board of Directors believes that the transaction is substantively fair to all unaffiliated stockholders notwithstanding the absence of such a committee, representative or appraisal for the following reasons: the cash-out price will be determined by using the weighted average per share trading price of the Company's Common Stock over a period of at least eight months and the cash-out price is subject to change from the first day of September to the twelfth business day following the date of this proxy statement. During that period present stockholders (including those whose shares are expected to be cashed out) and investors generally will have an opportunity both to evaluate all of the information contained herein and to compare the potential value of an investment in the Company with that of other available investments; while unaffiliated stockholders who are not being cashed-out will benefit from projected increases in the net book value of, and net earnings attributable to, their shares, such projected increases will be offset by the reduction in available information and a significant loss of liquidity; and while cashed-out stockholders will be entitled to receive the consideration for their shares immediately, shareholders who are not being cashed-out will bear the burden of the increased borrowings used to fund payments to cashed-out stockholders and the expenses of the going private transaction and will have no assurance as to when, if ever, and for how much, they will be able to liquidate their investments in the Company. The Board believes that the transaction is procedurally fair because the reverse stock split is being effected in accordance with all requirements under Delaware law and hence will require the affirmative vote of the holders of a majority of the Company's outstanding Common Stock; the Company's officers and directors as a group do not own of record or beneficially a sufficient number of shares to assure approval of the Reverse Stock Split Proposal; between the date hereof and the effective date of the reverse stock split all stockholders of the Company will have an opportunity to adjust the number of shares of Common Stock owned by them so that holders who would otherwise be cashed- out stockholders can become continuing holders, and continuing holders can so divide or otherwise adjust their existing holdings as to become cashed-out stockholders as to some or all of their shares; and after consideration of all the facts, all of the directors, including those who are not employees of the Company have determined that the Reverse Stock Proposal is fair to unaffiliated stockholders. In connection with their latter point, it is to be noted that none of the directors of the Company would, based upon his present holdings, be a cashed-out stockholder, and none of the directors is expected to adjust his holdings so as to become a cashed-out stockholder but the Company believes that, in making their decision to base the cash-out price on the weighted average trading price, its directors were conscious of the importance of the issues (including those that adversely affect continuing stockholders as well as those that affect cashed-out stockholders) and acted in accordance with their fiduciary duties to the Company and its stockholders.


Conduct of the Company's Business after the Reverse Stock Split

        Since the Company expects to borrow the approximately $1,050,000 that is expected will be needed to complete the reverse stock split, the net stockholder equity will decline by the same amount, and the annual interest cost on that amount (estimated to be $57,000) will have a negative impact on the net income of the Company. Otherwise, the Company expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the reverse stock split is not anticipated to have any effect upon the conduct of its business. If the reverse stock split is consummated, all persons owning fewer than 500 shares of record at the Effective Date of the reverse stock split will no longer have any equity interest in, and will not be stockholders of, the Company and therefore will not participate in its future potential or earnings and growth. Instead, each such owner of Common Stock will have the right to receive, upon surrender of his stock certificate, the Fractional Share Cash-Out Amount per share in cash, without interest.


        If the Reverse Stock Split Proposal is effected, the Company believes that, based on the Company's stockholder records, fewer than 100 stockholders of record will remain. In addition, individuals who are members of the Board of Directors and of management of the Company now owning approximately 47.39% of the Common Stock will own approximately 57.25% of the Common Stock after the Reverse Stock Split. See "Stock Ownership--Security Ownership of Certain Beneficial Owners and Management."


         The Company plans, as a result of the reverse stock split, to become a privately held company. The registration of the Common Stock under the 1934 Act will be terminated. In addition, because the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock will be relieved of certain obligations under the 1934 Act. See "--The Effects of the Reverse Stock Split--Termination of Exchange Act Registration." The Company estimates that termination of the registration of the Common Stock under the 1934 Act will save the Company approximately $110,000 per year in legal, accounting and other expenses.


        The Share Reduction Amendment, if approved and implemented, will decrease the number of authorized shares of Common Stock from 10,000,000 to 10,000 shares. With the exception of the number of authorized shares, the terms of the Common Stock before and after the reverse stock split will remain the same. Furthermore, the amendment to the Company's Restated Certificate of Incorporation will reduce authorized shares of preferred stock from 4,000,000 to 1,000. As stated throughout this Proxy Statement, the Company believes that there are significant advantages in effecting the Reverse Stock Split Proposal and "going private" and the Company plans to avail itself of any opportunities it may hereafter have as a private Company, including, but not limited to, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into some type of joint venture or other arrangement. Although management does not presently have an interest in any such transaction nor is management currently in negotiations with respect to any such transaction, there is always a possibility that the Company may enter into such an arrangement in the future and the remaining stockholders of the Company may receive payment for their shares in any such transaction lower than, equal to or in excess of the Fractional Share Cash-Out Amount which will be paid to stockholders in lieu of fractional shares in the reverse stock split.

        Other than as described in this Proxy Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction; such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure of business.

                                 STOCK OWNERSHIP
--------------------------------------------------------------------------------

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership, as defined in the regulations of the Commission, of the Common Stock as of July 31, 1999 held by (i) each director of the Company, (ii) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock and (iii) all directors and executive officers as a group. Except as noted, the individuals named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them:



                                                                                                             Approximate
                Name Beneficially                                  Percent of           Number of           Percentage of
                      Owned                   Number of              Shares           Shares to be          Shares to be
            ----------------------------    Shares Owned           Owned Prior            Owned                 Owned
                                              Prior to                 to               Following             Following
                                            Reverse Split         Reverse Split       Reverse Split         Reverse Split
                                        ---------------------- -------------------- ------------------- ----------------------
         Robert J. Suarez                           290,478                  33.35%              580.956                 40.29%
         Robert I. Antle                              8,181                    *                  16.362                  1.13%
         Peter A. Davis (2)(5)                      105,342                  12.09%              210.684                 14.60%
         William D. Aiken (1)                         2,221                    *                   4.442                  *
         Dionel Cotanda (2)                           7,803                    *                  15.606                  1.08%
         James G. Farr (1)                            2,221                    *                   4.442                  *
         Jeffrey D. Prol (2)                          2,554                    *                   5.108                  *
         Ronald I. Heller (4)                        67,190                   7.72%              134.380                  9.32%
         Ina J. Davis (5)                           105,342                  12.09%              210.684                 14.60%
         David S. Nagelberg (6)                      59,872                   6.87%              119.744                  8.31%
         All current directors and                  418,800                  47.75%              837.600                 57.61%
         executive officers as a
         group (7 persons) (3)


---------------------------
*       Less than one percent (1%).


(1) Includes 2,221 shares (4.442 shares after the Reverse Stock Split) of Common Stock which each director, to whom this note applies, has the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by each of those directors, but not for the purpose of computing the percentage of class beneficially owned by any other person; and such shares cannot be voted prior to exercise of such options.

(2) Includes 555 shares (1.11 shares after the Reverse Stock Split) of Common Stock which each director, to whom this note applies, has the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by each of those directors, but not for the purpose of computing the percentage of class beneficially owned by any other person.

(3) Includes 6,107 (12.214 shares after the Reverse Stock Split) shares of Common Stock which current officers and directors have the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by the directors and executive officers as a group, but not for the purpose of computing the percentage of class beneficially owned by any other group; and such shares cannot be voted prior to exercise of such options.


(4) Mr. Ronald I. Heller filed a schedule 13D on December 9, 1996 disclosing ownership of 65,894 shares. Mr. Heller is not affiliated with the company or its subsidiaries in any capacity. At March 31, 1998, Mr. Heller reported ownership of 67,190 shares.

(5) Totals for Peter A. Davis and Ina J. Davis, his wife, include, in the case of Mr. Davis, 46,483 shares owned by his wife, Ina J. Davis, and, in the case of Mrs. Davis, 58,859 shares owned by her husband. Each disclaims beneficial, ownership of shares owned by the other.


(6)     Although the Company is unaware of any filing on Schedule 13D or
        Schedule 13G made by Mr. David Nagelberg, pursuant to a list of non-objecting beneficial owners obtained by the Company, it became aware of Mr. David Nagelberg's ownership of 54,965 shares in an individual retirement account. In addition, the Company similarly became aware of 2,100 shares held in custody for Jeremy Nagelberg, 641 shares held in custody for Justin Nagelberg and 2,166 shares held in custody for Jenna Nagelberg, each of whom the Company believes is a child of Mr. David Nagelberg. In the absence of a declaration to the contrary, the Company assumes that Mr. David Nagelberg does not disclaim beneficial ownership of such shares.

--------------------------------------------------------------------------------
                                   PROPOSAL 1

                        ELECTION OF TWO CLASS I DIRECTORS
                             (Item 1 on Proxy Card)
--------------------------------------------------------------------------------

        Pursuant to the Charter, the number of Directors shall not be less than 7 nor more than 15 as may be determined from time to time by affirmative vote of the majority of the Board of Directors. On June 18, 1998 the Board of Directors voted unanimously to reduce the number of Directors from nine to seven. Directors are divided into three classes, designated class I, class II and class
III. At the Annual Meeting of Stockholders held on September 17, 1998, class I directors were originally elected for a one-year term, class II directors were originally elected for a two-year term and class III directors for a three-year term. At each subsequent annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a term of three years.

        Proxies solicited by the Board will be voted for the election of the nominees, unless you withhold your vote on your proxy card. The Board has no reason to believe that these nominees will be unable to serve. However, if any one of them should become unavailable, the board may reduce the size of the board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR each of the following two nominees for election as a director:

Class I--Nominees for Terms Expiring in 2002:

        IAH's Board of Directors has proposed the following nominees for election as Class I directors at the annual meeting. Each of the nominees has consented to serve a three-year term.

        William D. Aiken, 42, has served as a director since 1992. Mr. Aiken was appointed to the Board of Directors by the IAH Creditors Committee. Mr. Aiken is also a Director of Suarez Housing Corporation, a subsidiary of the Company. Mr. Aiken is a Certified Public Accountant who has been engaged in private practice in Lake Worth, Florida since 1992. Prior to 1992, and for a period of more than five years, Mr. Aiken was the Chief Financial Officer of Pope Associates, Tru-Line Industries, and ADP Lumber, which were primarily engaged in the businesses of retail building materials and roof and floor truss manufacturing in Southeastern Florida.


        Jeffrey D. Prol, 36, has served as a director since 1994. Mr. Prol is an attorney and for a period of more than five years has been associated with, and since January 1, 1997 has been a member of, the law firm of Ravin, Sarasohn, Cook, Baumgarten, Fisch & Rosen, P.C. ("Ravin, Sarasohn") of Roseland, New Jersey. Ravin, Sarasohn served as counsel to the Company in connection with the Chapter 11 bankruptcy filings. Mr. Prol was one of the principal attorneys involved in that matter.


Directors Whose Terms of Office Continue

        The individuals listed below are presently serving as directors and will be continuing their terms of office.

Class II--Terms Expire in 2000:

        Dionel Cotanda, 61, has served as a director since 1992. Mr. Cotanda was appointed to the Board of Directors by the Official Creditors Committee in the Reorganization Cases of International American Homes, Inc., Inland Pacific Communities, Inc., Porten Sullivan Corporation of Florida, Suarez Housing Corporation, Beacon Hill Farm Associates II and Lakeview Professional Park (the "IAH Creditors Committee"). Mr. Cotanda is also a Director of Suarez Housing Corporation. Mr. Cotanda has been President, Chief Executive Officer and Director of Robbins Engineering, Inc. since its organization in 1990. In addition, Mr. Cotanda has for a period of more than five years been Vice President and since 1993 been a Director of Robbins Manufacturing Company. Robbins Engineering, Inc. is a supplier of engineering services, metal plate connectors and software to the metal plate connected wood truss industry. Robbins Manufacturing Company is a supplier of metal plate connected wood trusses, lumber and related building material products. Robbins Engineering, Inc. and Robbins Manufacturing Company are both located in Tampa, Florida.

        James G. Farr, 50, has served as a director since 1996. Mr. Farr is an attorney and has for a period of more than five years been the President and Chief Executive Officer of Paramount Title Corporation, a company of which he is the sole stockholder. Paramount Title Corporation conducts a transactional real estate practice and title insurance business in Tampa, Florida.

Class III--Term Expires in 2001:

        Robert J. Suarez, 50, has served as a director since 1992. Mr. Suarez was appointed Chairman and President of the Company in September 1992. He co-founded Suarez Housing Corporation in 1974. Mr. Suarez has for more than five years served as Chairman and President of Suarez Housing Corporation.

        Robert I. Antle, 44, has served as a director since 1996. Mr. Antle has been employed by Suarez Housing Corporation as Vice President, Chief Financial Officer and Secretary for a period of more than five years. He currently serves as Executive Vice President, Treasurer, Secretary and Chief Financial Officer of the Company.

        Peter A. Davis, 62, has served as a director since 1994. Mr. Davis became a Vice President of the Company and Suarez Housing Corporation in September 1998. Prior thereto he had been a consultant to the Company since November 1992. Mr. Davis is a Certified Public Accountant.

The Board of Directors

        The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company's business through discussions with the Chairman and other members of management and staff, by reviewing materials provided to them, and by participating in board and committee meetings. The Board met three times during the fiscal year ended March 31, 1999. All of the Directors attended at least 75% of those meetings.

Committees of the Board

        IAH's Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.

        Audit Committee: This committee meets with management to review the adequacy of the Company's internal controls, accounting policies, financial reporting, and the scope and results of the audit engagement. In addition, the Audit Committee:

        o meets with appropriate Company financial personnel and independent auditors in connection with these reviews; and

        o recommends the appointment of the Company's independent auditors to the board.

        Members of the Audit Committee are Mr. Aiken, Mr. Davis and Mr. Antle. Two Audit Committee meetings were held during the fiscal year ended March 31, 1999.

        Compensation Committee: This committee makes recommendations to the Board of Directors regarding the amount of and form of compensation awarded to the executive officers of the Company and to the employees of the Company whose annual salaries exceed $75,000 per year. The committee also administers the Company's Non-Qualified Stock Option Plan. Members of the Compensation Committee are Mr. Cotanda, Mr. Davis, Mr. Aiken and Mr. Prol. One meeting of the Compensation Committee was held during the fiscal year ended March 31, 1999.

        Nominating Committee: This committee establishes procedures for the selection, retention, and performance evaluation of directors; reviews board governance procedures; and reviews the Company's ethics and compliance program. The committee also reviews the composition of IAH's Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors. The Committee also will consider nominations by stockholders submitted in writing to the Chairman of the Board of Directors. Members of the Nominating Committee are Mr. Antle, Mr. Cotanda and Mr. Farr. The Nominating Committee recommended this year's director nominations at its June 1999 meeting.

        Executive Committee: This committee has the authority to review and approve all land acquisitions by the Company's subsidiaries and all guarantees by the Company of loans to the Company's subsidiaries. Members of the Executive Committee are Mr. Suarez, Mr. Antle, Mr. Cotanda, Mr. Davis and Mr. Farr. The Executive Committee did not meet separately from the Board of Directors during the fiscal year ending March 31, 1999.

Compensation of Directors

        Directors who are employees of the Company receive no additional remuneration for their services as directors. Non-employee directors--those directors not entitled to receive any salary from the Company or its subsidiaries--receive for each Board or committee meeting attended a fee of $3,000 and reasonable travel and other out-of-pocket expenses incurred.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (the "Reporting Persons"), to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock other than Mr. Robert J. Suarez.

        Based solely upon review of the copies of the forms furnished to the Company, or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended March 31, 1999 all filings required to be made by Reporting Persons were made on a timely basis.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

General

        The Compensation Committee administers the Company's executive compensation program and makes specific recommendations to the Board of Directors regarding the amount and form of compensation awarded to the executive officers of the Company and to other employees of the Company whose annual salaries exceed $75,000 per year. The Compensation Committee also administers the Company's Non-Qualified Stock Option Plan. The Compensation Committee is composed of three non-employee directors and one employee-director. See "Proposal 1--The Board of Directors" and "--Committees of the Board."

        The Company's executive compensation program is intended to enable the Company to attract, retain and motivate highly qualified executives for the Company and to create an incentive to increase stockholder value. This policy is implemented through the payment of salaries and bonuses and the granting of stock options.

Compensation of the Chief Executive Officer

        In accordance with the terms of the Plan, on August 12, 1992 Suarez Housing Corporation entered into an employment agreement with Robert J. Suarez pursuant to which he serves as Chairman and President of Suarez Housing Corporation. See "Executive Compensation--Employment Agreement." This employment agreement, which was approved by the Bankruptcy Court, governed the terms of Mr. Suarez' employment including his compensation and covered the period from August 12, 1992 through August 12, 1995. On June 22, 1995, the Compensation Committee recommended and the Board of Directors approved a three-year renewal of Mr. Suarez' employment agreement with an annual salary of $290,000 subject to annual CPI adjustments. On June 18, 1998, the Compensation Committee recommended and the Board of Directors approved a three year renewal of Mr. Suarez employment agreement with an annual salary of $325,000 subject to annual CPI adjustments. Factors that were considered in making this recommendation included the performance of the Company and its principal subsidiary, his agreement to guaranty certain bank loans for Suarez Housing Corporation, and the compensation received by Chief Executive Officers of comparable companies. The market value of the Company's stock was not a factor considered in determining the Chief Executive Officer's compensation. All of Mr. Suarez' compensation is received from Suarez Housing Corporation. He does not receive any compensation directly from the Company. During the fiscal year ended March 31, 1997 a stock option was granted to Robert J. Suarez in the amount of 33,333 shares. The exercise price of $3.9375 was the fair market value on the date the option was granted.

Compensation of Other Executive Officers

        The Compensation Committee made recommendations regarding the compensation of the Company's other executive officers. In those instances Mr. Suarez, the Chairman and President, who was recognized to be most familiar with the individual employees, made recommendations to the Committee as to the amount of the proposed remuneration. Factors considered with respect to each component of compensation were subjective, such as perceptions of the Company's and the individual's performance and any changes or planned changes in functional responsibility. Also considered were the prevailing levels of compensation within the markets where the Company operates. The market value of the Company's stock was not a factor considered in setting executive officer compensation.

Members of the Compensation Committee:

Dionel Cotanda
Peter A. Davis
William D. Aiken
Jeffrey D. Prol

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

Summary Compensation Table

        The following table sets forth a summary of annual and long-term compensation paid by the Company during the fiscal years ended March 31, 1999, 1998, and 1997 to the Chief Executive Officer of the Company and to the other executive officers of the Company whose total compensation for the fiscal year ended March 31, 1999 was in excess of $100,000.

                         Summary Compensation Table (1)

                                                                                        Annual Compensation
                                                                      -----------------------------------------------------------
             Name and                                                     Salary                              Bonus
        Principal Position                 Year                             ($)                                ($)
------------------------------------------------------------------------------------------------------------------------------------
Robert J. Suarez, (2)                      1999                                 $318,004                          $200,000
Chairman and President                     1998                                  303,456                           100,000
                                           1997                                  295,888                            50,000

Robert I. Antle, (2)                       1999                                 $186,308                          $120,000
Executive Vice President,                  1998                                  167,526                            66,000
Treasurer, Chief Financial                 1997                                  162,276                            33,000
Officer and Secretary


Peter A. Davis, (3)                        1999                                  $78,501                           $30,000
Vice President                             1998                                   60,000                                 0
                                           1997                                   39,000                                 0


--------------------------------------------------------------

(1) The columns designated for the reporting of other annual compensation, restricted stock awards, long-term incentive plan payouts, and long-term compensation awards have been omitted because no compensation of a type required to be reported under such columns was paid to the named executive officers during the period covered by the table. The Company does not grant stock appreciation rights of any kind.

(2) Upon the confirmation of the Plan of Reorganization on August 12, 1992, Suarez Housing Corporation entered into an employment agreement with Robert J. Suarez. See "Employment Agreement" below. Subsequently, in September 1992, Mr. Suarez and Mr. Antle were appointed to their positions as Chairman and President, and as Vice President and Secretary, of the Company, respectively. Mr. Antle was subsequently elevated to the position of Executive Vice President, Treasurer and Chief Financial Officer. Accordingly, the compensation appearing on the table above represents all compensation received by the named executive officers from Suarez Housing Corporation during the fiscal years ended March 31, 1999, 1998, and 1997. The named executive officers do not receive compensation directly from the Company.

(3) Peter A. Davis was appointed to his position in September, 1998. Prior thereto he served as a consultant to Suarez Housing Corporation and the Company. Accordingly, the compensation appearing in the table includes all payments made to Mr. Davis from Suarez Housing Corporation and the Company during the three fiscal years ended March 31, 1999, 1998 and 1997. Mr. Davis does not currently receive compensation directly from the Company.

Stock Options

        During the fiscal year ended March 31, 1999 a stock option was granted to Peter A. Davis for 10,000 shares at an exercise price of $5.00 per share, which was the fair market value on the date the option was granted.

        The following table sets forth certain information with respect to the named executive officers concerning the exercise of stock options during the fiscal year ended March 31, 1999 and the value of unexercised stock options held as of March 31, 1999.

                    Aggregated Option Exercises in  Fiscal Year 1999 and Year-End Option Values


                                                          Number of Securities              Value of Securities Underlying
                    Shares            Value              Underlying Unexercised                Unexercised In-the-Money
                  Acquired on       Realized           Options at Fiscal Year end         Options at Fiscal Year End ($)(1)
                 Exercise (#)          ($)        ------------------------------------- ---------------------------------------
     Name                                            Exercisable       Unexercisable        Exercisable       Unexercisable
------------------------------------------------- ------------------ ------------------ -------------------- ------------------
Robert J.     ----              ----                          9,999             23,334              $39,396            $91,936
Suarez

Robert I.     ----              ----                          1,666             15,000               $7,497            $67,500
Antle

Peter A.      ----              ----                          1,666             11,666               $4,998             $7,497
Davis

(1)     The fair market value of the Common Stock at the Company's fiscal year end, March 31, 1999, was $4.75 per share based upon the last trade price as reported by the BLOOMBERG service.

Employment Agreement

        In accordance with the terms of the Plan, the Company entered into an employment agreement with Robert J. Suarez. The employment agreement was approved by the Bankruptcy Court as part of the Plan and became effective as of the date of confirmation of the Plan, August 12, 1992. Mr. Suarez is currently employed by the Company as Chairman and President. He is also employed by Suarez Housing Corporation as Chairman and President. The employment agreement originally was to expire on August 12, 1995 and was extended by the Board in June 1995 and June 1998 for three additional years, subject to certain modifications, so that it now expires on August 12, 2001. The employment agreement provided for base compensation during the initial three-year term of $250,000 per annum to be adjusted annually in accordance with changes in the Consumer Price Index ("CPI"). Mr. Suarez' base compensation was increased to $290,000 on August 12, 1995 and to $325,000 on August 12, 1998 and will be adjusted thereafter annually in accordance with changes in the CPI. The employment agreement can be terminated at any time for cause, without any further payment. If the employment agreement is terminated without cause, Mr. Suarez shall be entitled to additional compensation equal to six months' pay. The employment agreement, as extended, provides that in the event Mr. Suarez' employment agreement is not renewed on substantially the same terms and conditions, the Company will pay Mr. Suarez six months' base compensation in return for his consulting services during such period.

Mr. Suarez agreed, for a number of months (such number of months to coincide with the number of months of termination or non-renewal benefit) after any termination of his employment, not to engage in any business enterprise involving the sale and/or construction of residential housing in direct competition with the Company. Mr. Suarez also agreed, for one year after any termination of his employment, not to induce any employee of the Company to render any services, absent the Company's prior written approval, to or for any person or entity in direct competition with the Company's then existing construction activities.

Compensation Committee Interlocks and Insider Participation

        Mr. Dionel Cotanda, a member of the Compensation Committee of the Board of Directors, is President, Chief Executive Officer, and Director of Robbins Engineering, Inc. and Vice President and Director of Robbins Manufacturing Company. During the year ended March 31, 1999, Robbins Engineering, Inc. and Robbins Manufacturing Company sold engineering services, metal plate connected wood trusses, lumber, and related building material products in the amount of approximately $4,625,000 to Suarez Housing Corporation.

        Mr. Peter A. Davis, a member of the Compensation Committee of the Board of Directors, had served as a consultant to the Company since November 1992. The Company entered into a one-year consulting agreement with Mr. Davis commencing November 1, 1992. This agreement was subsequently renewed under similar terms and conditions for five additional one-year terms which expired on November 1, 1998. The agreement provided for Mr. Davis to assist the Company in a broad range of areas. Mr. Davis received compensation at the rate of $1,000 per day with a minimum compensation of $42,000 per year. During the fiscal year ended March 31, 1999, Mr. Davis became a Vice President of the Company.

--------------------------------------------------------------------------------
                                   PROPOSAL 2

                   DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S
                    RESTATED CERTIFICATE OF INCORPORATION TO
               EFFECT A REVERSE STOCK SPLIT OF IAH'S COMMON STOCK
                 AND TO SET FORTH THE FORMULA FOR COMPUTING THE
              PRICE TO BE PAID IN LIEU OF ISSUING FRACTIONAL SHARES
                   TO STOCKHOLDERS WHO, FOLLOWING THE REVERSE
                    STOCK SPLIT, WOULD HOLD OF RECORD IN ANY
            DISCRETE ACCOUNT, LESS THAN ONE SHARE OF IAH COMMON STOCK
                             (Item 2 on Proxy Card)
--------------------------------------------------------------------------------

Summary

        The Board of Directors has authorized, and recommends for your approval, a proposal (the "Reverse Stock Split Proposal") to amend the Company's Restated Certificate of Incorporation to effect a 1 for 500 reverse stock split and to provide that the price to be paid in lieu of issuing fractional shares to any IAH stockholder, who, following the reverse stock split, would hold less than one share of IAH Common Stock of record in any discrete account, shall be an amount equal to the product obtained by multiplying (a) 500 times the weighted average trading price per share of all sales of IAH Common Stock made during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of the attached Notice of Annual Meeting and this Proxy Statement as reported or expected to be reported by the BLOOMBERG service, by
(b) a fraction, the numerator of which shall be the number of shares of IAH Common Stock owned by such stockholder of record in such stockholder's account immediately prior to the reverse stock split and the denominator of which shall be 500. The Company intends to issue a press release announcing the actual amount of cash per share calculated to be paid to holders of fewer than 500 shares in any discrete account (in lieu of fractional shares) promptly after such amount is determined. In addition stockholders may inquire about the actual cash out amount by calling the Company's transfer agent, First Union National Bank, at 1-800-829-8432 after September __, 1999. Stockholders of record ("record stockholders") whose shares of Common Stock are converted into less than 1 share in the reverse stock split will receive cash payments equal to the fair value (computed as hereinabove provided) of those fractional interests, while registered stockholders whose shares of Common Stock are converted into greater than 1 share will receive stock reflecting any fractional interest to which they are entitled. We also sometimes refer to our record stockholders whose shares of IAH Common Stock are registered in their names as "registered stockholders."


        If approved, the reverse stock split will take place on the date of filing with the Secretary of State of Delaware of a Certificate of Amendment, unless the Company specifies otherwise (the "Effective Date"). In order to complete the Reverse Stock Split Proposal, a majority of the stockholders entitled to vote at the annual meeting must approve amendments to the Company's Restated Certificate of Incorporation, as heretofore amended (the "Charter"). We attach the proposed amendments to the Company's Charter to this proxy statement as Appendix A.

        The highlights of the Reverse Stock Split Proposal are as follows.

Effect on Stockholders:

        If approved at the annual meeting, the Reverse Stock Split Proposal will affect IAH stockholders as follows after completion:



       Stockholder as of Effective Date                     Net Effect After Reverse Stock Split
       --------------------------------                     ------------------------------------
Registered stockholders holding 500 or more           Shares of Common Stock will be converted on a
shares of IAH Common Stock in a record account        1 for 500 basis, including fractional shares.

Registered stockholders holding fewer than 500        Shares of Common Stock will be cashed out at a
shares of IAH Common Stock in a record account        price based on the weighted average trading price
                                                      of the Common Stock during the period beginning on
                                                      January 1, 1999 and ending on the twelfth business
                                                      day following the date of this Proxy Statement (see
                                                      "Fractional Share Cash-Out Amount" below). You will
                                                      not have to pay any commissions or other fees on
                                                      this cash-out. Holders of these shares will not
                                                      have any continuing equity interest in IAH.

Stockholders holding IAH Common Stock in              The company does not intend the reverse stock
street name through a nominee (such as a bank or      split to affect stockholders holding IAH Common
broker)                                               Stock in street name through a nominee (such as
                                                      a bank or broker). However, nominees may have
                                                      different procedures and IAH stockholders holding
                                                      IAH stock in street name should contract their
                                                      nominees to determine whether they will be affected
                                                      by the reverse stock split.

Reasons for the Transaction:

        The Board recommends that the stockholders approve the Reverse Stock Split Proposal for the following reasons, among other things (as described in detail under "--Purpose of the Reverse Stock Split" below):


                   Problem                                                     Solution
The Company has approximately 2,319 holders of             The reverse stock split will reduce the number of
record of its Common Stock of whom                         registered stockholders with small accounts and,
approximately 2,228 own fewer than 500 shares.             by reducing the number of stockholders of record
In the aggregate, the shares held by these record          to fewer than 300, permit the Company to de-
holders comprise less than 9.1% of the                     register its Common Stock under the 1934 Act
outstanding Common Stock.  Furthermore, the                and result in significant annual cost savings for
Company is faced annually with administrative              IAH.
burden and cost of filing reports and otherwise
complying with the requirements of registration
under the 1934 Act, which amounts to direct annual
costs to the Company of $110,000.

Structure of the Reverse Stock Split


        The transaction is a reverse stock split of IAH common stock. If the Reverse Stock Split Proposal is approved and occurs, the reverse stock split will occur on the date of filing with the Secretary of State of Delaware of a Certificate of Amendment, unless the Company specifies otherwise (the "Effective Date"). Assuming stockholder approval of the proposal is obtained, the Company plans to file the Certificate of Amendment at a time to be determined by the officers of the Company, but in any event not later than October 31, 1999. The Board, however, has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split Proposal (even after approval thereof), if it subsequently determines that the Reverse Stock Split Proposal is not then in the best interests of the Company and its stockholders. All registered stockholders on the Effective Date will receive 1 share of IAH common stock for every 500 shares of IAH stock held of record in their accounts at that time. Any registered stockholder who holds fewer than 500 shares of IAH stock in a record account (also referred to as a "Cashed-Out Stockholder"), will receive a cash payment instead of a fractional shares. This cash payment will be based on the average weighted historical trading value of the cashed-out share. (See "Fractional Share Cash-Out Amount" below for a description of how the historical trading value will be determined upon completion of the reverse stock split.)

         In general, the Reverse Stock Split Proposal can be illustrated by the following examples:


            Hypothetical Scenario                                              Result
            ---------------------                                              ------
Ms. Smith is a registered stockholder who holds            Instead of receiving a fractional share (4/5 of a
400 shares of IAH stock in her record account on           share) of IAH stock after the reverse split,
the Effective Date. At that time, assume the               Ms. Smith's 400 shares will be converted into the
Fractional Share Cash-Out Amount is $5.40 (see             right to receive cash. Using the hypothetical
"Fractional Share Cash-Out Amount" below).                 Fractional Share Cash-Out Amount of
                                                           $5.40 per share, Ms. Smith will receive $2,160
                                                           ($5.40 x 400 shares).

                                                           Note: If Ms. Smith wants to continue her
                                                           investment in IAH, she can buy at least 100 more
                                                           shares of IAH stock and hold it in her record
                                                           account, as applicable. Ms. Smith would have to
                                                           act far enough in advance of the Effective Date so
                                                           that the purchase is complete by the close of
                                                           business on that date.

Mrs. Jones has 2 record accounts. As of the                Mrs. Jones will receive cash payments equal to
Effective Date, she holds 250 shares of IAH stock          the trading value of her shares of IAH stock in
in one account and 350 shares of IAH stock in              each record account instead of receiving fractional
the other.  All of the shares are registered in her        shares (1/2 share and 7/10 share). Assuming a
name only.                                                 hypothetical trading value of IAH stock of $5.40 per
                                                           share, Mrs. Jones would receive two checks
                                                           totaling $3,240 (250 x $5.40 = $1,350; 350 x $5.40 =
                                                           $1,890; $1,350 + $1,890 = $3,240).

                                                           Note: If Mrs. Jones wants to continue her
                                                           investment in IAH, she can consolidate/transfer her
                                                           two record accounts prior to the Effective Date. In
                                                           that case, her holdings will not be cashed out in
                                                           connection with the reverse stock split because she
                                                           will hold at least 500 shares in one record
                                                           account. She would have to act far enough in
                                                           advance so that the consolidation is complete by
                                                           the close of business on the Effective Date. Mr.
                                                           Taylor holds 775 shares of IAH stock in his After
                                                           the Reverse Stock Split, Mr. Taylor will record
                                                           account as of the Effective Date. hold 1.55 shares
                                                           of IAH stock in his record account (775 / 500 =
                                                           1.55).

Mr. Taylor holds 775 shares of IAH stock in his            After the Reverse Stock Split, Mr. Taylor will
record account as of the Effective Date.                   hold 1.55 shares of IAH in his record account
                                                           (775 / 500 = 1.55).


            Hypothetical Scenario                                              Result
            ---------------------                                              ------
Mr. Updike holds shares of IAH stock in a                  IAH does not intend that the Reverse Stock Split
brokerage account as of the Effective Date.                will affect stockholders holding IAH stock in
                                                           street name through a nominee (such as a bank or
                                                           broker). However, nominees may have different
                                                           procedures and IAH stockholders holding IAH stock
                                                           in street name should contact their nominees to
                                                           determine whether they will be affected by the
                                                           Reverse Stock Split Proposal. Note: If Mr. Updike
                                                           holds fewer than 500 shares and desires to have his
                                                           shares cashed out in the reverse stock split, he
                                                           should contact his broker to transfer them to his
                                                           record name prior to the Effective Date. He would
                                                           have to act far enough in advance so that the
                                                           transfer is complete by the close of business on
                                                           the Effective Date.

        The Company is aware that many of its stockholders are in possession of stock certificates bearing dates prior to either of the Company's two prior reverse stock splits. The hypotheticals and results set forth below illustrate how the Reverse Stock Split Proposal will affect such holders.


            Hypothetical Scenario                                              Result
            ---------------------                                              ------
Mr. Brown holds a certificate, dated prior to              For his shares, Mr. Brown will receive a cash
May 31, 1995 (the effective date of the first prior        payment (based on a hypothetical weighted value
reverse stock split), which is registered in his           of $5.40 per present share) of $248, i.e., 1400 /
name and on its face purports to represent 1400            10 (first reverse stock split) = 140 / 3 (second
shares of Common Stock.                                    reverse stock split) = 46 x 5.40 = $248, plus any
                                                           payment to which he would have been entitled in
                                                           lieu of issuance of the 66/100 of a fractional
                                                           share that would have been cashed out incident to
                                                           the second reverse stock split.

Ms. Green holds a certificate, dated prior to              For her shares, Ms. Green will receive 1.06
May 31, 1995 (the effective date of the first prior        shares, i.e., 16,000 / 10 (first reverse stock
reverse stock split), which is registered in her           split) = 1600 / 3 (second prior reverse stock
name and on its face purports to represent 16,000          split) = 533 / 500 = 1.066 share after giving
shares of Common Stock.                                    effect to the Reverse Stock Split Proposal, plus
                                                           any payment to which she would have been entitled
                                                           in lieu of issuance of the 33/100 of a fractional
                                                           share that would have been cashed out incident to
                                                           the second reverse stock split.


            Hypothetical Scenario                                              Result
            ---------------------                                              ------
Mr. Blue holds a certificate dated subsequent to           For his shares, Mr. Blue will receive a cash
May 31, 1995 (the effective date of the first prior        payment (based on a hypothetical weighted
reverse stock split) but prior to December 1, 1998         trading value of $5.40 per present share) of
(the effective date of the second prior reverse            $2,516.00, i.e., 1400 / 3 (second prior reverse
stock split), which is registered in his name and          stock split) = 466 x $5.40, plus any payment to
on its face purports to represent 1400 shares of           which he would have been entitled in lieu of
Common Stock.                                              issuance of the 66/100 of a fractional share that
                                                           would have been cashed out incident to the
                                                           second reverse stock split.

Ms. Gray holds a certificate dated subsequent to           For her shares, Ms. Gray will receive 1.2 shares,
May 31, 1995 (the effective date of the first prior        i.e,. 1800 / 3 (second prior reverse stock split)
reverse stock split) but prior to December 1, 1998         = 600 / 500 = 1.20 shares of Common Stock
(the effective date of the second prior tax split)         after giving effect to the Reverse Stock Split
which is registered in her name and on its face            Proposal.
purports to represent 1800 shares of Common Stock.

        In connection with the proposed Reverse Stock Split Proposal, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the Securities and Exchange Commission.

Purpose of the Reverse Stock Split

        The purpose of the Reverse Stock Split Proposal is to cash-out the equity interests in the Company of the approximately 2,228 record holders of Common Stock that, as of Effective Date, own fewer than 500 shares of Common Stock in any discrete account at a price determined to be fair by the entire Board of Directors in order (i) to eliminate the cost of maintaining small stockholder accounts, (ii) to permit small stockholders to receive cash for their shares without having to pay brokerage commissions, and (iii) to reduce the number of stockholders of record of the Company to fewer than 300 persons in order to relieve the Company of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the '34 Act, by deregistering its Common Stock under the 1934 Act. See "Special Factors--Background of the Proposed Reverse Stock Split Proposal" and "--The Effects of the Reverse Stock Split" for a discussion regarding the burden of continued registration of the Common Stock and the intended benefits to the Company of the Reverse Stock Split Proposal. If the Reverse Stock Split is implemented, the officers and directors of the Company (and other holders of more than 500 shares) will benefit by an increase in their percentage ownership of the Company's Common Stock and in the net book value of their holdings; but, following the deregistration of the Company's Common Stock under the 1934 Act, there will be no public market for transactions in such stock.


        The Transaction will provide those registered stockholders with fewer than 500 shares in a discrete account with a cost-effective way to cash out their investments, because IAH will pay all transaction costs in connection with the Reverse Stock Split Proposal. See "Special Factors--Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal--Opportunity to Liquidate Shares of Common Stock." Moreover, IAH will benefit from substantial cost savings as a result of the Reverse

Stock Split Proposal. See "Special Factors--The Effects of the Reverse Stock Split--Termination of Exchange Act Registration."

        The Board believes that the disadvantages of having the Company continue to be a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, the Company is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that the Company's status as a reporting company may offer.


        The Company incurs direct and indirect costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. The Company also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since the Company has relatively few executive personnel, these indirect costs can be substantial. Based on its experience in prior years, the Company's direct costs are estimated to approximate $110,000 annually as follows:



Independent Auditors:                          $         10,000
SEC Counsel                                              12,000
Printing and Mailing                                     14,000
Transfer Agent                                           15,000
Outside Directors                                        30,000
Directors and Officers Insurance                         25,000
Miscellaneous Costs                                       4,000
                                                       --------
                                               $        110,000


In light of the company's size and resources, the Board does not believe such costs are justified.

        In light of these disproportionate costs, the board believes that it is in the best interests of the Company and its stockholders as a whole to eliminate the administrative burden and costs associated with these small record accounts.

        Although all of these factors have existed for some time, the Company began to consider the Reverse Stock Split Proposal during calendar year 1999, and based upon an analysis of its options, risks and expenses relating to remaining a public company which is detailed in this Proxy Statement, led it to this Reverse Stock Split Proposal. Another reason for making the Reverse Stock Split Proposal is the continued illiquidity of the stock despite the previous attempts to encourage trading. See "Special Factors --Background of the Proposed Reverse Stock Split Proposal."

        The Board has determined that the Reverse Stock Split Proposal is the most expeditious and economical way of liquidating the holdings of small stockholders and changing the Company's status from that of a reporting company to that of a more closely held, non-reporting company. See "Special Factors--Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal." The Board has determined the reverse split ratio to be 500 to
1. The Board believes that it would be in the best interests of the stockholders to maximize the number of common stockholders who would receive cash (which the Board has determined to be fair value) for their shares. Several factors were considered in reaching its determination. See "Special Factors--Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal."

        The Reverse Stock Split Proposal, if approved, will have divergent effects depending on whether you hold more, or fewer, than 500 shares of IAH Common Stock in a record account immediately prior to the reverse stock split. See "Special Factors--Potential Detriments of the Reverse Stock Split Proposal to Stockholders; Accretions in Ownership and Control of Certain Stockholders"; "--Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal"; and "Proposal 2--Effect of the Reverse Stock Split Proposal on IAH Stockholders."

        The reverse stock split is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will likely terminate the Company's reporting requirements under Section 12(g) of the 1934 Act. In connection with the Reverse Stock Split Proposal, the Company has filed with the Commission a
Schedule 13E-3 pursuant to Rule 13e-3 under the 1934 Act.

Effect of the Reverse Stock Split Proposal on IAH Stockholders

Registered Stockholders With Fewer Than 500 Shares:

        If the Reverse Stock Split Proposal is implemented and you are a Cashed-Out Stockholder (i.e., a stockholder holding fewer than 500 shares of IAH common stock in a discrete record account immediately prior to the reverse stock split):

        o You will not receive a fractional share of IAH stock as a result of the reverse split.

        o Instead of receiving a fractional share of IAH stock, you will receive cash equal to the Fractional Share Cash-out Amount for your share.

        o After the reverse split, you will have no further interest in the Company with respect to your cashed-out shares, and you will no longer be entitled to vote as a stockholder or share in the Company's assets, earnings, or profits. Your only right will be to receive cash for these shares.

        o You will not have to pay any service charges or brokerage commissions in connection with the reverse stock split.

        o As soon as practicable after the Effective Date, you will receive cash for the IAH common stock you held in your record account immediately prior to the reverse split in accordance with the procedures described below.

                 Stockholders With Certificated Shares:

                 * If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter from IAH as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your existing certificate(s) to the Company's transfer agent, First Union National Bank, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to First Union National Bank, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

        o All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

        o You will not receive any interest on cash payments owed to you as a result of the Reverse Stock Split Proposal.

NOTE: If you want to continue to hold IAH stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is complete by the Effective Date:

(1) purchase a sufficient number of shares of IAH stock on the open market and have them registered in your name so that you hold at least 500 shares in your record account immediately prior to the reverse split; or

(2) if applicable, consolidate your record accounts so that you hold at least 500 shares of IAH stock in one record account immediately prior to the reverse split.

Registered Stockholders With 500 or More Shares:

        If you are a registered stockholder with 500 or more shares of Common Stock in your record account as of the Effective Date, we will convert your shares into one-five hundredth (1/500) of the number of shares you held immediately prior to the reverse split. For example, if you were a registered owner of 1250 shares of IAH stock immediately prior to the reverse split, your shares would be converted to 2.5 shares in the reverse split.

Beneficial Owners of IAH Stock:

        IAH does not intend to have the reverse stock split affect stockholders holding IAH stock in street name through a nominee (such as a bank or broker). However, nominees may have different procedures and stockholders holding IAH stock in street name should contact their nominees to determine whether they will be affected by the reverse stock split.


NOTE: If you are a beneficial owner of fewer than 500 shares of IAH Common Stock and want to have your shares exchanged for cash in the reverse stock split, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the reverse split.


Fractional Share Cash-Out Amount

        In order to reduce the number of IAH stockholders of record to below 300, the Company will pay cash for fractional shares owned by registered stockholders who would hold less than one share in a record account after the reverse stock split. If stockholders approve the Reverse Stock Split Proposal at the Annual Meeting and the reverse stock split is completed, the Company will pay cash for the fractional shares based on the average weighted trading price of the IAH Common Stock that is cashed out (the "Fractional Share Cash-Out Amount"). The details of the manner of determining the Fractional Share Cash-Out Amount is summarized in the following chart:


        Action                                Determination of Fractional Share Cash-Out Amount
        ------                                -------------------------------------------------

Cash-Out of Fractional               Each Cashed-Out Stockholder will receive cash in an amount equal to
Shares:  In lieu of the              the product obtained by multiplying (i) 500 times the weighted average
issuance of fractional shares        trading price per share of all reported trades of IAH Common Stock
to Cashed-Out Stockholders,          made during the period beginning January 1, 1999 and ending on the
the Company will make cash           twelfth business day next following the date of this Proxy Statement as
payments based on the                reported by the BLOOMBERG service, by (ii) a fraction, the
weighted average trading             numerator of which shall be the number of shares of IAH Common
price.                               Stock owned by such stockholder of record in such account
                                     immediately prior to the reverse stock
                                     split and the denominator of which shall be
                                     500. The Company intends to issue a press
                                     release announcing the actual Fractional
                                     Share Cash-Out Amount promptly after it is
                                     determined. In addition, shareholders may
                                     inquire about the actual Fractional Share
                                     Cash-Out Amount by calling the Company's
                                     transfer agent, First Union National Bank,
                                     at 1-800-829-8432, after September __, 1999


Effect of the Reverse Stock Split Proposal on IAH

        The Reverse Stock Split Proposal will affect the public registration of IAH's common stock with the SEC under the Securities Exchange Act of 1934, as amended, as the Company intends to apply for such termination as soon as practicable after approval by stockholders.


        IAH's Charter currently authorizes the issuance of 10 million shares of common stock and 4 million shares of Preferred Stock. As a result of the approval and implementation of the Share Reduction Amendment, the number of authorized shares of Common Stock will be reduced to 10,000 and the number of authorized shares of Preferred Stock will be reduced to 1,000 shares. The Reverse Stock Split Proposal, if approved and effected, will reduce significantly the number of IAH stockholders and the number of outstanding shares. See "Special Factors--The Effects of the Reverse Stock Split--Reduction in the Number of Stockholders and the Number of Outstanding Shares." The Company believes that completion of the Reverse Stock Split and the deregistration of the Company's Common Stock under the 1934 Act will cause the public market for shares of Common Stock to be eliminated.


        The Company has no current plans to issue Common Stock other than pursuant to the Company's existing stock option plans, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Company's Board determines to be in the best interests of the Company and its then stockholders. Persons who continue as stockholders following implementation of the Reverse Stock Split Proposal will not have any preemptive or other preferential rights to purchase any of IAH's stock that may be issued by the Company in the future, unless such rights are specifically granted to the stockholders.

        The total number of shares that will be purchased and the total cash to be paid by the Company are unknown. Based upon the reported trades during the period January 1, 1999 through July 31, 1999, the Company estimates that the Fractional Share Cash-out Amount will approximate $5.40 per cashed-out present share. The Company believes that approximately 150,000 shares of Common Stock will have to be canceled by the Company. This assumes that in addition to the approximately 72,473 shares held by stockholders of record with fewer than 500 shares in their accounts, beneficial owners of approximately 75,000 shares will transfer such shares into record accounts containing fewer than 500 shares prior to the Effective Date. The actual amounts will depend on the number of Cashed-Out Stockholders on the Effective Date, which may vary from the number of such stockholders on July 31, 1999. In addition, at this time we do not know what the Fractional Share Cash-Out Amount will be.


        The estimated $5.40 Fractional Share Cash-Out Amount has been determined from the following data obtained from the BLOOMBERG service: in January 1999, there were 4 days on which there were trades involving 4,600 total shares and a cumulative dollar value of $32,100; in February 1999, there were 3 days on which there were trades involving 700 total shares and a cumulative dollar value of $3,500; in March 1999, there were 3 days on which there were trades involving 10,300 total shares and a cumulative dollar value $50,150; in April 1999, there were 8 days on which there were trades involving 3,400 total shares and a cumulative dollar value of $21,500; in May 1999, there were 3 days on which there were trades involving 4,400 total shares and a cumulative dollar value of $27,600; in June 1999, there were 5 days on which there were trades involving 8,500 total shares and a cumulative dollar value of $50,850; and in July 1999, there were 8 days on which there were trades involving 23,700 total shares and a cumulative dollar value of $114,425. Accordingly, for the period January 1, 1999 through July 31, 1999, there were 34 days on which there were trades involving 55,600 total shares and a cumulative dollar value of $300,125, for a weighted average price of $5.40.


Stock Certificates


        If the Company's stockholders approve the Reverse Stock Split Proposal, it is the present intention of the Company to file a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of the state of Delaware. The reverse stock split will become effective on the date of that filing. Assuming stockholder approval of the proposal is obtained, the Company plans to file the Certificate of Amendment at a time to be determined by the officers of the Company, expected to be as promptly as possible, but in any event not later than October 31, 1999. First Union National Bank has been appointed exchange agent (the "Transfer Agent") to carry out the exchange of certificates for new Common Stock and/or cash.


        On the Effective Date, each 500 shares of "old" Common Stock will automatically be combined and changed into one share of "new" Common Stock. No additional action on the part of the Company or any stockholder will be required in order to effect the reverse stock split. Stockholders of record with greater than 499 shares in any discrete account will be requested to exchange their certificates representing shares of Common Stock held prior to the reverse stock split for new certificates representing shares of Common Stock issued as a result of the reverse stock split. Such stockholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date by the Company's transfer agent. Certificates representing shares of "old" Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company until the certificates representing the shares of "old" Common Stock have been exchanged for certificates representing shares of "new" Common Stock. Stockholders should not submit any certificates until requested to do so. In the event any certificate representing shares of "old" Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to the public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

        In connection with the Reverse Stock Split Proposal, IAH's Common Stock will be identified by a new Committee On Uniform Security Identification Procedures ("CUSIP") number. This new CUSIP number will appear on any stock certificates representing shares of IAH common stock after the Effective Date. The Reverse Stock Split Proposal will not affect any certificates representing shares of Common Stock or the book-entry account records held by registered stockholders owning 500 or more shares immediately prior to the reverse split. Old certificates held by any of these stockholders will continue to evidence ownership of one-five-hundredth of the number of shares now represented by such certificates.

        As described above, any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the reverse stock split is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to IAH's transfer agent before they can receive cash payment for those shares.

        No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares, all expenses of which will be borne by the Company.

Certain Material Federal Income Tax Consequences


        We summarize below certain material federal income tax consequences to the Company and stockholders resulting from the Reverse Stock Split Proposal. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received IAH stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.


        This summary assumes that you are a one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

        You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

        We believe that the Reverse Stock Split Proposal will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Who Are Not Cashed Out by the Reverse Stock Split:

        If you (1) continue to hold IAH stock immediately after the reverse stock split, and (2) you receive no cash as a result of the reverse stock split, you will not recognize any gain or loss in the reverse stock split and you will have the same adjusted tax basis and holding period in your IAH stock as you had in such stock immediately prior to the reverse stock split.

Federal Income Tax Consequences to Cashed-Out Stockholders:

        If you receive cash as a result of the reverse stock split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold IAH stock immediately after the reverse stock split, as explained below.

        a. Stockholders Who Exchange All of Their IAH Stock for Cash as a Result of the Reverse Stock Split.

        If you (1) receive cash in exchange for a fractional share as a result of the reverse stock split, (2) you do not continue to hold any IAH stock immediately after the reverse stock split, and (3) you are not related to any person or entity which holds IAH stock immediately after the reverse stock split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

        If you are related to a person or entity who continues to hold IAH stock immediately after the reverse stock split, you will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

        o "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the reverse stock split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

        o "Substantially Disproportionate Redemption of Stock." The receipt of cash in the reverse stock split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of IAH stock owned by you immediately after the reverse stock split is less than 80% of the percentage of shares of IAH stock owned by you immediately before the reverse stock split.

        In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for IAH stock does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of IAH's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See "Capital Gain and Loss" below.

        b. Stockholders Who Both Receive Cash and Continue to Hold IAH Stock Immediately After the Reverse Stock Split.

        If you both receive cash as a result of the reverse stock split and continue to hold IAH stock immediately after the reverse stock split, you generally will recognize gain, but not loss, in an amount equal to the lesser of
(1) the excess of the sum of aggregate fair market value of your shares of IAH stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the reverse stock split. In determining whether you continue to hold stock immediately after the reverse stock split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of IAH stock held immediately after the reverse stock split will be equal to your aggregate adjusted tax basis in your shares of IAH stock held immediately prior to the reverse stock split, increased by any gain recognized in the reverse stock split, and decreased by the amount of cash received in the reverse stock split.

        Any gain recognized in the reverse stock split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to you, or
(2) is a "substantially disproportionate redemption of stock" with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "--Stockholders Who Exchange All of Their IAH Stock for Cash as a Result of the Reverse Stock Split.") In applying these tests, you may possibly take into account sales of shares of IAH stock that occur substantially contemporaneously with the reverse stock split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of IAH's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. See "Capital Gain and Loss" below.

Capital Gain and Loss:

        For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding:

        Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date. Failure to provide such information may result in backup withholding.

        As explained above, the amounts paid to you as a result of the reverse stock split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Appraisal Rights

        No appraisal rights are available under the Delaware General Corporation Law or under the Company's Charter or Bylaws to any stockholder who dissents from the proposal to approve the Reverse Stock Split Proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Reservation of Rights

        Although the Board of Directors requests stockholder approval of the proposed Amendment to the Restated Certificate of Incorporation, the Board reserves the right to decide, in its discretion, to withdraw the proposed amendment from the agenda of the annual stockholders' meeting prior to any stockholder vote thereon or to abandon the Reverse Stock Split Proposal after such vote and before the Effective Date even if the proposal is approved. Although the Board presently believes that the proposed Amendment is in the best interests of the Company and its stockholders, and thus has recommended a vote for the proposed amendment, the Board nonetheless believes that it is prudent to recognize that, between the date of this Proxy Statement and the Effective Date, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split Proposal at that time. If the Board decides to withdraw the proposed Amendment from the agenda of the Annual Meeting, the Board will notify the stockholders of such decision promptly by mail and by announcement at the meeting. If the Board decides to abandon the Reverse Stock Split Proposal after the meeting and before the Effective Date, the Board will notify the stockholders of such decision promptly by mail.

        The board recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

--------------------------------------------------------------------------------
                                   PROPOSAL 3

                   DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S
                    RESTATED CERTIFICATE OF INCORPORATION TO
                     REDUCE THE NUMBER OF AUTHORIZED SHARES
                                 OF THE COMPANY
                             (Item 3 of Proxy Card)
--------------------------------------------------------------------------------

        If the Reverse Stock Split Proposal is approved by stockholders at the meeting, the Board of Directors has authorized and recommends for your approval, a proposal to reduce the total number of shares of capital stock which the Company shall have authority to issue to eleven thousand (11,000), of which ten thousand (10,000) shall be shares of Common Stock with a par value of $.01 per share and one thousand (1,000) shall be shares of Preferred Stock with a par value of $.01 per share.

        The purpose of the proposed reduction in the number of shares that the Company is authorized to issued is to reduce, substantially, the amount of Delaware franchise tax that the Company now pays.

        With the exception of the number of authorized shares, the terms of the Common Stock and Preferred Stock before and after the proposed amendment will remain the same.

        If the Reverse Stock Split Proposal and the proposed reduction in authorized shares are both approved, the reduction will take place on the date of filing with the Secretary of State of Delaware of a Certificate of Amendment unless the Company specifies otherwise. In order to effect the proposed reduction in the number of authorized, a majority of the stockholders entitled to vote at the annual meeting must approve amendments to the Company's Charter. We attach the proposed amendments to this proxy statement as Exhibit A.

        The Board recommends approval of this proposal. If the Reverse Stock Split Proposal is not approved, the proposal to reduce the number of authorized shares will be withdrawn.

        The following performance graph and report of the Board's Compensation Committee shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference into such filing.

                                PERFORMANCE GRAPH
--------------------------------------------------------------------------------

        The following graph compares, on a cumulative basis, the yearly percentage change during the five years ended March 31, 1999 in (i) the total stockholder return on Common Stock of the Company with (ii) the total return on the Standard & Poor's 500 Index and with (iii) the total return on the Standard & Poor's Homebuilding Group Index. Such yearly percentage change has been measured by dividing (i) the sum of (a) the amount of dividends for the measurement periods, assuming dividend reinvestment, and (b) the price per share at the end of the measurement period less the price per share at the beginning of the measurement period, by (ii) the price per share at the beginning of the measurement period. The price of each unit has been set at $100 on March 31, 1994 for preparation of the graph.

                            TOTAL SHAREHOLDER RETURNS

                                [GRAPHIC OMITTED]


                                         INDEXED RETURNS


                                           Base
                                          Period
                                           Mar94                                   Years Ending
Company / Index                                               Mar95         Mar96         Mar97         Mar98          Mar99
---------------                                               -----         -----         -----         -----          -----
INTL AMERICAN HOMES                         100               65.79         72.37         62.47         80.58          83.33
S&P 500 INDEX                               100              115.54        152.51        182.70        270.39         320.30
HOMEBUILDING-500                            100               75.18         94.68         91.29        185.39         144.71

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During the fiscal year ending March 31, 1999, a portion of a financing agreement with a maximum aggregate amount of $19,500,000 including a specific indemnification of certain environmental conditions was guaranteed by the Company's Chairman and President, Mr. Suarez. In consideration thereof the Company agreed to pay a guaranty fee to Mr. Suarez equal to the lesser of $80,000 or 1% of the amount guaranteed. The obligations of the Company's Chairman and President continue during the term of the loan agreement subject to certain ratios and financial performance of the Company which have been satisfied as of March 31, 1999. The Company has agreed to indemnify the President and Chairman in the event that this personal guarantee is called.

        A member of the Board of Directors, Mr. Dionel Cotanda, is Vice President and Director of a company which during the year ended March 31, 1999 sold lumber and certain other building material products in the amount of approximately $4,625,000 to Suarez Housing Corporation, a subsidiary of the Company. Suarez Housing Corporation purchases all of its requirements for those products from this company.

        A member of the Board of Directors, Mr. James G. Farr, is the sole stockholder and President and Chief Executive Officer of Paramount Title Corporation. During the years ended March 31, 1999, 1998 and 1997, Paramount Title Corporation provided settlement and title insurance services for substantially all the homes sold by Suarez Housing Corporation.

        Upon the completion of the reverse stock split, the directors and executive officers of IAH (including those shares owned by Mrs. Ina J. Davis) will own approximately 825 post-reverse stock split shares of Common Stock, or approximately 57.25% of the then issued and outstanding shares, as compared to 412,693 shares and 47.37%, respectively, prior to the reverse stock split. Furthermore, such directors and executive officers will benefit from an increase in book value of the pre-reverse stock split shares from $10.25 to approximately $10.93. See "Special Factors--Potential Determents of the Reverse Stock Split Proposal to Stockholders; Accretion In Ownership and Control of Certain Stockholders."


             PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME


        The Company's Common Stock is traded over-the-counter. On August __, 1999, the bid price for the Common Stock as reported by the BLOOMBERG service was $____ per share.


        As of July 28, 1999 the Company had approximately 2,319 holders of record of its Common Stock. The Company believes there are approximately 900 beneficial owners of the Company's Common Stock.


        There are four (4) market makers in the Company's stock. As of July 31, 1999, there were 870,880 shares outstanding. The high and low bid prices of the stock for each quarter during the past two full fiscal years and the first quarter of the current fiscal year and the period since July 1, 1999 as reported by the National Quotation Bureau through March 1999 and by the BLOOMBERG service since April 1999 (which reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions) were:


                                                                           High               Low
                                                                           ----               ---
Fiscal 1997
April 1997-June 1997..................................................... $4.68              $3.57
July 1997-September 1997................................................. $4.50              $4.14
October 1997-December 1997............................................... $4.50              $4.14
January 1998-March 1998.................................................. $4.50              $4.50

Fiscal 1998
April 1998-June 1998..................................................... $4.50              $3.47
July 1998-September 1998................................................. $5.25              $2.63
October 1998-December 1998............................................... $6.38              $3.93
January 1999-March 1999.................................................. $7.50              $4.75

Fiscal 1999
April 1999-June 1999..................................................... $8.00              $5.00

July 1, 1999-August __, 1999............................................. $                  $


Stock Repurchases by Company

        The Company made the following purchases of Common Stock during each quarter of the past two full fiscal years and the first quarter of the 1999 fiscal year:

                                                            Number of             Range of               Average
                                                           Securities            Prices Paid            Purchase
                                                            Purchased                                    Price
                                                      -----------------------------------------------------------------
Fiscal 1997
April 1997-June 1997.................................                     0                    NA                    NA
July 1997-September 1997.............................                     0                    NA                    NA
October 1997-December 1997...........................                     0                    NA                    NA
January 1998-March 1998..............................                     0                    NA                    NA

Fiscal 1998
April 1998-June 1998.................................                 3,333      $4.56-$4.56              $4.56
July 1998-September 1998.............................                     0                    NA                    NA
October 1998-December 1998...........................                     0                    NA                    NA
January 1999-March 1999..............................                33,601      $4.78-$5.25              $5.17

Fiscal 1999
April 1999-June 1999.................................                 3,168      $5.00-$5.00              $5.00

July 1, 1999-August   , 1999

        The Company has not paid any dividends on its Common Stock and does not foresee that it will pay dividends on its Common Stock in the near future. Under the terms of the Plan, the Company must pay to certain holders of creditors' claims $1,250,000 before it can pay any dividends to stockholders.
No dividends are payable unless declared by the Board of Directors.

                                  OTHER MATTERS

        The Board does not know of other matters which are likely to be brought before the Annual Meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the shares represented by such proxy on such matters in accordance with their best judgment.

        The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy is to be borne by the Company.

                             ADDITIONAL INFORMATION

Financial Information


        The Company hereby incorporates by reference (a) the Financial Statements and the notes thereto contained on pages F-1 through F-20 of the Company's 1999 10-K/A Annual Report, (b) the report of independent certified public accountants thereon contained on page F-1 of the 1999 10-K/A Annual Report, (c) the Financial Statement Schedule contained on page 30 of the 1999 10-K/A Annual Report, (d) Selected Financial Data contained on pages 10 and 11 of the 1999 10-K/A Annual Report, (e) Management's Discussion and Analysis of Financial Condition and Results of Operations contained on pages 12 through 21 of the 1999 10-K/A Annual Report, (f) the Financial Statements and notes thereto contained on pages 3 through 8 of the 10-Q Report and (g) Management's Discussion and Analysis of Financial Condition and Results of Operations contained on pages 9 through 14 of the 10-Q Report. To the extent that such filings include forward-looking statements relative to the going-private transaction discussed in this proxy statement, such forward-looking statements will not be entitled to the safe-harbor for forward-looking statements otherwise provided by the Securities Litigation Reform Act of 1995.


        In addition, the following sets forth certain financial information for the Company and its subsidiaries for and as of the following periods and dates:

                                                          Year Ended                            Quarter Ended
                                              March 31, 1999      March 31, 1998       June 30, 1999     June 30, 1998
                                            ----------------------------------------------------------------------------------------
Ratio of Earnings
to Fixed Charges                                 3.25 to 1           .16 to 1            2.07 to 1         5.14 to 1
Book Value Per Share                               $9.97               $6.92              $10.26             $8.77


        The number of common shares deemed outstanding for purposes of the calculation of book value per common share at March 31, 1999 was 857,385 shares and at March 31, 1998 was 930,298 shares. The number of common shares deemed outstanding for purposes of the calculation of book value per common share at June 30, 1999 was 869,214 shares and at June 30, 1998 was 926,965 shares.

Cost of Proxy Solicitation and the Reverse Stock Split

        The cost of preparing, assembling and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders will be paid by the Company. The Company may retain Corporate Investor Communication, Inc., a professional soliciting organization, to assist in soliciting proxies for a fee based on the number of telephone calls made plus reimbursement of reasonable out-of-pocket expenses. Solicitation by mail, telephone, facsimile, or personal solicitation may also be done by directors, executive officers, or regular employees of the Company and its subsidiaries, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries, and custodians nominally holding shares of the Company's stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

        The following is an estimate of the costs incurred or expected to be incurred by the Company in connection with the Reverse Stock Split Proposal excluding payments to be made to Cashed-Out Stockholders. Amounts shown below exclude the cost of paying for fractional shares after the reverse stock split is effected. Final costs of the transaction may be more, but the Company intends to use its best efforts to cause than to be less, than the estimates shown below.


Professional Fees, disbursements and               $          130,000
other charges
Transfer and exchange agent fees                               22,000
Printing, mailing and Proxy Solicitation
        costs                                                  45,000
Other costs including Commission filing
        fees, facility rental etc.                             43,000
                                                              -------
Total                                              $          240,000
                                                              =======


        These expenses include the normal costs of preparing and mailing proxy materials and conducting the Annual Meeting of Stockholders.

        The Company intends to indirectly finance the reverse stock split (including the cost of paying for fractional shares after the reverse stock split is effected) by using funds available to it under its line of credit facility at NationsBank of Florida, N.A. (See also "Special Factors--Financial Effects of the Reverse Stock Split.")

Independent Public Accountants

        Representatives of Arthur Andersen LLP, the Company's independent accountants for the fiscal year ended March 31, 1999, are not expected to be present at the Annual Meeting. No accountant has been selected or recommended by the Company for the fiscal year ending March 31, 2000, as the Company and its current accountants have not yet reached agreement on appropriate levels of compensation.

Stockholder Proposals for 2000 Annual Meeting


        From time to time, stockholders present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the Annual Meeting of Stockholders. If registration of the Company's Common Stock has not been terminated prior to 2000, proposals of stockholders of the Company intended to be presented at the Annual Meeting of Stockholders of the Company in 2000 must be received by the Secretary of the Company at 9950 Princess Palm Ave, Suite 112, Tampa, Florida 33619 not later than May __, 2000 and must otherwise comply with the rules of the Securities and Exchange Commission to be eligible for inclusion in the Proxy Statement and proxy for the Annual Meeting in 2000. If the date of such meeting is changed by more than thirty (30) days from its currently contemplated date, proposals must be received a reasonable time before solicitation of proxies for such meeting is made.


Available Information

        The Company is subject to the informational requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the Commission Internet Website (http://www.sec.gov.)

The Company's Annual Report on Form 10-K/A and Quarterly Report on Form 10-Q


        The Company's 1999 10-K/A Annual Report including the financial statements and schedules thereto and the Company's 10-Q Report including the financial statements and schedules thereto, both of which the Company has filed with the Securities and Exchange Commission, are being mailed to all stockholders of record together with the Proxy Statement.


        Additional copies of the 1999 10-K/A Annual Report and the 10-Q Report will be provided without charge upon the written request of any stockholder. Such requests may be sent to Robert I. Antle, Executive Vice President, Secretary and Chief Financial Officer, International American Homes, Inc., 9950 Princess Palm Ave, Suite 112, Tampa, Florida 33619.


Incorporation of Certain Documents by Reference

        The Company's 1999 10-K/A Annual Report and 10-Q Report, each filed with the Commission by the Company (File No. 0-13800), are incorporated by reference in this Proxy Statement. To the extent that such filings include forward-looking statements relative to the going-private transaction discussed in this proxy statement, such forward-looking statements will not be entitled to the safe-harbor for forward-looking statements provided by the Securities Litigation Reform Act of 1995.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


August ___, 1999


                By Order of the Board of Directors


                Robert I. Antle
                Executive Vice President, Secretary and Chief Financial Officer

        Stockholders who desire to have their stock voted at the Meeting are requested to mark, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Stockholders may revoke their proxies at any time prior to the Annual Meeting and stockholders who are present at the Annual Meeting may revoke their proxies and vote, if they so desire, in person.

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       INTERNATIONAL AMERICAN HOMES, INC.

     -----------------------------------------------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

     -----------------------------------------------------------------------


        INTERNATIONAL AMERICAN HOMES, INC., a Delaware corporation, does hereby certify as follows:

        FIRST: The first paragraph of Paragraph 5 of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

                 "The total number of shares of capital stock which the Corporation shall have authority to issue is eleven thousand (11,000), of which ten thousand (10,000) shall be shares of common stock with a par value of $.01 per share (the "Common Stock") and one thousand (1,000) shall be shares of preferred stock with a par value of $.01 per share (the "Preferred Stock").1/ Each share of Common Stock issued and outstanding or issued and held in the treasury of the Corporation as of the close of business on the date (the "Effective Date") on which the amendment to the Restated Certificate of Incorporation of the Corporation adding this sentence shall become effective, is hereby automatically and without further action reclassified, converted, and changed into one-five hundredth (1/500th) of a share of Common Stock, par value $.01 per share, provided that no fractional shares shall be issued to any stockholder of record holding less than one (1) share of Common Stock pursuant to and immediately after such reclassification, conversion and change. In lieu of issuing fractional shares to any stockholder of the Corporation, who, following the reverse stock split, would hold less than one share of Common Stock of record in any discrete account, shall be paid an amount equal to the product obtained by multiplying (i) 500 times the weighted average trading price per share of all sales of Common Stock made during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of the Notice of Annual Meeting and Proxy Statement relating to the amendment to the Restated Certificate of Incorporation of the Corporation adding this sentence, by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock owned by such stockholder of record in such account immediately prior to the reverse stock split and the denominator of which shall be 500. Each certificate for Common Stock outstanding or held in treasury on the Effective Date shall thereupon and thereafter evidence the number of shares of Common Stock, and/or the right to receive cash into which such shares shall

--------
        1/ If the Reverse Stock Split Proposal is approved but the reduction in authorized shares is not approved this sentence will be revised to accord with the present authorized number of shares.

        have been reclassified, converted and changed, and may be surrendered to the Corporation for cancellation in exchange for new certificates representing such number of shares and/ or such cash."

        SECOND: The foregoing amendments were duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name this ___ day of ________, 1999.


                                        INTERNATIONAL AMERICAN HOMES, INC.


                                        By: _____________________________
                                            Name:
                                            Title:

ATTEST:


By: ___________________________________
    Name:
    Title:

                       INTERNATIONAL AMERICAN HOMES, INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER __, 1999


         Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

         The undersigned hereby appoints Robert J. Suarez and Robert I. Antle individually as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of Common Stock of International American Homes, Inc. (the "Company") held of record by the undersigned on August , 1999 at the annual meeting of stockholders to be held on September __, 1999 or at any adjournment or postponement thereof.

          (Continued, and to be dated and signed on the reverse side.)

         1.     PROPOSAL ONE--ELECTION OF DIRECTORS NOMINATED AND LISTED BELOW

FOR ALL nominees listed below [ ]  WITHHOLD AUTHORITY to vote [ ]  Exception [ ]
                                   for all nominees listed below


                   Class I (terms expiring in 2002) nominees:
                      William D. Aiken and Jeffrey D. Prol;

*(Instruction: To withhold authority to vote for any individual nominee, mark the Exception Box and write that nominee's name in the space provided below)

                -------------------------------------------------

         2. PROPOSAL TWO--Approval of amendment to the Restated Certificate of Incorporation of the Company to effect a 1-for-500 reverse stock split of the Company's issued and outstanding common stock, par value $.01 per share and to provide for cash to be paid (in lieu of fractional shares) to holders of record of fewer than 500 shares in any discrete account.


        This proposal is intended to enable the Company to go private. Holders of fewer than 500 shares in any discrete account will, as to such account, receive cash in lieu of fractional shares and have no continuing interest in the Company. The Company intends to issue a press release announcing the amount of cash per share calculated to be paid to holders of record of fewer than 500 shares in any discrete account (in lieu of fractional shares) promptly after such amount is determined. In addition stockholders may inquire about actual cash-out amount by calling the Company's transfer agent, First Union National Bank, at 1-800-829-8432 after September __, 1999.


                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         3. PROPOSAL THREE--Approval of amendment to the Restated Certificate of Incorporation of the Company to reduce the total number of shares of authorized capital stock of the Company to eleven thousand (11,000), of which ten thousand (10,000) shall be shares of Common Stock and one thousand (1,000) shall be shares of Preferred Stock.


                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

         4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.


                               Address Change [ ]
                               and/or Comments

NOTE:  Proposal Three is contingent on Proposal Two being approved.

PROXY TABULATION

NOTE: Signatures should agree with the name specified herein. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign.

                                                                 THIS PROXY WHEN
                                                                 PROPERLY
                                                                 EXECUTED WILL
                                                                 BE VOTED IN THE
                                                                 MANNER DIRECTED
                                                                 HEREIN BY THE
                                                                 UNDERSIGNED
                                                                 STOCKHOLDERS.
                                                                 IF NO DIRECTION
                                                                 IS MADE, THE
                                                                 PROXY WILL BE
                                                                 VOTED FOR
                                                                 PROPOSAL 1,
                                                                 PROPOSAL 2 AND
                                                                 PROPOSAL 3.


                                                                 Dated________________________________________, 1999


                                                                 ---------------------------------------------------
                                                                                       Signature

                                                                 ---------------------------------------------------
                                                                              Signature, if held jointly

SIGN, DATE, AND RETURN THE PROXY CARD                            Votes MUST be indicated (x) in Black or Blue ink.
PROMPTLY USING THE ENCLOSED ENVELOPE.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          FORM 10-K/A (Amendment No. 1)


    [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                    For the Fiscal Year Ended March 31, 1999

                                       OR

    [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                        For the transition period from to

                         Commission File Number 0-13800

                       INTERNATIONAL AMERICAN HOMES, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                    22-2472608
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

               9950 Princess Palm Ave., Suite 112, Tampa, FL 33619 (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (813) 664-1100

           Securities registered pursuant to Section 12(b) of the Act:

                                      NONE
          Securities registered pursuant to Section 12 (g) of the Act:

                                 Title of class
                          Common Stock, $.01 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (ss.229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X

As of June 1, 1999, the number of shares outstanding of the registrant's common stock, $.01 par value, was 855,883. As of June 1, 1999 the aggregate market value of the registrant's common stock held by non-affiliates was $2,625,000.

              APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes X No
================================================================================

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES

                                   FORM 10-K/A

This Amendment No. 1 is filed to include the information required by Part III of Form 10-K. The Registrant originally excluded the information required by Part III of Form 10-K because the Registrant intended to incorporate that information by reference to its proxy statement to be filed in connection with the 1999 annual meeting of its stockholders. However, the Registrant will not file its definitive proxy statement within the required 120 days of the end of its fiscal year end and, therefore, is required to file this Amendment. Except for the amended and restated Items 10, 11, 12 and 13, the additional disclosure under the subparagraph entitled "Subcontractors and Suppliers" of Item 1, and the addition of exhibits 10.9 through 10.13 to Item 14, no other Item of this Annual Report on Form 10-K has been amended.


                                      Index

                                                                            Page
Part I.

    Item 1.       Business ...................................................3
    Item 2.       Properties .................................................7
    Item 3.       Legal Proceedings ..........................................7
    Item 4.       Submission of Matters to a Vote of Security Holders.........7

Part II.

    Item 5.       Market for the Registrant's Common Equity and Related
                  Stockholder Matters.........................................8
    Item 6.       Selected Financial Data ...................................10
    Item 7        Management's Discussion and Analysis of Financial
                  Condition and Results of Operations........................12
    Item 8.       Financial Statements and Supplementary Data ...............21
    Item 9.       Change in and Disagreements with Accountants on
                  Accounting and Financial Disclosure........................21

Part III.

    Item 10.      Directors and Executive Officers of the Registrant ........21
    Item 11.      Executive Compensation ....................................25
    Item 12.      Security Ownership by Certain Beneficial Owners and
                  Management.................................................28
    Item 13.      Certain Relationships and Related Transactions ............30


Part IV.


    Item 14.      Exhibits, Financial Statements, Schedules, and Reports
                  on Form 8-K............................................... 30

Signatures ................................................................. 35

                                     PART I

Item 1.  Business

General Description

International American Homes, Inc. (the "Company") was incorporated under the laws of the State of Delaware on April 27, 1983. The Company, through a subsidiary, designs, builds, and sells single-family homes and villas and develops finished building lots, primarily in middle income communities in suburban residential areas in Greater Tampa, Florida.

During the fiscal year ended March 31, 1998, and in prior years, the Company also conducted home building activities in Metropolitan Washington, D.C. Such activities have been terminated. See Notes 1 and 11 in Notes to Consolidated Financial Statements of the Company appearing elsewhere in this report.

On April 16, 1990, the Company and certain of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). On August 12, 1992, the Bankruptcy Court entered an order confirming the Company's Plan of Reorganization (the "Plan" or "Plan of Reorganization"). The plan expired on August 12, 1998. See Notes 1 and 7 in Notes to Consolidated Financial Statements of the Company appearing elsewhere in this report.

Financing Arrangements

The Company, through its subsidiary, obtains financing from commercial banks for a portion of the cost of acquiring finished building lots and undeveloped land and for most of the costs of the construction of homes. This financing is generally available for homes that are subject to a contract of sale and also for a limited number of homes in advance of sale. The Company's loan commitments as well as current banking regulations limit the portion of each home that can be financed to approximately 75% of its value. Since the Company uses its own capital resources to fund those costs that cannot be financed, the Company's future growth will be limited by the amount of such resources. As a result of the use of these financing arrangements, the Company is currently, and expects to continue to be, highly leveraged. All of the Company's financing arrangements are secured by the related real estate inventory.

Management believes that the Company currently has adequate financing and liquidity to meet its financial obligations and will be able to fund the acquisition and construction of inventory to support modest growth. However, there is no assurance that financing will be available to the Company in the future. In addition, homebuilding is a cyclical industry with economic conditions having a substantial impact on operating performance.

Markets

During the three fiscal years ended March 31, 1999, the Company built and delivered 1,163 homes realizing $170,549,000 in revenues. The following tables summarize, by market area, the Company's sales revenues and number of homes delivered, respectively, for its last three fiscal years.

                               Home Sales Revenue
                             (Dollars in thousands)


                                                                 Year Ended March 31,
                                   ---------------------------------------------------------------------------------
                                             1999                        1998                       1997
                                   ---------------------------------------------------------------------------------
    Market Area
    -----------
Greater Tampa, Florida                              $ 49,992                    $ 42,102                   $ 40,282
Metropolitan Washington, D.C.*                             0                      12,299                     25,874
                                   ---------------------------------------------------------------------------------
   Total*                                           $ 49,992                    $ 54,401                   $ 66,156
                                   ---------------------------------------------------------------------------------

                            Number of Homes Delivered


                                                                 Year Ended March 31,
                                   ---------------------------------------------------------------------------------
                                             1999                        1998                       1997
                                   ---------------------------------------------------------------------------------
    Market Area
    -----------
Greater Tampa, Florida                                   354                         321                        309
Metropolitan Washington, D.C. *                            0                          56                        123
                                   ---------------------------------------------------------------------------------
   Total*                                                354                         377                        432
                                   ---------------------------------------------------------------------------------

* Includes home sales revenue and number of homes delivered prior to the restructuring of operations during the year ended March 31, 1998.

The Company is currently offering single-family homes and villas in six communities at prices ranging from $102,000 to $210,000. Purchasers of the Company's homes include both entry-level and move-up buyers. The average sales price of the homes delivered in the year ended March 31, 1999 was $ 141,000.

Land Acquisition and Development

The Company generally acquires finished building lots under contracts which spread the acquisition of those lots over a period of time that roughly coincides with the estimated time required for the construction and sale of the homes on those lots. At March 31, 1999 the Company had commitments to purchase 635 finished building lots at a total purchase price of approximately $17,270,000 over a four-year period. These commitments assure a continuing supply of finished building lots in the near future. Substantial deposits will be forfeited if the Company is unable to satisfy these commitments.

During the year ended March 31, 1996, the Company purchased a parcel of land in Greater Tampa, Florida containing approximately 360 lots of which 300 were undeveloped. At March 31, 1999, the Company had developed 257 of those lots into finished building lots and delivered 148 homes on those lots in prior periods up to and including March 31, 1999. The Company is not engaged in any other land development activities.

Subcontractors and Suppliers


The Company constructs homes utilizing subcontractors who operate under the supervision of the Company's staff. The subcontracts are generally fixed-price, short-term agreements. Building materials and subcontractors are readily available in the areas where the Company constructs its homes. Although the Company believes that no relationship with any particular supplier or subcontractor is material to its operations, the Company purchases substantially all of its requirements for lumber and certain other building material products for the homes that it builds in Greater Tampa, Florida from one supplier, Robbins Manufacturing Company, whose Vice President is Mr. Dionel Cotanda, a member of the Company's Board of Directors. Mr. Cotanda is also a director of Robbins Manufacturing Company. The Company does not believe that this relationship results in any significant risk to the Company.


Warranties

The Company provides warranties to all of its customers. The Company provides a written ten-year warranty through an independent warranty program which insures performance by the Company. The warranties cover major structural defects for ten years, limited structural and mechanical defects for one to two years, and all defects for one year.

Seasonal Nature of Business

Due to its product mix, the Company's operations have not been seasonal in nature.

Backlog

The following comparative backlog information excludes the results from restructured operations (i.e. exiting from the Metropolitan Washington, D.C. market).

As of March 31, 1999 and 1998 the Company had a backlog of signed non-contingent contracts for 105 homes with aggregate sales prices of $15,168,000 and 107 homes with aggregate sales prices of $14,676,000, respectively.

Sales and Marketing

The Company generally sells its homes through its own sales personnel who work in on-site model homes. Sales personnel are compensated through a combination of salary and commission. A significant portion of those sales are initiated by independent real estate brokers who are compensated on a commission basis.

The Company advertises in local and regional newspapers and publications and provides prospective purchasers with illustrated brochures and floor plans. The Company's customers may select custom options to be incorporated into their homes at additional cost.

The Company requires a cash deposit from purchasers at the time a contract of sale is executed. Such deposits are held in trust, escrow, or segregated bank accounts. Purchasers are permitted to cancel their contract and receive a refund of their deposit under certain limited circumstances including their inability to obtain permanent mortgage financing or to sell their existing home. For the years ended March 31, 1999, 1998 and 1997, the Company experienced cancellation rates of 15%, 21%, and 21%, respectively.

Although the Company attempts to limit its inventory of unsold homes, it may commence construction of homes prior to obtaining sales contracts. The Company frequently discounts the purchase price of these homes or provides various options and other sales incentives to purchasers.

Customer Financing

The Company assists customers in arranging permanent mortgage financing by providing information regarding potential mortgage lenders. There currently is an adequate supply of competitively priced permanent mortgages available from unrelated sources to satisfy the needs of home buyers.

The Company receives in cash, at closing, the full sales price for its homes, less any financing subsidies, deposits, closing costs, and loan repayments.

Competition

The homebuilding industry is highly competitive and fragmented. The Company competes in the geographic area in which it operates with numerous residential construction companies ranging from small local builders to large regional and national builders. The Company's competitors include: Pulte Corporation, Centex Corporation, U.S. Home Corporation and Lennar Corporation. The national builders and many of the local and regional companies have higher sales and greater financial resources than the Company. The Company considers all homes, whether offered for sale or rent (including apartment and condominium housing), to be competitive with its homes in each local area in which the Company operates. The Company competes primarily on the basis of quality, location, price, design, and reputation.

Regulation

The Company's business is affected by various local, state, and Federal statutes, ordinances, rules, and regulations concerning zoning, building design and construction, home sales, environmental protection, and other matters. Changes in governmental regulations may adversely affect the Company's business.

Many of the homes built by the Company are approved for FHA or VA financing. Where required, all construction is inspected by local government inspectors and, on FHA and VA approved homes, by FHA or VA building inspectors.

Employees

The Company employed 34 persons as of March 31, 1999 of whom 3 were executive officers, 11 were sales personnel, 9 were administrative and clerical personnel and 11 were involved in construction and supervision of construction. The Company believes its employee relations are satisfactory.

Item 2.  Properties

As of March 31, 1999, the Company occupied leased office facilities in Tampa, Florida totaling approximately 3,170 square feet. See Notes 1 and 7 in Notes to Consolidated Financial Statements of the Company appearing elsewhere in this report.

Item 3.  Legal Proceedings

On April 16, 1990, the Company and certain of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). On August 12, 1992, the Bankruptcy Court entered an order confirming the Company's Plan of Reorganization (the "Plan" or "Plan of Reorganization"). The Plan expired on August 12, 1998.

The Company is involved from time to time in other litigation arising in the ordinary course of business which is not expected to have a material adverse effect on the Company's financial position or its results of operations. See
Note 7 in Notes to Consolidated Financial Statements of the Company appearing elsewhere in this report.

Item 4.  Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of shareholders during the fourth quarter of the fiscal year covered by this report.

                                     PART II

Item 5.  Market for Registrant's Common Equity and Related Stockholder Matters

At the 1994 Annual Meeting of Stockholders the stockholders approved a proposal to adopt certain amendments (the "Amendments"), to the Company's Restated Certificate of Incorporation (i) to effect a 1-for-10 reverse stock split of the Company's issued and outstanding common stock (the "Reverse Stock Split"), and
(ii) to change the number of authorized shares of common stock from 30 million to 10 million. The Amendments did not change the par value of the common stock which remained at $.01 per share. The Amendments became effective on May 31, 1995 with the filing of a Certificate of Amendment with the Secretary of State of Delaware.

At the 1998 Annual Meeting of Stockholders the stockholders approved a proposal to adopt an amendment (the "Amendment"), to the Company's restated Certificate of Incorporation to effect a 1-for-3 reverse stock split of the Company's issued and outstanding common stock. This Amendment did not change the par value of the common stock which remained at $.01 per share or the number of authorized shares which remained at 10 million. The Amendment became effective on December 1, 1998 with the filing of a Certificate of Amendment with the Secretary of State of Delaware.

The effect of the reverse stock splits as set forth above has been retroactively reflected in this report.

Shares of the Company's common stock are traded in the over-the-counter market. The trading symbol is "IAHM".

The following table sets forth the range of high and low bid prices for the periods indicated as reported by the National Quotation Bureau (which reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions).

                                                 High                 Low
                                                 ----                 ---
Calendar Year 1997
------------------
First Quarter                                  $ 4.89              $ 3.57
Second Quarter                                   4.68                3.57
Third Quarter                                    4.50                4.14
Fourth Quarter                                   4.50                4.14

Calendar Year 1998
------------------
First Quarter                                    4.50                4.50
Second Quarter                                   4.50                3.47
Third Quarter                                    5.25                2.63
Fourth Quarter                                   6.38                3.93

Calendar Year 1999
------------------
First Quarter                                    7.50                4.75

As of June 1, 1999, there were 2,323 stockholders of record.

The Company has never declared or paid any cash dividends. Although in all other respects the Plan has expired, the Company may not pay any cash dividends to stockholders until it has first paid an additional $1,250,000 to the creditors pursuant to a continuing obligation under the Plan.

Item 6.  Selected Financial Data

               Selected Consolidated Statements of Operations (1)
                             (Dollars in thousands)

                                                                      Year Ended March 31,
                                    ------------------------------------------------------------------------------------------------
                                        1999 (2)          1998 (3)             1997              1996              1995
                                    ------------------------------------------------------------------------------------------------
Revenues:
Home sales                                   $49,992             $54,401          $65,156            $55,983          $50,347
Interest and other income                        355                 482              617                792              878
                                    ------------------------------------------------------------------------------------------------
                                              50,347              54,883           66,773             56,775           51,225
                                    ------------------------------------------------------------------------------------------------
Costs and expenses:
Cost of home sales                            42,236              47,359           57,712             48,425           43,455
Restructuring provision                            -               1,840                -                  -                -
Selling, general and administrative            6,144               6,137            7,455              6,541            5,673
Interest                                         373                 473              545                747              857
Depreciation                                      88                 158              131                 59               81
Reversal of creditor liability(2)            (1,322)                   -                -                  -                -
                                    ------------------------------------------------------------------------------------------------
                                              47,519              55,967           65,843             55,772           50,066
                                    ------------------------------------------------------------------------------------------------
Income (loss) before income taxes              2,828             (1,084)              930              1,003            1,159
                                    ------------------------------------------------------------------------------------------------
Provision (benefit) for income taxes             583               (380)              280                 60               72
                                    ------------------------------------------------------------------------------------------------
Net income (loss)                             $2,245              ($704)             $650               $943           $1,087
                                    ------------------------------------------------------------------------------------------------
Per Common Share:
Basic net income (loss)                        $2.47              ($.76)             $.71              $1.04            $1.20
                                    ================================================================================================
Weighted average number of shares
used in basic net income (loss) per
share data, as adjusted for the Reverse      908,550             928,525          921,675            908,132          908,132
                                    ================================================================================================
Stock Splits
Diluted net income (loss)                      $2.45              ($.76)             $.70              $1.02            $1.18
Weighted average number of common
and common equivalent shares                 917,350             928,525          929,345            920,637          920,099
                                    ================================================================================================

                  Selected Consolidated Balance Sheet Data (1)
                             (Dollars in thousands)

                                     March 31,      March 31,      March 31,      March 31,        March 31,
                                       1999         1998 (3)         1997            1996            1995
                                  ---------------------------------------------------------------------------
Receivables                       $     1,626    $       532    $       949    $      1,223    $         444
Collateral for bonds payable            3,199          4,500          4,972           5,871            7,620
Real estate inventory                  18,247         20,964         22,654          21,860           16,997
Total assets                           24,768         28,183         31,757          31,527           27,668
Mortgage notes and loans payable        8,571         11,246         13,967          13,814            9,724
Bonds payable                           3,068          4,341          4,800           5,660            7,362
Total liabilities                      16,222         21,749         24,623          25,073           22,177
Stockholders' equity                    8,546          6,434          7,134           6,454            5,511

                 ----------------------------------------------

(1) In conjunction with the Reorganization, the Company adopted fresh start reporting pursuant to which all assets and assumed liabilities are restated to reflect their reorganization value which approximates their fair value at the date of reorganization. Accordingly, the Selected Consolidated Statements of Operations for the period March 31, 1995 through March 31, 1999 and the Selected Consolidated Balance Sheet Data as of March 31, 1995 through March 31, 1999 are not comparable to the related statements for any prior period and as of any prior date.

(2) The Selected Consolidated Statement of Operations for the year ended March 31, 1999 includes income of $1,322,000 resulting from the reversal of an estimated liability to creditors established during the year ended March 31, 1993 for which no payment was required.

(3) The Selected Consolidated Statement of Operations and Selected Consolidated Balance Sheet Data for the year ended March 31, 1998 include a charge for the restructuring of operations of $1,840,000 (i.e. exiting from the Washington, D.C. market).

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and the notes thereto and other financial information included elsewhere in this Annual Report on Form 10-K. Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. See "Special Note Regarding Forward-Looking Statements".

During 1996 and 1997 an adverse housing market in Metropolitan Washington, D.C., especially in the areas in which the Company conducted home building operations, resulted in continued operating losses in the Company's Metropolitan Washington, D.C. subsidiary. Management changes were made and administrative costs were reduced in order to minimize the loss. In addition, several communities in which operations had been poorly performing were abandoned. Notwithstanding those changes, lower operating margins and higher selling expenses continued to adversely affect the Company's ability to restore profitability in the Metropolitan Washington, D.C. market. Accordingly during the quarter ended December 31, 1997 the Board of Directors of the Company approved management's plan to discontinue the building and sale of homes and effect an orderly withdrawal from the Metropolitan Washington, D.C. housing market. Homes for which the Company had entered into non-contingent contracts have been completed and model homes and excess lot inventory have been sold. The only remaining activities are the administrative functions associated with the wind-down of the subsidiary.

Liquidity and Capital Resources

The consolidated financial statements for the year ended March 31, 1998 include a restructuring charge of $1,840,000 ($1,214,000 after benefit for federal income tax) associated with the termination of home-building operations in Metropolitan Washington, D.C. (See Notes 1 and 11 in Notes to the Consolidated Financial Statements of the Company appearing elsewhere in this report). The Company believes that it has sufficient cash flow and cash on hand to absorb any remaining costs associated with the restructuring.

The Company, through its subsidiary, obtains financing from commercial banks for a portion of the cost of acquiring finished building lots and for most of the costs of the construction of homes. This financing is generally available for homes that are subject to a contract of sale and also for a limited number of homes in advance of sale. The Company's loan commitments as well as current banking regulations generally limit the portion of each home that can be financed to approximately 75% of its value. Since the Company must use its own capital resources to fund those costs that cannot be financed, the Company's future growth will be limited by the amount of such resources. As a result of the use of these financing arrangements, the Company is currently, and expects to continue to be, highly leveraged.

The Company's subsidiary currently has financing agreements in the aggregate amount of $19,900,000 with commercial banks located in the area in which it operates. The terms of these financing agreements vary, are each for one year or more from their date of origination (with expiration dates ranging from July, 1999 to October, 2000), are generally guaranteed by the Company, and are all secured by the related real estate inventory. During the fiscal year ended March 31, 1999 a portion of these agreements up to an aggregate maximum amount of $19,500,000 along with a specific indemnification of certain environmental conditions were guaranteed by the Company's Chairman and President. In consideration thereof the Company agreed to pay a guaranty fee equal to the lessor of $80,000 or 1% of the amount guaranteed. The obligations of the Company's Chairman and President continue during the term of the loan agreement subject to certain ratios and financial performance of the Company which have been satisfied as of March 31, 1999.

The Company generally acquires finished building lots under contracts which spread the acquisition of such lots over a period of time that roughly coincides with the estimated time required for the construction and sale of homes on those lots. At March 31, 1999, the Company had commitments to purchase 635 finished building lots at a total purchase price of approximately $17,270,000 over a four-year period. These commitments assure a continuing supply of finished building lots in the near future. Substantial deposits will be forfeited if the Company is unable to satisfy these commitments.

During the year ended March 31, 1996, the Company purchased a parcel of land in Greater Tampa, Florida containing approximately 360 lots of which 300 were undeveloped. Through March 31, 1999, the Company had developed 257 of those lots into finished building lots and had delivered 148 homes on those lots. The Company obtained financing from a commercial bank to fund a portion of the cost of acquiring and developing the land.

The Company's short-term liquidity and its ability to operate over the short-term are reasonably assured by the financing agreements in place, by the Company's backlog of sales contracts, and by the commitments to acquire finished building lots. The Company's long-term liquidity is not affected by any material capital expenditures but would be impacted by the inability to renew certain of the financing agreements when they mature. The strength of the housing market in the area where the Company will continue operations and the ability of the Company to maintain a continual supply of finished building lots will also affect the Company's long-term liquidity. Management believes that the Company currently has adequate financing and liquidity to meet its financial obligations and will be able to fund the acquisition and construction of inventory to support modest growth. However, there is no assurance that such financing will be available to the Company in the future.

The Plan provided for distributions to creditors equal to 50 percent of future cash flows (as defined in the Plan), if any, for the periods ending June 30, 1993 through June 30, 1998. The plan also requires that before the Company can pay any dividends to stockholders it must first pay to certain holders of creditors' claims $1,250,000. The Plan also contained other restrictive covenants regulating various aspects of the Company's operations. With the exception of the dividend restriction which continues, all other restrictive covenants expired on August 12, 1998.

During the year ended March 31, 1993 the Company provided an estimated liability for potential distributions of cash flow to creditors of $1,322,000. The Company has calculated the cash flow (as defined in the Plan) for the cumulative six year period ended June 30, 1998 and has determined that there was no cash flow (as defined in the Plan) for that period.

Accordingly, no distribution to creditors was required. At June 30, 1998, the Company reversed the estimated liability and recognized income of $1,322,000.

Results of Operations

The following table and the paragraphs that follow set forth certain information with respect to homes delivered and homes sold during the periods presented (dollars in thousands). For comparative purposes, the information has been restated to eliminate the results from restructured operations (i.e. the exiting from the Washington, D.C. market).


                                                                 Year Ended March 31,
                                   ---------------------------------------------------------------------------------
                                             1999                        1998                       1997
                                   ---------------------------------------------------------------------------------
Home delivered
    Units                                               354                        321                     309
    Home sales revenue                              $49,992                    $42,102                 $40,282
    Average sales price                             $ 141.2                    $ 131.2                 $ 130.4
Home sold
    Units                                               352                        346                     322
    Sales value                                     $50,351                    $46,244                 $41,839
    Average sales price                             $ 143.0                    $ 133.7                 $ 129.9

The increase in home sales revenues for the year ended March 31, 1999 compared to the year ended March 31, 1998 and the increase in home sales revenues for the year ended March 31, 1998 compared to the year ended March 31, 1997 both result from a combination of an increase in the number of units delivered and an increase in the average sales price of the units delivered. The increase in the number of units delivered results generally from a greater number of operating communities and timing factors. The increase in the average sales price results from a wider product range and price increases.

The Company realized an increase in the number of homes sold during the year ended March 31, 1999 compared to the year ended March 31, 1998 and an increase during the year ended March 31, 1998 compared to the year ended March 31, 1997. The increases are attributable to an increase in the number of product types in the communities in which the Company builds and a greater number of sales in each community.

The increase in the average sales price of homes sold during the year ended March 31, 1999 compared to the year ended March 31, 1998 and the increase during the year ended March 31, 1998 compared to the year ended March 31, 1997 results from a wider product range and price increases.

The following table sets forth certain information with respect to homes sold under contract but not delivered ("backlog") at the dates shown (dollars in thousands). For comparative purposes the information has been restated to eliminate the results from restructured operations (i.e. the exiting from the Washington D.C. market).


                                                                 Year Ended March 31,
                                   ---------------------------------------------------------------------------------
                                             1999                        1998                       1997
                                   ---------------------------------------------------------------------------------
Backlog
    Units                                               105                        107                      82
    Sales value                                     $15,168                    $14,676                 $10,372
    Average sales price                             $ 144.5                    $ 137.2                 $ 126.5

There are no contingent contracts in the backlog.

The number of units in the Company's backlog of sales contracts decreased slightly at March 31, 1999 compared to March 31, 1998. However, the value of its backlog of sales contracts increased. The decrease in the number of units is not material. The increase in the value of the backlog is attributed to an increase in the average sales price per unit resulting from a wider product range and price increases.

The Company realized an annual increase in the number and value of its backlog of sales contracts at March 31, 1998 compared to March 31, 1997. This increase is attributable to a greater number of product types in the communities in which the company builds homes as well as an increase in the number of sales per community. The increase in the average sales price results from a wider product range and price increases.

Year Ended March 31, 1999 Compared to the Year Ended March 31, 1998.

Results of Operations

The following table sets forth, for the periods indicated, certain information regarding the Company's operations (dollars in thousands). Operations for the year ended March 31, 1999 are not comparable to the year ended March 31, 1998 because of the restructuring of operations (i.e.
the exiting from the Washington, D.C. market).

                                                                          Year Ended March 31,
                                                 -------------------------------------------------------------------
                                                                 1999                            1998
                                                 -------------------------------------------------------------------
                                                          Dollars         %               Dollars         %
                                                 -------------------------------------------------------------------
Home sales revenues                                       $49,992            100.0        $54,401            100.0
Cost of home sales                                         42,236             84.5         47,359             87.1
Gross profit                                                7,756             15.5          7,042             12.9
Selling, general and administrative
expenses                                                    6,144             12.3          6,137             11.3
Restructuring charge                                            -                -          1,840              3.4
Income (loss) before income taxes and
reversal of creditor liability                              1,506              3.0         (1,084)            (2.0)
Reversal of creditor liability                              1,322              2.6              -                -
Income (loss) before income taxes                           2,828              5.6         (1,084)            (2.0)

Interest and Other Income

Interest and other income includes $337,000 and $423,000 and interest expense includes $333,000 and $416,000 for the years ended March 31, 1999 and March 31, 1998, respectively, from wholly-owned finance subsidiaries established in prior years to sell collateralized mortgage obligations through participation in various multi-builder bond programs. The decrease in both income and expense results from decreases in mortgages receivable due to payoffs which reduces the related debt.

Income Taxes

For the year ended March 31, 1999 a provision for income tax of $583,000 was recorded. For the year ended March 31, 1998 a net income tax benefit of $380,000 was recorded. The effective tax rates for years ended March 31, 1999 and 1998 were 21% and 35%, respectively. The change in the effective tax rate results primarily from the reversal of creditor liability which is not subject to income tax.

Restructuring Provision

The year ended March 31, 1998 includes a restructuring charge of $1,840,000 associated with the termination of home-building operations in Metropolitan Washington, D.C. The year ended March 31, 1999 did not include any restructuring charge.

Creditor Liability

The year ended March 31, 1999 includes a reversal of an estimated liability for potential distributions of cash flow to creditors of $1,322,000. The year ended March 31, 1998 did not include any reversal of creditor liability.

The following table sets forth, for the periods indicated, certain information regarding the Company's remaining Florida operations (dollars in thousands).

                                                                          Year Ended March 31,
                                                 -------------------------------------------------------------------
                                                                 1999                            1998
                                                 -------------------------------------------------------------------
                                                          Dollars         %               Dollars         %
                                                 -------------------------------------------------------------------
Home sales revenues                                       $49,992            100.0        $42,102            100.0
Cost of home sales                                         42,236             84.5         35,759             84.9
Gross profit                                                7,756             15.5          6,343             15.1
Selling, general and administrative
expenses                                                    5,690             11.4          4,677             11.1
Income before income taxes                                  1,931              3.9          1,497              3.6

Gross profit increased in amount and as a percentage of home sales revenues over the prior comparable period. The increase in gross profit is attributed primarily to higher home sales revenues and a decrease in cost of home sales as a percentage of home sales revenues.

Selling, general and administrative expenses for the year ended March 31, 1999 increased in amount and as a percentage of home sales revenues over the prior comparable period. The increase in selling expenses is primarily attributed to the higher home sales revenues. The increase in general and administrative expenses is attributed to higher employment costs and expenses.

The change in pre-tax profit for the year ended March 31, 1999 compared to the year ended March 31, 1998 is a reflection of the changes in gross profit and in selling, general, and administrative expenses as discussed above.

Year Ended March 31, 1998 Compared to the Year Ended March 31, 1997.

Results of Operations

The following table sets forth, for the periods indicated, certain information regarding the Company's operations (dollars in thousands). Operations for the year ended March 31, 1998 are not comparable to the year ended March 31, 1997 because of the restructuring of operations (i.e.
the exiting from the Washington, D.C. market).

                                                                          Year Ended March 31,
                                                 -------------------------------------------------------------------
                                                                 1998                            1997
                                                 -------------------------------------------------------------------
                                                          Dollars         %               Dollars         %
                                                 -------------------------------------------------------------------
Home sales revenues                                       $54,401            100.0        $66,156            100.0
Cost of home sales                                         47,359             87.1         57,712             87.2
Gross profit                                                7,042             12.9          8,444             12.8
Selling, general and administrative
expenses                                                    6,137             11.3          7,455             11.3
Restructuring provision                                     1,840              3.4              -                -
(Loss) income before income taxes                          (1,084)            (2.0)           930              1.4

Interest and Other Income

Interest and other income includes $423,000 and $483,000 and interest expense includes $416,000 and $471,000 for the years ended March 31, 1998 and March 31, 1997, respectively, from wholly-owned finance subsidiaries established in prior years to sell collateralized mortgage obligations through participation in various multi-builder bond programs. The decrease in both income and expense results from decreases in mortgages receivable due to payoffs which reduces the related debt.

Income Taxes

For the year ended March 31, 1998 a net income tax benefit of $380,000 was recorded. For the year ended March 31, 1997 a provision for income taxes of $280,000 was recorded. The effective tax rates for years ended March 31, 1998 and 1997 were 35% and 30%, respectively. The change in the effective tax rate was the result of a reversal of a prior year tax reserve.

Restructuring Provision

The year ended March 31, 1998 includes a restructuring charge of $1,840,000 associated with the termination of home-building operations in Metropolitan Washington, D.C. The year ended March 31, 1997 did not include any restructuring charge.

The following table sets forth, for the periods indicated, certain information regarding the Company's remaining Florida operations (dollars in thousands).

                                                                          Year Ended March 31,
                                                 -------------------------------------------------------------------
                                                                 1998                            1997
                                                 -------------------------------------------------------------------
                                                          Dollars         %               Dollars         %
                                                 -------------------------------------------------------------------
Home sales revenues                                       $42,102            100.0        $40,282            100.0
Cost of home sales                                         35,759             84.9         34,172             84.8
Gross profit                                                6,343             15.1          6,110             15.2
Selling, general and administrative
expenses                                                    4,677             11.1          4,123             10.2
Income before income taxes                                  1,497              3.6          1,874              4.7

While gross profit increased for the year ended March 31, 1998 compared to the year ended March 31, 1997, gross profit as a percentage of home sales revenue decreased slightly. The percentage decrease is not deemed to be material.

Selling, general and administrative expenses for the year ended March 31, 1998 increased in both amount and percentage when compared to the prior comparable period. The increase in selling, general and administrative expenses is due principally to higher general and administrative expenses resulting from increased employment costs. In addition, higher total selling and marketing expenses were incurred due to the increase in home sales revenues and a small increase in per unit selling and marketing expenses. The percentage increase in selling, general and administrative expenses is due to the reasons set forth above.

The change in pre-tax profit for the year ended March 31, 1998 compared to the year ended March 31, 1997 is a reflection of the changes in gross profit and in selling, general, and administrative expenses as discussed above.

Inflation and Business Cycles

General economic conditions in the United States, and particularly the impact of inflation, availability of funds and other factors on interest rates, affect both the Company's sales and its costs. Inflation can have a long-term impact on the Company because increasing costs of land, materials, and labor result in higher sales prices of its homes. In addition, increases in interest rates on permanent mortgages generally result in reduced sales rates. The Company's business is also affected by local economic conditions, such as unemployment rates and housing demand in the market in which it builds homes. Homebuilding is a cyclical industry in which economic conditions have a substantial impact on operating performance.

Year 2000

The Company believes that Year 2000 issues are not material to its business and that the consequences of such issues would not have a material effect on the Company's business, results of operations or financial condition without taking into account the Company's efforts to avoid those consequences. Nevertheless management is taking what it believes to be all necessary steps to become Year 2000 compliant.

Substantially all of the Company's computer equipment is relatively new and, when purchased, was and is Year 2000 compliant. To bring its mainframe computer into compliance, the Company has engaged Pro Data Business Computers ("Pro Data") to make the changes in its mainframe computer which are necessary to make it Year 2000 compliant. Pro Data commenced its work during the fiscal quarter ending March 31, 1999 and expects to complete its work prior to September 30, 1999. The Company estimates that the necessary work will cost approximately $5,000. The costs for such work will be expensed. Only limited testing of the Company's computer systems is expected to be necessary.

The costs of purchasing existing Year 2000 compliant computer equipment was approximately $10,000, all of which was financed from working capital and capitalized with a provision for amortization over a period of two years.

The Company believes that its existing software programs are capable of being modified to conform to Year 2000 requirements. The estimated costs of modification of the Company's software programs and the purchase of comparable Year 2000 compliant software will not exceed $5,000. Costs of modifying and purchasing software will be expensed as incurred.

Most of the materials used by the Company in connection with its home-building activities are purchased from local suppliers for whom Year 2000 issues as they relate to the Company are either non-existent or immaterial. The Company has made inquiries of its principal suppliers, i.e., those firms from whom it purchases appliances (General Electric Company), concrete (CSR/Rinker Materials), lumber (Hillsborough Builders Supply) and windows (Norandex) but as yet is not in a position to assess the Year 2000 readiness of such suppliers. Because the Company is a relatively modest customer of the suppliers of certain of those items, management believes that it will have only limited opportunities to engage in interactive testing with such suppliers for the purpose of determining Year 2000 readiness for transactions with them. The Company has received verbal assurances from these principal suppliers as to their readiness.

Because of the nature of the Company's relationship with its home-buyer customers, Year 2000 issues are not directly relevant to such relationships.

The Company has not formulated any contingency plan with respect to its failure or the failure of any of its suppliers to be Year 2000 compliant prior to December 31, 1999. The Company does not believe that a failure by the Company or any of its suppliers to be Year 2000 compliant by that date will have a material adverse effect on its business.

Special Note Regarding Forward-Looking Statements

Certain statements in this Section and "Business" and elsewhere in this Annual Report on Form 10-K constitute "forward-looking statements". Such forward-looking statements include the discussions of the business strategies of the Company and expectations concerning future operations, margins, profitability, liquidity and capital resources. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that any forward-looking statements will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the demographic trends and other conditions impacting the housing market in the areas in which the Company operates, competition in such areas, the availability of financing, litigation outcomes, and general economic and business conditions which may impact levels of disposable income of potential home buyers.

Item 8.  Financial Statements and Supplementary Data

The information required under this item is incorporated herein by reference to the information provided at Pages F-1 through F-20 of this report.

Item 9. Change in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

                                    PART III

Item 10. Directors and Executive Officers of the Registrant


The following table sets forth certain information concerning the directors and executive officers of the Company as of July 31, 1999:



Name                            Age         Position                                       Director's
                                                                                           Term
                                                                                           Ending
----------------                --          -----------------------------                  ----
Robert J. Suarez                50          President and Chairman of the                  2001
                                            Board of Directors
Robert I. Antle                 44          Executive Vice President,                      2001
                                            Treasurer, Secretary, Chief
                                            Financial Officer and Director
Peter A. Davis                  62          Vice President and Director                    2001
William D. Aiken                42          Director                                       1999 1/

--------

1/ The Company's Board of Directors has proposed that Mr. Aiken be elected as a Class I director at the Company's 1999 annual meeting of shareholders. Mr. Aiken has

                                                                  (continued...)

Dionel Cotanda                  61          Director                                       2000
James G. Farr                   50          Director                                       2000
Jeffrey D. Prol                 36          Director                                       1999 2/


Set forth below are the biographies of the directors and executive officers of the Company:


     Robert J. Suarez, 50, has served as a director since 1992. Mr. Suarez was appointed Chairman and President of the Company in September 1992. He co-founded Suarez Housing Corporation in 1974. Mr. Suarez has for more than five years served as Chairman and President of Suarez Housing Corporation.


     Robert I. Antle, 44, has served as a director since 1996. Mr. Antle has been employed by Suarez Housing Corporation as Vice President, Chief Financial Officer and Secretary for a period of more than five years. He currently serves as Executive Vice President, Treasurer, Secretary and Chief Financial Officer of the Company.


     Peter A. Davis, 62, has served as a director since 1994. Mr. Davis became a Vice President of the Company and Suarez Housing Corporation in September 1998. Prior thereto he had been a consultant to the Company since November 1992. Mr. Davis is a Certified Public Accountant.


     William D. Aiken, 42, has served as a director since 1992. Mr. Aiken was appointed to the Board of Directors by the International American Homes, Inc. Creditors Committee. Mr. Aiken is also a Director of Suarez Housing Corporation, a subsidiary of the Company. Mr. Aiken is a Certified Public Accountant who has been engaged in private practice in Lake Worth, Florida since 1992. Prior to 1992, and for a period of more than five years, Mr. Aiken was the Chief Financial Officer of Pope Associates, Tru-Line Industries, and ADP Lumber, which were primarily engaged in the businesses of retail building materials and roof and floor truss manufacturing in Southeastern Florida.


     Dionel Cotanda, 61, has served as a director since 1992. Mr. Cotanda was appointed to the Board of Directors by the Official Creditors Committee in the Reorganization Cases of International American Homes, Inc., Inland Pacific Communities, Inc., Porten Sullivan Corporation of Florida, Suarez Housing Corporation, Beacon Hill Farm Associates II and Lakeview Professional Park (the "International American Homes, Inc. Creditors Committee"). Mr. Cotanda is also a Director of Suarez Housing Corporation. Mr. Cotanda has been President, Chief Executive Officer and Director of Robbins Engineering, Inc. since its organization in 1990. In addition, Mr. Cotanda has for a period

-----------------

1/ (...continued)
   consented to serve a new three year term expiring in 2002.


2/ The Company's Board of Directors has proposed that Mr. Prol be elected as a Class I director at the Company's 1999 annual meeting of shareholders. Mr. Prol has consented to serve a new three year term expiring in 2002.

of more than five years been Vice President and since 1993 been a Director of Robbins Manufacturing Company. Robbins Engineering, Inc. is a supplier of engineering services, metal plate connectors and software to the metal plate connected wood truss industry and is a supplier to Robbins Manufacturing Company. Robbins Manufacturing Company is a supplier of metal plate connected wood trusses, lumber and related building material products and is a supplier to the Company. Robbins Engineering, Inc. and Robbins Manufacturing Company are both located in Tampa, Florida.


    James G. Farr, 50, has served as a director since 1996. Mr. Farr is an attorney and has for a period of more than five years been the President and Chief Executive Officer of Paramount Title Corporation, a company of which he is the sole stockholder. Paramount Title Corporation conducts a transactional real estate practice and title insurance business in Tampa, Florida.


     Jeffrey D. Prol, 36, has served as a director since 1994. Mr. Prol is an attorney and for a period of more than five years has been associated of the law firm of Ravin, Sarasohn, Cook, Baumgarten, Fisch & Rosen, P.C. ("Ravin, Sarasohn") of Roseland, New Jersey of which he became a member on January 1, 1997. Ravin, Sarasohn served as counsel to the Company in connection with the Chapter 11 bankruptcy filings. Mr. Prol was one of the principal attorneys involved in that matter.


The Board of Directors


     The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company's business through discussions with the Chairman and other members of management and staff, by reviewing materials provided to them, and by participating in board and committee meetings. The Board met three times during the fiscal year ended March 31, 1999. All of the Directors attended at least 75% of those meetings.


Committees of the Board


     The Company's Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.


     Audit Committee: This committee meets with management to review the adequacy of the Company's internal controls, accounting policies, financial reporting, and the scope and results of the audit engagement. In addition, the Audit Committee:


    o meets with appropriate Company financial personnel and independent auditors in connection with these reviews; and

    o recommends the appointment of the Company's independent auditors to the board.


     Members of the Audit Committee are Mr. Aiken, Mr. Davis and Mr. Antle. Two Audit Committee meetings were held during the fiscal year ended March 31, 1999.


     Compensation Committee: This committee makes recommendations to the Board of Directors regarding the amount of and form of compensation awarded to the executive officers of the Company and to the employees of the Company whose annual salaries exceed $75,000 per year. The committee also administers the Company's Non-Qualified Stock Option Plan. Members of the Compensation Committee are Mr. Cotanda, Mr. Davis, Mr. Aiken and Mr. Prol. One meeting of the Compensation Committee was held during the fiscal year ended March 31, 1999.


     Nominating Committee: This committee establishes procedures for the selection, retention, and performance evaluation of directors; reviews board governance procedures; and reviews the Company's ethics and compliance program. The committee also reviews the composition of The Company's Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors. The Committee also will consider nominations by stockholders submitted in writing to the Chairman of the Board of Directors. Members of the Nominating Committee are Mr. Antle, Mr. Cotanda and Mr. Farr. The Nominating Committee recommended this year's director nominations at its June 1999 meeting.


     Executive Committee: This committee has the authority to review and approve all land acquisitions by the Company's subsidiaries and all guarantees by the Company of loans to the Company's subsidiaries. Members of the Executive Committee are Mr. Suarez, Mr. Antle, Mr. Cotanda, Mr. Davis and Mr. Farr. The Executive Committee did not meet separately from the Board of Directors during the fiscal year ending March 31, 1999.


Compensation of Directors


     Directors who are employees of the Company receive no additional remuneration for their services as directors. Non-employee directors--those directors not entitled to receive any salary from the Company or its subsidiaries--receive for each Board or committee meeting attended a fee of $3,000 and reasonable travel and other out-of-pocket expenses incurred.


Section 16(a) Beneficial Ownership Reporting Compliance


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (the "Reporting Persons"), to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock other than Mr. Robert J. Suarez.


    Based solely upon review of the copies of the forms furnished to the Company, or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended March 31, 1999 all filings required to be made by Reporting Persons were made on a timely basis.

Item 11.  Executive Compensation

    The following table sets forth a summary of annual and long-term compensation paid by the Company during the fiscal years ended March 31, 1999, 1998, and 1997 to the Chief Executive Officer of the Company and to the other executive officers of the Company whose total compensation for the fiscal year ended March 31, 1999 was in excess of $100,000.


                         Summary Compensation Table (1)



                                                                                          Annual Compensation
                                                                                          -------------------
      Name and                                                                   Salary                          Bonus
  Principal Position                    Year                                      ($)                             ($)
----------------------                  ----                                    --------                        --------
Robert J. Suarez, (2)                   1999                                    $318,004                        $200,000
Chairman and President                  1998                                     303,456                         100,000
                                        1997                                     295,888                          50,000

Robert I. Antle, (2)                    1999                                    $186,308                        $120,000
Executive Vice                          1998                                     167,526                          66,000
President,                              1997                                     162,276                          33,000
Treasurer, Chief
Financial
Officer and Secretary

Peter A. Davis, (3)                     1999                                     $78,501                         $30,000
Vice President                          1998                                      60,000                               0
                                        1997                                      39,000                               0


---------------------------------


(1) The columns designated for the reporting of other annual compensation, restricted stock awards, long-term incentive plan payouts, and long-term compensation awards have been omitted because no compensation of a type required to be reported under such columns was paid to the named executive officers during the period covered by the table. The Company does not grant stock appreciation rights of any kind.

(2) Upon the confirmation of the Plan of Reorganization on August 12, 1992, Suarez Housing Corporation entered into an employment agreement with Robert
    J. Suarez. See "Employment Agreement" below. Subsequently, in September 1992, Mr. Suarez and Mr. Antle were appointed to their positions as Chairman and President, and as Vice President and Secretary, of the Company, respectively. Mr. Antle was subsequently elevated to the position of Executive Vice President, Treasurer and Chief Financial Officer. Accordingly, the compensation appearing on the table above represents all compensation received by the named executive officers from Suarez Housing Corporation during the fiscal years ended March 31, 1999, 1998, and 1997. The named executive officers do not receive compensation directly from the Company.

(3) Peter A. Davis was appointed to his position in September, 1998. Prior thereto he served as a consultant to Suarez Housing Corporation and the Company. Accordingly, the compensation appearing in the table includes all payments made to Mr. Davis from Suarez

Housing Corporation and the Company during the fiscal year ended March 31, 1999, 1998 and 1997. Mr. Davis does not currently receive compensation directly from the Company.


Stock Options


     During the fiscal year ended March 31, 1999 a stock option was granted to Peter A. Davis for 10,000 shares at an exercise price of $5.00 per share, which was the fair market value on the date the option was granted.


     The following table sets forth certain information with respect to the named executive officers concerning the exercise of stock options during the fiscal year ended March 31, 1999 and the value of unexercised stock options held as of March 31, 1999.


   Aggregated Option Exercises in Fiscal Year 1999 and Year-End Option Values



                                                                                            Value of Securities Underlying
                                                          Number of Securities                 Unexercised In-the-Money
                    Shares            Value              Underlying Unexercised               Options at Fiscal Year End
                  Acquired on       Realized           Options at Fiscal Year end                       ($)(1)
                 Exercise (#)          ($)        ------------------------------------- ---------------------------------------
     Name                                            Exercisable       Unexercisable        Exercisable       Unexercisable
------------------------------------------------- ------------------ ------------------ ------------------ --------------------
Robert J.     ----              ----                          9,999             23,334              $39,396            $91,936
Suarez

Robert I.     ----              ----                          1,666             15,000               $7,497            $67,500
Antle

Peter A.      ----              ----                          1,666             11,666               $4,998             $7,497
Davis


(1) The fair market value of the Common Stock at the Company's fiscal year end, March 31, 1999, was $4.75 per share based upon the last trade price as reported by the BLOOMBERG service.


Compensation Committee Report on Executive Compensation


    The Compensation Committee of the Company's Board of Directors administers the Company's executive compensation program and makes specific recommendations to the Board of Directors regarding the amount and form of compensation awarded to the executive officers of the Company and to other employees of the Company whose annual salaries exceed $75,000 per year. The Compensation Committee also administers the Company's Non-Qualified Stock Option Plan. The Compensation Committee is composed of three non-employee directors and one employee-director.


    The Company's executive compensation program is intended to enable the Company to attract, retain and motivate highly qualified executives for the Company and to create an incentive to increase stockholder value. This policy is implemented through the payment of salaries and bonuses and the granting of stock options.

Compensation of the Chief Executive Officer


    In accordance with the terms of the Plan, on August 12, 1992 Suarez Housing Corporation entered into an employment agreement with Robert J. Suarez pursuant to which he serves as Chairman and President of Suarez Housing Corporation. See "Executive Compensation --Employment Agreement." This employment agreement, which was approved by the Bankruptcy Court, governed the terms of Mr. Suarez' employment including his compensation and covered the period from August 12, 1992 through August 12, 1995. On June 22, 1995, the Compensation Committee recommended and the Board of Directors approved a three-year renewal of Mr. Suarez' employment agreement with an annual salary of $290,000 subject to annual Consumer Price Index adjustments. On June 18, 1998, the Compensation Committee recommended and the Board of Directors approved a three year renewal of Mr. Suarez employment agreement with an annual salary of $325,000 subject to annual Consumer Price Index adjustments. Factors that were considered in making this recommendation included the performance of the Company and its principal subsidiary, his agreement to guaranty certain bank loans for Suarez Housing Corporation, and the compensation received by Chief Executive Officers of comparable companies. The market value of the Company's stock was not a factor considered in determining the Chief Executive Officer's compensation. All of Mr. Suarez' compensation is received from Suarez Housing Corporation. He does not receive any compensation directly from the Company. During the fiscal year ended March 31, 1997 a stock option was granted to Robert J. Suarez in the amount of 33,333 shares. The exercise price of $3.9375 was the fair market value on the date the option was granted.


Compensation of Other Executive Officers


    The Compensation Committee made recommendations regarding the compensation of the Company's other executive officers. In those instances Mr. Suarez, the Chairman and President, who was recognized to be most familiar with the individual employees, made recommendations to the Committee as to the amount of the proposed remuneration. Factors considered with respect to each component of compensation were subjective, such as perceptions of the Company's and the individual's performance and any changes or planned changes in functional responsibility. Also considered were the prevailing levels of compensation within the markets where the Company operates. The market value of the Company's stock was not a factor considered in setting executive officer compensation.


Members of the Compensation Committee:


Dionel Cotanda
Peter A. Davis
William D. Aiken
Jeffrey D. Prol


Compensation Committee Interlocks and Insider Participation


    Mr. Dionel Cotanda, a member of the Compensation Committee of the Board of Directors, is President, Chief Executive Officer, and Director of Robbins Engineering, Inc. and Vice President and Director of Robbins Manufacturing Company. During the year ended March 31, 1999, Robbins Engineering, Inc. and Robbins Manufacturing Company sold engineering services, metal plate connected wood trusses, lumber, and related building material products in the amount of approximately $4,625,000 to Suarez Housing Corporation.


    Mr. Peter A. Davis, a member of the Compensation Committee of the Board of Directors, had served as a consultant to the Company since November 1992. The Company entered into a one-year consulting agreement with Mr. Davis commencing November 1, 1992. This agreement was subsequently renewed under similar terms and conditions for five additional one-year terms which expired on November 1, 1998. The agreement provided for Mr. Davis to assist the Company in a broad range of areas. Mr. Davis received compensation at the rate of $1,000 per day with a minimum compensation of $42,000 per year. During the fiscal year ended March 31, 1999, Mr. Davis became a Vice President of the Company.


Employment Agreement


    In accordance with the terms of the Plan, the Company entered into an employment agreement with Robert J. Suarez. The employment agreement was approved by the Bankruptcy Court as part of the Plan and became effective as of the date of confirmation of the Plan, August 12, 1992. Mr. Suarez is currently employed by the Company as Chairman and President. He is also employed by Suarez Housing Corporation as Chairman and President. The employment agreement originally was to expire on August 12, 1995 and was extended by the Board in June 1995 and June 1998 for three additional years, subject to certain modifications, so that it now expires on August 12, 2001. The employment agreement provided for base compensation during the initial three-year term of $250,000 per annum to be adjusted annually in accordance with changes in the Consumer Price Index ("CPI"). Mr. Suarez' base compensation was increased to $290,000 on August 12, 1995 and to $325,000 on August 12, 1998 and will be adjusted thereafter annually in accordance with changes in the CPI. The employment agreement can be terminated at any time for cause, without any further payment. If the employment agreement is terminated without cause, Mr. Suarez shall be entitled to additional compensation equal to six months' pay. The employment agreement, as extended, provides that in the event Mr. Suarez' employment agreement is not renewed on substantially the same terms and conditions, the Company will pay Mr. Suarez six months' base compensation in return for his consulting services during such period. Mr. Suarez agreed, for a number of months (such number of months to coincide with the number of months of termination or non-renewal benefit) after any termination of his employment, not to engage in any business enterprise involving the sale and/or construction of residential housing in direct competition with the Company. Mr. Suarez also agreed, for one year after any termination of his employment, not to induce any employee of the Company to render any services, absent the Company's prior written approval, to or for any person or entity in direct competition with the Company's then existing construction activities.


Item 12.  Security Ownership by Certain Beneficial Owners and Management


    The following table sets forth certain information regarding the beneficial ownership, as defined in the regulations of the Commission, of the Common Stock as of July 31, 1999 held by (i) each director of the Company, (ii) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock and (iii) all directors and executive officers as a group. Except as noted, the individuals named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them:



           Name Beneficially Owned      Number of Shares         Percent of
                                              Owned             Shares Owned
         ---------------------------- ---------------------- -------------------
         Robert J. Suarez                           290,478              33.35%
         Robert I. Antle                              8,181                *
         Peter A. Davis (2)(5)                      105,342              12.09%
         William D. Aiken (1)                         2,221                *
         Dionel Cotanda (2)                           7,803                *
         James G. Farr (1)                            2,221                *
         Jeffrey D. Prol (2)                          2,554                *
         Ronald I. Heller (4)                        67,190               7.72%
         Ina J. Davis (5)                           105,342              12.09%
         David S. Nagelberg (6)                      59,872               6.87%
         All current directors and                  418,800              47.75%
         executive officers as a group
         (7 persons) (3)


---------------------------


*   Less than one percent (1%).


(1) Includes 2,221 shares of Common Stock which each director, to whom this note applies, has the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by each of those directors, but not for the purpose of computing the percentage of class beneficially owned by any other person.


(2) Includes 555 shares of Common Stock which each director, to whom this note applies, has the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by each of those directors, but not for the purpose of computing the percentage of class beneficially owned by any other person.


(3) Includes 6,107 shares of Common Stock which current officers and directors have the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by the directors and executive officers as a group, but not for the purpose of computing the percentage of class beneficially owned by any other group.


(4) Mr. Ronald I. Heller filed a schedule 13D on December 9, 1996 disclosing ownership of 65,894 shares. Mr. Heller is not affiliated with the company or its subsidiaries in any capacity. At March 31, 1998, Mr. Heller reported ownership of 67,190 shares.


(5) Peter A. Davis disclaims any beneficial interest in respect of 46,483 shares held by Ina J. Davis; Ina J. Davis disclaims any beneficial interest in respect of 58,859 shares held by Peter A. Davis.


(6) Although the Company is unaware of any filing on Schedule 13D or 13G filed by Mr. David Nagelberg, pursuant to a list of non-objecting beneficial owners obtained by the Company, it became aware of Mr. David Nagelberg's ownership of 54,965 shares in an individual retirement account. In addition, the Company similarly became aware of 2,100 shares held in custody for Jeremy Nagelberg, 641 shares held in custody for Justin Nagelberg and 2,166 shares held in custody for Jenna Nagelberg, each of whom the

    Company believes is a child of Mr. David Nagelberg. In the absence of a declaration of the contrary, the Company assumes that Mr. David Nagelberg does not disclaim beneficial ownership of such shares.


Item 13.  Certain Relationships and Related Transactions


    During the fiscal year ending March 31, 1999, a portion of a financing agreement with a maximum aggregate amount of $19,500,000 including a specific indemnification of certain environmental conditions was guaranteed by the Company's Chairman and President, Mr. Suarez. In consideration thereof the Company agreed to pay a guaranty fee to Mr. Suarez equal to the lesser of $80,000 or 1% of the amount guaranteed. The obligations of the Company's Chairman and President continue during the term of the loan agreement subject to certain ratios and financial performance of the Company which have been satisfied as of March 31, 1999. The Company has agreed to indemnify the President and Chairman in the event that this personal guarantee is called.


    A member of the Board of Directors, Mr. Dionel Cotanda, is Vice President and Director of a company which during the year ended March 31, 1999 sold lumber and certain other building material products in the amount of approximately $4,625,000 to Suarez Housing Corporation, a subsidiary of the Company. Suarez Housing Corporation purchases all of its requirements for those products from this company.


    A member of the Board of Directors, Mr. James G. Farr, is the sole stockholder and President and Chief Executive Officer of Paramount Title Corporation. During the years ended March 31, 1999, 1998 and 1997, Paramount Title Corporation provided settlement and title insurance services for substantially all the homes sold by Suarez Housing
Corporation.

    See Note 10 in Notes to the Consolidated Financial Statements of the Company appearing elsewhere in this report.

                                     PART IV

Item 14.  Exhibits, Financial Statements, Schedules, and Reports on Form 8-K

    (a) Financial Statements. The following consolidated financial statements are filed as part of this Annual Report on Form 10-K. (All other schedules are omitted as the required information is inapplicable, or the information is presented in the financial statements and related notes thereto):


               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                                                                            Page

Report of Independent Certified Public Accountants...........................F-1

Consolidated Balance Sheets as of March 31, 1999 and 1998....................F-2

Consolidated Statements of Operations for the three years ended March 31,
1999.........................................................................F-4

Consolidated Statements of Changes in Stockholders' Equity for the three years ended March 31, 1999.........................................................F-5

Consolidated Statements of Cash Flows for the three years
ended March 31, 1999.........................................................F-6

Notes to Consolidated Financial Statements...................................F-7

    (b) Reports on Form 8-K. No reports on Form 8-K were filed by the Company during the last quarter of the fiscal year ended March 31, 1999.

    (c)   Exhibits. The following exhibits are filed as part of this Annual
          Report:

Exhibit
Number
2.1       -     Second Amended Disclosure Statement dated as of June  29, 1992 and Third
                Amended Joint Plan of Reorganization dated June 29, 1992 (incorporated by reference to Exhibit 2.4 to Annual Report on Form 10-K for the fiscal year ended
                March 31, 1993).

2.2       -     Fourth Amended Joint Plan of Reorganization dated November 17, 1992
                (incorporated by reference to Exhibit 2.5 to Annual Report on Form 10-K for the
                fiscal year ended March 31, 1993).

3.1(a)    -     Restated Certificate of Incorporation of Registrant (incorporated by reference to
                Exhibit 4 to Quarterly  Report on Form 10-Q for the quarter ended September 30,
                1989).

3.1(b)    -     Certificate of Amendment to the Restated Certificate of Incorporation of Registrant
                dated September 8, 1994 (incorporated by reference to Exhibit 3.1(b) to Annual
                Report on Form 10-K for the fiscal year ended March 31, 1995).

3.1(c)    -     Certificate of Amendment to the Restated Certificate of Incorporation of Registrant
                dated May 22, 1995 (incorporated by reference to Exhibit 3.1(c) to Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

3.1(d)    -     Certificate of Amendment to the Restated Certificate of Incorporation of Registrant
                dated November 19, 1998.

3.2       -     By-laws of Registrant (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-K for the fiscal year ended March 31, 1989).

10.1      -     Key Employee Agreement dated August 12, 1992 of Robert J. Suarez
                (incorporated by reference to Exhibit 10.17 to Annual Report on Form 10-K for the fiscal year ended March 31, 1993).

10.2      -     Non-Qualified Stock Option Agreement dated August 12, 1992 between Robert J.
                Suarez and the Registrant (incorporated by reference to Exhibit 10.19 to Annual
                Report on Form 10-K for the fiscal year ended March 31, 1993).

10.3      -     Guaranty dated as of January 20, 1993 by Robert J. Suarez to First Florida Bank,
                N.A. (incorporated by reference to Exhibit 10.23 to Annual Report on Form 10-K for the fiscal year ended March 31, 1993).

10.4      -     Indemnity Agreement dated as of January 20, 1993 by Suarez Housing
                Corporation, the Registrant, and Robert J. Suarez to and for the benefit of First
                Florida Bank, N.A. (incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K for the fiscal year ended March 31, 1993).

10.5      -     Mortgage Modification Agreement dated as of October 7, 1994 by and between
                Barnett Bank of Tampa and Suarez Housing Corporation (incorporated by reference to Exhibit 10.6 to Annual Report on Form 10-K for the fiscal year ended
                March 31, 1995).

10.6      -     Consulting Agreement dated as of November 1, 1993 between Peter Davis and the
                Registrant (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form
                10-Q for the quarter ended December 31, 1993).

10.7      -     Amended and Restated Master Loan Agreement dated as of November 17, 1995 between Nations Bank of Florida, N.A. and Suarez Housing Corporation (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the fiscal year ended March 31, 1996).

10.8      -     Second Amendment to Amended and Restated Loan Agreement and Partial Release
                of Guaranty Agreement dated as of October 30, 1995 by and between Barnett Bank of Tampa and Suarez Housing Corporation (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K for the fiscal year ended March 31, 1996).

10.9      -     Amendment, dated December 1996, between Suarez Housing Corporation and
                NationsBank, N.A. (South), successor by merger to NationsBank of Florida,
                N.A., to the Amended and Restated Master Loan Agreement, dated November
                17, 1995, between Suarez Housing Corporation and NationsBank of Florida,
                N.A. (filed herewith).


10.10     -     Amendment, dated December 18, 1997, between Suarez Housing Corporation and NationsBank, N.A., successor by merger to NationsBank, N.A. (South) to the Amended and Restated Master Loan Agreement, dated November 17,
                1995, between Suarez Housing Corporation and NationsBank of Florida, N.A.
                (filed herewith).


10.11     -     Amended and Restated Master Loan Agreement, dated as of July 2, 1998, between Barnett Bank, N.A. and Suarez Housing Corporation (filed herewith).


10.12     -     Amendment, dated February 23, 1999, between Suarez Housing Corporation and NationsBank, N.A., successor by merger to Barnett Bank, N.A. to (i)
                Amended and Restated Master Loan Agreement, dated November 17, 1995, between Suarez Housing Corporation and NationsBank of Florida, N.A. and



                (ii) Amended and Restated Master Loan Agreement, dated July 2, 1998, between Suarez Housing Corporation and Barnett Bank, N.A. (filed herewith).


10.13     -     Amendment, dated July 2, 1999, by and between Suarez Housing Corporation and Bank of America, N.A., successor by merger to NationsBank, N.A. to (i)
                Amended and Restated Master Loan Agreement, dated November 17, 1995, between Suarez Housing Corporation and NationsBank of Florida, N.A. and
                (ii) Amended and Restated Master Loan Agreement, dated July 2, 1998, between Suarez Housing Corporation and Barnett Bank, N.A. (filed herewith).



21        -     List of subsidiaries of the registrant (incorporated by reference to Exhibit 21 to
                Annual Report on Form 10-K for the fiscal year ended March 31, 1994).


27        -     Financial Data Schedule (filed herewith).


                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  August 18, 1999   INTERNATIONAL AMERICAN HOMES, INC.


                         By: /s/ Robert J. Suarez
                             --------------------
                             Robert J. Suarez
                             Chairman of the Board of Directors and President (Principal Executive Officer)


                         By: /s/ Robert I. Antle
                             -------------------
                             Robert I. Antle
                             Executive Vice President, Secretary, Treasurer, and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.


Signature                    Title                               Date
---------                    -----                               ----

/s/ Robert J. Suarez         Chairman of the Board of            August 18, 1999
--------------------         Directors and President
Robert J. Suarez

/s/ Robert I. Antle          Executive Vice President and        August 18, 1999
--------------------         Director
Robert I. Antle

/s/ Peter A. Davis           Vice President and Director         August 18, 1999
--------------------
Peter A. Davis

                             Director                            August __, 1999
--------------------
William D. Aiken

                             Director                            August __, 1999
--------------------
Dionel Cotanda

/s/ James G. Farr            Director                            August 18, 1999
--------------------
James G. Farr

                             Director                            August __, 1999
--------------------
Jeffrey D. Prol

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


To the Stockholders of International American Homes, Inc.:


We have audited the accompanying consolidated balance sheets of International American Homes, Inc. (a Delaware corporation) and subsidiaries (collectively, the "Company") as of March 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International American Homes, Inc. and subsidiaries as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Tampa, Florida
May 14, 1999

Item 14(a)  Financial Statements


                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                     ASSETS

                                                       March 31,      March 31,
                                                         1999           1998
                                                       ---------      ---------
CASH AND CASH EQUIVALENTS-including $40 and $290
  restricted, respectively                                $1,461         $1,461

RECEIVABLES                                                1,626            532

REAL ESTATE INVENTORY                                     18,247         20,964

COLLATERAL FOR BONDS PAYABLE                               3,199          4,500

PROPERTY AND EQUIPMENT-less accumulated
  depreciation of $513 and $544, respectively                 49             88

OTHER ASSETS                                                 186            638
                                                       ---------      ---------
  TOTAL ASSETS                                           $24,768        $28,183
                                                       =========      =========


The accompanying notes are an integral part of these consolidated balance sheets.

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                       March 31,      March 31,
                                                         1999           1998
                                                       ---------      ---------

LIABILITIES

MORTGAGE NOTES AND LOANS PAYABLE                        $  8,571       $ 11,246

BONDS PAYABLE                                              3,068          4,341

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                   4,403          5,968

CUSTOMER DEPOSITS                                            180            194
                                                       ---------      ---------
  Total Liabilities                                       16,222         21,749
                                                       ---------      ---------

COMMITMENTS AND CONTINGENCIES                                  -              -

STOCKHOLDERS' EQUITY

PREFERRED STOCK - $.01 par  value; 4,000,000 shares
  authorized; none issued or outstanding                       -              -

COMMON STOCK - $.01 par value; 10,000,000 shares              10             10
  authorized; 985,955 and 986,947 shares issued, respectively; 857,385 and 930,298 shares outstanding, respectively

ADDITIONAL PAID-IN CAPITAL                                 2,267          2,400

RETAINED EARNINGS                                          6,270          4,025

TREASURY STOCK, 128,570 and 56,649 shares, respectively       (1)            (1)
                                                       ---------      ---------
  Total Stockholders' Equity                               8,546          6,434
                                                       ---------      ---------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 24,768       $ 28,183
                                                       =========      =========


The accompanying notes are an integral part of these consolidated balance sheets.

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)

                                                  Year Ended March 31,
                                        ----------------------------------------
                                            1999          1998         1997
                                        ------------  ------------  -----------

REVENUES
  Home sales                            $ 49,992       $ 54,401     $ 66,156
  Interest and other income                  355            482          617
                                        --------       --------     --------
                                          50,347         54,883       66,773
                                        --------       --------     --------
EXPENSES
  Cost of home sales                      42,236         47,359       57,712
  Selling, general and administrative      6,144          6,137        7,455
  Interest                                   373            473          545
  Depreciation                                88            158          131
  Restructuring charge                         -          1,840            -
  Reversal of creditor liability          (1,322)             -            -
                                        --------       --------     --------
                                          47,519         55,967       65,843
                                        --------       --------     --------

INCOME (LOSS) BEFORE INCOME TAXES         2,828          (1,084)         930

PROVISION (BENEFIT) FOR INCOME TAXES         583           (380)         280
                                        --------       --------     --------
NET INCOME (LOSS)                       $ 2,245          $ (704)      $  650
                                        ========       ========     ========
BASIC NET INCOME (LOSS) PER SHARE        $ 2.47          $ (.76)      $  .71
                                        ========       ========     ========
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
                                         908,550        928,525      921,675
                                        ========       ========     ========
DILUTED NET INCOME (LOSS) PER SHARE        $2.45         $ (.76)        $.70
                                        ========       ========     ========
WEIGHTED AVERAGE NUMBER OF
COMMON AND COMMON EQUIVALENT
SHARES                                   917,350        928,525      929,345
                                        ========       ========     ========


The accompanying notes are an integral part of these consolidated statements.

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                  (Dollars in thousands, except share amounts)


                               Common Stock
                         --------------- --- -----------
                         Shares Issued                      Additional
                              and              Amount         Paid-In          Retained        Treasury          Total
                          Outstanding                         Capital          Earnings         Stock
                         ---------------     -----------    -------------     -----------     -----------     ----------
Balance, March 31, 1996         908,131            $  9         $  2,367         $ 4,079           $ (1)        $ 6,454
    Net income                        -               -                -             650              -             650
    Options Exercise             20,000               -               30               -              -              30
                         --------------      ----------     ------------      ----------      ---------      ----------
Balance, March 31, 1997         928,131               9            2,397           4,729             (1)          7,134
    Net loss                          -               -                -            (704)             -            (704)
    Option exercise               2,167               1                3               -              -               4
                         --------------      ----------     ------------      ----------      ---------      ----------
Balance, March 31, 1998         930,298              10            2,400           4,025             (1)          6,434
    Net income                        -               -                -           2,245              -           2,245
    Treasury stock              (71,921)              -            (189)               -              -           (189)
    Other                          (992)              -               56               -              -              56
                         ==============      ==========     ============      ==========      =========      ==========
Balance, March 31, 1999         857,385            $ 10         $  2,267         $ 6,270           $ (1)        $ 8,546
                         ==============      ==========     ============      ==========      =========      ==========


  The accompanying notes are an integral part of these consolidated statements.

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)


                                                                                Year Ended March 31,
                                                                      ---------------------------------------
                                                                          1999          1998         1997
                                                                      ------------  ------------  -----------
Cash flows from operating activities:
   Net income (loss)                                                    $ 2,245       $  (704)      $    650

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation                                                            88           158            131
   Changes in operating assets and liabilities:
     (Increase) decrease in receivables                                  (1,094)          417            274
     Decrease (increase)  in real estate inventory                        2,717         1,690           (794)
     Decrease (increase) in other assets                                    452           208           (209)
     Decrease in collateral for bonds payable                             1,301           472            899
     (Decrease) increase in accounts payable and accrued liabilities     (1,565)          438            168
     (Decrease) increase in customer deposits                               (14)         (132)            89
                                                                      ---------      --------       --------
Net cash  provided by  operating activities                               4,130         2,547         1,208
                                                                      ---------      --------       --------

Cash flows from investing activities:
     Decrease (increase) in restricted cash                                 250           284            (24)
     Purchase of property and equipment                                     (49)          (97)          (108)
                                                                      ---------      --------       --------
Net cash provided by (used in) investing activities                         201           187           (132)
                                                                      ---------      --------       --------

Cash flows from financing activities:
   Proceeds from exercise of options                                          -             4             30
   Proceeds from mortgage notes and loans payable                         5,185        26,460         38,156
   Payments of mortgage notes and loans payable                          (7,860)      (29,181)       (38,003)
   Repayments of bonds payable - finance subsidiaries                    (1,273)         (459)          (860)
   Purchase of treasury stock                                              (189)            -              -
   Return of unclaimed bankruptcy distributions                              56             -              -
                                                                      ---------      --------       --------
Net cash used in financing activities                                    (4,081)       (3,176)          (677)
                                                                      ---------      --------       --------

Net increase (decrease)  in cash and cash equivalents                       250          (442)           399

Cash and cash equivalents at beginning of period                          1,171         1,613          1,214
                                                                      ---------      --------       --------
Cash and cash equivalents at end of period                              $ 1,421       $ 1,171        $ 1,613
                                                                      =========      ========       ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:

       Interest                                                         $ 1,217       $ 1,704        $ 1,886
                                                                      =========      ========       ========
       Income taxes                                                     $    65       $   133        $   460
                                                                      =========      ========       ========


  The accompanying notes are an integral part of these consolidated statements.

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED MARCH 31, 1999, 1998 AND 1997

NOTE 1 - THE COMPANY

International American Homes, Inc. and subsidiaries (the "Company") was incorporated under the laws of the State of Delaware on April 27, 1983. The Company, through a subsidiary, designs, builds, and sells single-family homes and villas and develops finished building lots, primarily in middle income communities in suburban residential areas in Greater Tampa, Florida.

During the fiscal year ended March 31, 1998, and in prior years, the Company also conducted home building activities in Metropolitan Washington, D.C.. Such activities have been terminated.

On April 16, 1990, the Company and certain of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). On August 12, 1992, the Bankruptcy Court entered an order confirming the Company's Plan of Reorganization (the "Plan" or "Plan of Reorganization"). The Plan expired on August 12, 1998, with the exception of the continuing dividend restriction (see note 7).


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of International American Homes, Inc. and all subsidiaries. All significant intercompany transactions and balances have been eliminated.

Revenue Recognition

Revenues from sales are recognized at the time of closing, i.e., when a sufficient down payment has been made; financing has been arranged with a third party lender; title, possession and other attributes of ownership have been transferred to the buyer; and the Company is not obligated to perform significant additional activities after the sale.

Real Estate Inventory

Real estate inventory is carried at the lower of cost or net realizable value. Net realizable value is defined as the estimated proceeds upon disposition less all future costs to complete and expected costs to sell. Construction costs are accumulated during the period of construction and charged to cost of sales under specific identification methods. Land and land development costs are charged to cost of sales under specific identification methods or are amortized to cost of sales based upon the number of homes to be constructed in each community.

Interest costs related to projects in progress are capitalized during the construction period and charged to cost of sales as the related inventories are sold (see Note 5).

Land option costs are capitalized when incurred and either included as part of the purchase price when the land is acquired or charged to operations to the extent of any unrecoverable amount when the Company determines it will not exercise the option.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, receivables, mortgage notes and loans payable, accounts payable and accrued liabilities, and customer deposits approximate fair value due to the short-term maturities or variable interest rates of these instruments.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation

Depreciation is computed using the straight-line method for all depreciable assets. Estimated useful lives range from two to five years. Maintenance and repairs are charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over their estimated useful lives.

Stock-Based Compensation

The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation " during fiscal year 1997. The Company has elected to continue to measure compensation costs using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and therefore the adoption of this statement did not have any effect on the financial results of the Company (see Note 8).

Compensation expense related to common stock options issued to directors and employees is recognized at the time the options are granted in an amount equal to the excess of the current trading price of the common shares over the option's exercise price.

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Credit risk arising from receivables is minimal due to the large number of clients comprising the Company's customer base. Credit losses in the past have not been material.


Earnings per Share

In the fourth quarter of fiscal year 1998, the Company adopted SFAS No. 128, "Earnings per Share". This statement requires the computation and reporting of both "basic" and "diluted" earnings per share.

"Basic earnings per share" is computed as net income divided by the weighted average number of shares outstanding. "Diluted earnings per share" reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock.

The following table provides a reconciliation of the numerator and denominator of basic EPS to diluted EPS.

                                                            For the Year Ended March 31,

                                         1999                                1998                               1997
                            ---------------------------------   --------------------------------   --------------------------------
                            Income      Shares         Per      Income      Shares        Per      Income      Shares        Per
                            (loss)                     Share    (loss)                    Share    (loss)                    Share
                            (Numerator) (Denominator)  Amount   (Numerator) (Denominator) Amount   (Numerator) (Denominator) Amount
                            ----------- -------------  ------   ----------- ------------- ------   ----------- ------------- ------
Basic EPS

Income (loss) available to
Common stockholders         $2,245,000  $908,550       $2.47     ($704,000)  928,525      ($.76)    $650,000    921,675      $.71

Effect Of Dilutive
Securities

Options                                    8,800                               N/A                                7,670

                            ----------  --------       -----     ---------   -------      -----     --------    -------      ----
Diluted EPS
Income(loss)
available to common
stockholders
                            $2,245,000  $917,350       $2.45     ($704,000)  928,525      ($.76)    $650,000    929,345      $.70
                            ==========  ========       =====     =========   =======      =====     ========  =========      ====


As of March 31, 1998 there were 61,661 options outstanding which were not included in the calculation of diluted net loss per share because the effect would be antidilutive.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company generally considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

New Accounting Pronouncements

During fiscal year 1998, the Company adopted the provisions of SFAS No. 129, "Disclosure of Information about Capital Structure". The adoption of SFAS No. 129 did not have a material effect on the Company's financial statements.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about segments of an Enterprise and Related Information", which is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 131 in fiscal year 1999 and the impact was not significant.

NOTE 3 - REAL ESTATE INVENTORY

Real estate inventory consists of the following (in thousands):


                                                              March 31, 1999    March 31, 1998
                                                              --------------    --------------
Accumulated costs of construction completed and in progress        $ 8,468           $ 10,286

Land and land development costs                                      9,610             10,510

Land options and deposits                                              169                168
                                                              ------------      -------------
                                                                   $18,247           $ 20,964
                                                              ============      =============


From time to time as part of the normal operations of the business, a subsidiary of the Company has bought lots or land which another subsidiary of the Company was obligated to buy from a third party seller or which the other subsidiary of the Company owned. Such transactions were at prices approximating fair market value and were not material to the financial statements taken as a whole. The year ended March 31, 1998 included real estate inventory for home-building operations in Metropolitan Washington, D.C..

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following (in thousands):


                                                              March 31, 1999    March 31, 1998
                                                              --------------    --------------
Accounts payable - trade                                           $2,238            $ 2,488
Accrued liabilities                                                 2,165              2,158
Accrued estimated future cash distribution to creditors                 -              1,322
                                                              -----------       ------------
                                                                   $4,403            $ 5,968
                                                              ===========       ============


Accounts payable and accrued liabilities as of March 31, 1999 and March 31, 1998, include liabilities of approximately $40 and $41 respectively, which represent cash to be distributed to the creditors pursuant to the Plan of Reorganization (See Note 7) and accrued expenses related to the bankruptcy. The accrued estimated future cash distribution to creditors at March 31, 1998 was an estimate of future cash distributions to creditors as defined by the Plan of Reorganization established during the year ended March 31, 1993. This liability was reversed during the year ended March 31, 1999 as no payment was required.

NOTE 5 - MORTGAGE NOTES AND LOANS PAYABLE

Mortgage notes and loans payable consist of the following (in thousands):


                                                              March 31, 1999    March 31, 1998
                                                              --------------    --------------
Acquisition and construction loans payable secured by
   real estate inventory, with interest at .50% above
   prime at March 31, 1999                                         $ 8,571           $ 11,246
                                                               ===========      =============


The weighted average principal amount outstanding during the year ended March 31, 1999 was approximately $8,762,000. The maximum principal amount outstanding during the year ended March 31, 1999 was approximately $11,246,000. The weighted average interest rate during the year ended March 31, 1999 was 8.25%. The weighted average interest rate at March 31, 1999 was 8.66%. The prime rate of interest at March 31, 1999 was 7.75%.

Acquisition and construction loans payable at March 31, 1999 are due as follows (in thousands):

                  Year Ending
                    March 31,                  Amount
                  -----------                  ------
                    2000                       $8,171
                    2001                          400
                                               ------
                    Total                      $8,571
                                               ======

The acquisition and construction loans payable are principally payable from the sales proceeds of real estate inventory, generally provide for extensions, and are all secured by real estate inventory. As of March 31, 1999, the Company had approximately $11,329,000 of undrawn commitments for additional construction and land acquisition financing. Interest on the acquisition and construction loans payable is payable monthly.

The Company's loan commitments limit the portion of each home that can be financed to approximately 75% of its value.

The Company capitalized interest of approximately $708,000, $1,153,000 and $1,373,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

NOTE 6 - INCOME TAXES

The Company has adopted SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

The income tax provision (benefit) consists of the following (in thousands):


                                                  Year Ended March 31,
                                        ---------------------------------------
                                            1999           1998        1997
                                        -------------- ------------ ------------
Current
  Federal                                   $   -          $ (105)     $ 280
  State                                        83              73         69
                                        ---------      ----------   --------
                                               83             (32)       349
                                        ---------      ----------   --------
Deferred
  Federal                                     500            (348)       (69)
  State                                         -               -          -
                                        ---------      ----------   --------
                                              500            (348)       (69)
                                        ---------      ----------   --------
Provision (benefit) for income taxes        $ 583          $ (380)     $ 280
                                        =========      ==========   ========


The provision (benefit) for income taxes at the effective rate of 21% differs from the Federal statutory corporate tax rate as follows (in thousands):

                                                  Year Ended March 31,
                                        ---------------------------------------
                                            1999           1998        1997
                                        -------------- ------------ ------------


Federal income tax at 34% statutory rate    $ 962          $ (393)     $ 316

State income tax, net of Federal benefit       55              48         37

Reversal of creditor liability               (449)              -          -

Other                                          15             (35)       (73)
                                        ---------      ----------   --------
                                            $ 583          $ (380)     $ 280
                                        =========      ==========   ========

Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for March 31, 1999 and 1998 are as follows (in thousands):

                                                                                Deferred
                                                          March 31, 1998    Expense (Benefit)     March 31, 1999
                                                       ------------------   -----------------   ------------------
  Differences in the tax basis and the book basis
  of -
  Real Estate Inventory                                            $ (54)              $  (3)              $ (57)
  Installment sales                                                  179                 (51)                128
  Other                                                             (397)                250                (147)
  Loss carryforwards                                                (756)                304                (452)
  Valuation allowance                                                486                   0                 486
                                                       -----------------   -----------------    ----------------
  Net Deferred Tax Asset                                           $(542)              $ 500               $ (42)
                                                       =================   =================    ================


At March 31, 1999, the Company had Federal income tax loss carryforwards of approximately $1,250,000 that expire at approximately $150,000 per year through 2008.

The Company has provided a valuation allowance on the net deferred tax assets which primarily results from the restricted use of net operating loss carryforwards.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

At March 31, 1999, the Company had commitments to purchase 635 finished building lots, providing for an aggregate purchase price of approximately $17,270,000 over a four-year period. Substantial deposits will be forfeited if the Company is unable to satisfy these commitments.

Suarez Housing Corporation, a subsidiary of the Company, has an employment agreement with the Company's Chairman and President expiring August 12, 2001, currently providing for base compensation of $325,000 per annum.

At March 31, 1999, the Company had open letters of credit and guarantees totaling approximately $1,361,000 to secure performance obligations.

The Company currently occupies office space under an operating lease agreement expiring September 30, 2004. The Company also leases storage space on a month-to-month basis. Prior to the year ending March 31, 1999, the Company had leased model home furniture under other operating lease agreements. The total rental expense incurred under these leases was approximately $60,000, $349,000, and $299,000 for the years ended March 31, 1999, 1998, and 1997, respectively.

The future minimum rental payments under these operating leases as of March 31, 1999 are as follows:

                      Year Ending
                      March 31,             Amount
                      -----------          --------
                      2000                 $ 57,040
                      2001                   60,066
                      2002                   61,757
                      2003                   63,448
                      2004                   65,139
                      Thereafter             32,992
                                           --------
                      Total                $340,442
                                           ========

The Plan of Reorganization provided for distributions equal to 50 percent of future cash flows (as defined in the Plan), if any, for the periods ending June 30, 1993 through June 30, 1998. The Company calculated the cash flow (as defined in the Plan) for the six year period ended June 30, 1998 and determined that there was no excess cash flow (as defined in the Plan) for that six year period and accordingly no distribution to creditors was required. During the year ended March 31, 1993, the Company estimated the initial liability for these potential distributions in the amount of $1,322,000 and such amount was included in Accounts Payable and Accrued Liabilities on the accompanying consolidated balance sheets (See Note 4). During the year ended March 31, 1999, the Company reversed the estimated liability and recognized income of $1,322,000.

The Plan also required that before the Company can pay any dividends to stockholders it must first pay to certain holders of creditor's claims $1,250,000. The Plan also contained other restrictive covenants regulating various aspects of the Company's operations. With the exception of the dividend restriction which continues, all other restrictive covenants expired on August 12, 1998.

The Company is involved from time to time in litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company's financial position or results of operations.

NOTE 8 - COMMON STOCK AND STOCK OPTIONS

On February 13, 1997, an option for 33,333 shares of common stock at a purchase price of $3.94 per share was granted to the Chairman and President of the Company. The exercise price equaled the market price on the date of grant. The option is exercisable over a four-year period commencing one year after the date granted on a cumulative basis of 10%, 30%, 60% and 100%, respectively, for each year subsequent to the grant date. All shares must be purchased by February 12, 2007.

On August 11, 1997, an option for 16,666 shares of common stock at a purchase price of $4.50 per share was granted to the Executive Vice President of the Company. The exercise price equaled the market price on the date of grant. The option is exercisable over a four-year period commencing one year after the date granted on a cumulative basis of 10%, 30%, 60% and 100%, respectively, for each year subsequent to the grant date. All shares must be purchased by August 10, 2007.

At the 1998 Annual Meeting of Stockholders the stockholders approved a proposal to adopt an amendment (the "Amendment"), to the Company's restated Certificate of Incorporation to effect a 1-for-3 reverse stock split of the Company's issued and outstanding common stock. The Amendment did not change the par value of the common stock which remained at $.01 per share or the number of authorized shares which remained at 10 million. The Amendment became effective on December 1, 1998 with the filing of a Certificate of Amendment with the Secretary of State of Delaware. The effect of the reverse stock split has been retroactively reflected in the consolidated statements for all periods presented.

On February 11, 1999, an option for 10,000 shares of common stock at a purchase price of $5.00 per share was granted to a Vice President of the Company. The exercise price equals the market price on the date of grant. The option is exercisable over a four-year period commencing one year after the date granted on a cumulative basis of 10%, 30%, 60% and 100%, respectively, for each year subsequent to the grant date. All shares must be purchased by February 11, 2009.

The Company has a Non-Qualified Stock Option Plan for which 50,000 shares of common stock have been reserved for issuance under this plan. All grants of options pursuant to this plan must be approved by the Board of Directors and the exercise price equals the market price at the date of grant. There are 43,001 shares available to be issued pursuant to the Non-Qualified Stock Option Plan.

At the 1995 Annual Meeting of Stockholders the stockholders approved a proposal to adopt a Non-Employee Directors Stock Option Plan. Pursuant to the Non-Employee Directors Stock Option Plan, options to purchase 1,666 shares of common stock were granted to each of the Company's non-employee Directors. Four Directors received options to purchase 1,666 shares each in June 1995, two Directors received options to purchase 1,666 shares each in September 1995 and one Director received an option to purchase 1,666 shares in September 1996 upon election as a Director. Five Directors received options to purchase 1,666 shares each in September 1998. These options are exercisable 33% one year from the date of grant, 33% two years from the date of grant, and 34% three years from the date of grant. All options expire 5 years from the date of grant. All options granted must be approved by the Board of Directors and exercise price equals market at the date of grant.

A summary of the status of the Company's stock option plans and options granted at March 31, 1999, 1998 and 1997 and changes during the years then ended is presented in the table and narrative below:

                                  1999 Fiscal Year         1998 Fiscal Year          1997 Fiscal Year
                              -----------------------  -----------------------    ---------------------
                                             Weighted                 Weighted                 Weighted
                                             Average                  Average                  Average
                                             Exercise                 Exercise                 Exercise
                                 Shares       Price      Shares        Price        Shares       Price
                              -----------    --------  -----------    ----------  ----------   --------
Outstanding,
beginning of period                61,661     $4.20         48,328     $ 3.90         33,333   $ 2.46
Granted                            18,330     $4.77         16,666     $ 4.50         34,995   $ 3.93
Exercised                               -         -         (2,166)    $(1.50)       (20,000)  $(1.56)
Expired                                 -         -         (1,167)    $(1.50)             -        -
                              -----------              -----------                 ---------
Outstanding, end of period         79,991     $4.33         61,661     $ 4.20         48,328   $ 3.90
                              ===========              ===========                 =========

Exercisable at end of              22,772     $4.28         13,883     $ 4.44          9,933   $ 3.57
period
Weighted average
fair value of options
granted                            18,330     $3.22         16,666     $ 4.14         34,995   $ 3.90


The 79,991 options outstanding at March 31, 1999 have exercise prices between $3.00 and $5.44, with a weighted average exercise price of $4.33 and a weighted average remaining contractual life of 6.8 years. There are 22,772 of these options exercisable with a weighted average exercise price of $4.28.

The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 ("APB 25"), under which no compensation expense has been recognized. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which was effective for fiscal years beginning after December 15, 1995. SFAS 123 allows companies to continue following the accounting guidance of APB 25, but requires pro forma disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS 123 been adopted. The Company has adopted SFAS 123 for disclosure purposes.

For SFAS 123 purposes, the fair value of each option grant is estimated on the date of grant using the Black- Scholes option pricing model with the following weighted average assumptions used for grants in fiscal years 1999, 1998 and 1997, respectively: risk-free rates of return of 5.26%, 6.36% and 6.42%; expected dividend yields of 0.00%, 0.00%, and 0.00%;

expected lives of 7.27 years, 10 years and 9.76 years and expected volatility of 65.86%, 101.03% and 153.45%.

Had the compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:


                                                Year Ended March 31,
                                           1999            1998          1997
                                           ----            ----          ----

Net income (loss):     As Reported      $2,245,000      $(704,000)     $650,000

                       Pro Forma        $2,223,000      $(777,000)     $582,000

Basic net income       As Reported           $2.47         $(0.76)        $0.71
(loss) per share:
                       Pro Forma             $2.45         $(0.84)        $0.63

Diluted net income     As Reported           $2.45         $(0.76)        $0.70
(loss) per share:
                       Pro Forma             $2.42         $(0.84)        $0.63


NOTE 9 - CONDENSED FINANCIAL STATEMENTS OF CONSOLIDATED FINANCE SUBSIDIARIES

The Company's wholly-owned finance subsidiaries were established to sell collateralized mortgage obligations through participation in various multi-builder bond programs. In these sales, which last occurred in 1987, the Company originated and pooled mortgage loans which were then pledged as collateral for bonds payable. The interest rates on the mortgage loans which comprise the collateral for bonds payable, roughly equate with the interest rates on the related bonds payable.

Condensed financial information is as follows (in thousands):

                            Condensed Balance Sheets
                                   (Unaudited)

                                        March 31, 1999     March 31, 1998
                                        --------------     --------------

Assets:
  Collateral for bonds payable              $ 3,199             $ 4,500
  Other assets                                    3                   6
                                        -----------        ------------
  Total Assets                              $ 3,202             $ 4,506
                                        ===========        ============
Liabilities and Equity:
  Bonds payable                             $ 3,068             $ 4,341
  Equity and intercompany advances              134                 165
                                        -----------        ------------
  Total Liabilities and Equity              $ 3,202             $ 4,506
                                        ===========        ============


                         Condensed Statements of Income
                                   (Unaudited)

                                         Year Ended March 31,
                              -------------------------------------------
                                   1999           1998           1997
                              ------------   ------------    ------------
Revenues                             $ 337          $ 423           $ 483
                              ============   ============    ============
Income before income taxes           $   4          $   7           $  12
                              ============   ============    ============

NOTE 10 - RELATED PARTY TRANSACTIONS

During the fiscal year ending March 31, 1999, a portion of a financing agreement with a maximum aggregate amount of $19,500,000 including a specific indemnification of certain environmental conditions was guaranteed by the Company's Chairman and President. In consideration thereof the Company agreed to pay a guaranty fee equal to the lessor of $80,000 or 1% of the amount guaranteed. The obligations of the Company's Chairman and President continue during the term of the loan agreement subject to certain ratios and financial performance of the Company which have been satisfied as of March 31, 1999. The Company has agreed to indemnify the President and Chairman in the event that this personal guarantee is called.

A member of the Board of Directors is Vice President and Director of a company which during the year ended March 31, 1999 sold lumber and certain other building material products in the amount of approximately $4,625,000 to Suarez Housing Corporation, a subsidiary of the Company. Suarez Housing Corporation purchases all of its requirements for those products from this company.

A member of the Board of Directors is the sole stockholder and President and Chief Executive Officer of Paramount Title Corporation. During the years ended March 31, 1999, 1998 and 1997, Paramount Title Corporation provided settlement and title insurance services for substantially all the homes sold by Suarez Housing Corporation.

NOTE 11- RESTRUCTURING CHARGE

During the past several years a competitive housing market in Metropolitan Washington, D.C., especially in the areas in which the Company conducted home building operations, resulted in continued operating losses in the Company's Metropolitan Washington, D.C. subsidiary. Management changes were made and administrative costs were reduced in order to minimize the loss. In addition, several communities in which operations had been performing poorly were abandoned. Notwithstanding those changes, lower operating margins and higher selling expenses continued to adversely affect the Company's ability to restore profitability in the Metropolitan Washington, D.C. market. Accordingly during the quarter ended December 31, 1997 the Board of Directors of the Company approved management's plan to discontinue the building and sale of homes and affect an orderly withdrawal from the Metropolitan Washington, D.C. housing market.

The consolidated financial statements for the year ended March 31, 1998 include a restructuring charge of $1,840,000 ($1,214,000 after benefit for federal income tax) associated with the termination of home-building operations in Metropolitan Washington, D.C.. The restructuring charge of $1,840,000 includes the following: $701,000 for selling expenses; $277,000 for write-off of deferred charges; $327,000 for loss on remaining homes; and $535,000 for administrative and other. At March 31, 1999 $6,000 of the restructuring charge is included in Accounts Payable and Accrued Liabilities.